UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☐	Definitive Information Statement
TigerLogic Corporation
(Name of Registrant As Specified In Its Charter)

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The proposed maximum value of the transaction is based on $2,400,000 in cash.
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TIGERLOGIC CORPORATION

1532 SW Morrison Street, Suite 200

Portland, Oregon 97205

Notice of Stockholder Action by Written Consent

•, 2016

To the Stockholders of TigerLogic Corporation:

We are furnishing this Information Statement to the stockholders of TigerLogic Corporation, a Delaware corporation (“TigerLogic”), in connection with the sale by TigerLogic of substantially all of the assets associated with its Postano social media content curation and visualization business to Sprinklr, Inc. (“Sprinklr”), pursuant to an asset purchase agreement dated as of February 17, 2016.

The asset purchase agreement and the transactions contemplated thereby have been approved by TigerLogic’s Board of Directors. As permitted by Delaware law and our Certificate of Incorporation, TigerLogic has received a written consent from the majority stockholders of TigerLogic approving the asset purchase agreement and the transactions contemplated thereby.

ACCORDINGLY, STOCKHOLDERS ARE NOT BEING ASKED FOR PROXIES TO VOTE THEIR SHARES WITH RESPECT TO THE ASSET PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. NO PROXY CARD HAS BEEN ENCLOSED WITH THIS INFORMATION STATEMENT AND NO MEETING OF STOCKHOLDERS WILL BE HELD TO CONSIDER THE ASSET PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

The sale of assets described in the enclosed Information Statement will not become effective until at least 20 calendar days following the date of mailing of the enclosed Information Statement to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The enclosed Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, and Delaware law. It contains a description of the asset purchase agreement and the transactions contemplated thereby. We encourage you to read the Information Statement, including Appendix A, thoroughly. You may also obtain information about us from publicly available documents filed with the Securities and Exchange Commission.

By Order of the Board of Directors,

Roger Rowe
Portland, Oregon	Acting Chief Executive Officer and Chief Financial Officer

TIGERLOGIC CORPORATION

1532 SW Morrison Street, Suite 200

Portland, Oregon 97205

NOTICE OF ADOPTION AND APPROVAL OF ASSET PURCHASE AGREEMENT
BY WRITTEN CONSENT OF STOCKHOLDERS

•, 2016

To the Stockholders of TigerLogic Corporation:

NOTICE IS HEREBY GIVEN, pursuant to Section 228 of the General Corporation Law of the State of Delaware (“Delaware Law”) that, on February 18, 2016, the holders of a majority of the outstanding shares of the common stock of TigerLogic Corporation, a Delaware corporation (“we,” “us” or “TigerLogic”), entitled to vote thereon, acting by written consent without a meeting of stockholders, authorized, adopted and approved the execution, delivery and performance of an Asset Purchase Agreement, dated February 17, 2016, by and between TigerLogic and Sprinklr, Inc., a Delaware corporation (“Sprinklr”), and approved the transactions contemplated thereby.

Pursuant to the asset purchase agreement, we will sell substantially all of our assets associated with the Postano social media content curation and visualization business to Sprinklr in exchange for cash consideration of $2,400,000 and the assumption by Sprinklr of certain liabilities under contracts being assumed by Sprinklr.

As permitted by Delaware law, no meeting of stockholders of TigerLogic is being held to vote on the approval of the asset purchase agreement or the transactions contemplated thereby. The terms and conditions of the asset purchase agreement and the transactions contemplated thereby are described in detail in the enclosed Information Statement.

By Order of the Board of Directors,

Roger Rowe
Acting Chief Executive Officer and
Chief Financial Officer

TIGERLOGIC CORPORATION

INFORMATION STATEMENT

Introduction

This Information Statement is being furnished to the stockholders of TigerLogic Corporation, a Delaware corporation (“TigerLogic” or the “Company”), in connection with the prior approval of our Board of Directors of, and receipt of approval by written consent of our stockholders for, the sale of substantially all of the assets associated with our Postano social media content curation and visualization business (the “Asset Sale”) to Sprinklr, Inc. (“Sprinklr”). The Asset Sale will be effected pursuant to an Asset Purchase Agreement, dated as of February 17, 2016, by and between TigerLogic and Sprinklr (the “Asset Purchase Agreement”). A copy of the Asset Purchase Agreement is included as Appendix A to this Information Statement.

The Board of Directors believes that the approval and consummation of the Asset Purchase Agreement and the transactions contemplated thereby are in the best interest of TigerLogic and its stockholders. Accordingly, on February 5, 2016, the Board approved the Asset Purchase Agreement and the transactions contemplated thereby, and directed that these items be presented to stockholders holding a majority of the issued and outstanding shares of our capital stock.

Under Delaware law and our Certificate of Incorporation, the affirmative vote of a majority of the issued and outstanding shares of our Common Stock, par value $0.10 per share (“Common Stock”), as of the close of business on February 18, 2016, the record date, is required to approve the Asset Purchase Agreement and the transactions contemplated thereby. Under our Certificate of Incorporation, each share of Common Stock is entitled to one vote per share. As of February 18, 2016, there were issued and outstanding 30,960,013 shares of Common Stock. As permitted by the Delaware General Corporation Law, on February 18, 2016, we received a written consent in lieu of a meeting of stockholders from holders of 15,505,556 shares of Common Stock representing 50.08% of the total issued and outstanding shares of our voting stock approving the Asset Purchase Agreement and the transactions contemplated thereby (the “Consent Action”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO PROXY CARD HAS BEEN ENCLOSED AND NO MEETING OF STOCKHOLDERS WILL BE HELD TO CONSIDER THE ASSET PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

The Asset Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders.

This Information Statement is furnished for the purposes of informing stockholders of the Consent Action prior to the consummation of the Asset Sale in the manner required under the Securities Exchange Act of 1934, as amended, and under Delaware law. This Information Statement is first being mailed on or about •, 2016 to holders of record of Common Stock as of the close of business on February 18, 2016.

THE INFORMATION IN THIS INFORMATION STATEMENT REGARDING SPRINKLR HAS BEEN SUPPLIED BY SPRINKLR.

A NOTE ABOUT FORWARD-LOOKING STATEMENTS

This Information Statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may generally be identified by the use of such words as “expect,” “anticipate,” “believe,” “intend,” “plan,” “will,” or “shall,” or the negative of those terms. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking those safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are subject to change at any time and from time to time and that could cause our actual results, performance or achievements to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements contained in this Information Statement include, but are not limited to statements about the anticipated sale of our Postano assets to Sprinklr, our intention to sell our Omnis business and other business assets, plans to dissolve and liquidate our company, and the timing and expected results of these actions. Factors that could cause actual results or developments to differ materially from those described in or contemplated or implied by such forward-looking statements include, without limitation, the risk that the assumptions upon which the forward-looking statements are based ultimately may prove to be incorrect or incomplete, the inability of the parties to the Asset Purchase Agreement to satisfy the conditions to the closing of the Asset Sale and to consummate the Asset Sale transaction, that we may incur additional liabilities that we do not now anticipate, that we may be unable to negotiate and consummate a sale of our assets associated with our Omnis business on reasonable terms, or at all, the costs of dissolving our Company and winding up our business, as well as other risks and uncertainties that are described in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

SUMMARY

This Information Statement is being furnished to the stockholders of TigerLogic Corporation, a Delaware corporation, in connection with the prior approval by our Board of Directors, and receipt of approval by written consent of the holders of a majority of our outstanding common stock of the sale of substantially all of the assets associated with our Postano social media content curation and visualization business (the “Asset Sale”) pursuant to an Asset Purchase Agreement, dated as of February 17, 2016, by and between TigerLogic and Sprinklr, Inc. (the “Asset Purchase Agreement”). The terms “we,” “our,” “TigerLogic,” and the “Company” in this Information Statement refer collectively to TigerLogic Corporation.  References to “you” are to the stockholders of TigerLogic.

The summary that follows highlights the material terms and provisions of the Asset Purchase Agreement and selected information contained elsewhere in this Information Statement. It may not contain all of the information that is important to you. To fully understand the Asset Sale, and for a more complete description of the Asset Sale and related matters, you should carefully read this Information Statement in its entirety, including the Asset Purchase Agreement included as Appendix A.

Parties To The Asset Sale (see page 10)

TigerLogic Corporation

TigerLogic Corporation is a Delaware corporation engaged in the design, development, sale and support of Omnis, a rapid application development software platform that allows application developers the ability to build a software code once and quickly deploy an application cross-platform in any environment, and Postano, a real-time social media content aggregation, activation, and visualization platform used by our customers for fan engagement.

Sprinklr, Inc.

Sprinklr, Inc., is a privately held Delaware corporation providing an enterprise software platform that helps brands manage and create better experiences with their customers across social channels and branded websites.

The Asset Sale (see page 11)

Our Board of Directors adopted and approved the Asset Purchase Agreement and the transactions contemplated thereby at a special meeting held on February 5, 2016. Pursuant to the Asset Purchase Agreement, we intend to sell and Sprinklr intends to purchase substantially all of the assets associated with our Postano social media content curation and visualization business (the “Postano Assets”). We will sell the Postano Assets to Sprinklr in exchange for cash consideration of $2,400,000 and the assumption by Sprinklr of certain liabilities of the Company under contracts being assumed by Sprinklr.  The assets excluded from the Asset Sale include the assets associated with our Omnis rapid application development software platform business, cash and cash equivalents, bank accounts, securities, tax assets (including refunds and prepayments), and assets associated with our corporate and administrative functions.

Reasons for the Asset Sale (see page 14)

In reaching its decision to adopt and approve the Asset Purchase Agreement and the transactions contemplated thereby, our Board of Directors, in consultation with management, as well as its financial and legal advisors, considered a number of factors that the board members believed supported their decision. The Board of Directors reviewed the strategic alternatives available to us, including sale of the business and operations of TigerLogic as a whole and entrance into strategic partnerships with third parties whose businesses are potentially complementary to the Postano business. Based on the available strategic and liquidity alternatives, and considering our losses from operations, negative cash flows from operations, accumulated deficit and limited cash to fund future operations, our Board of Directors concluded that it would be in the best interest of the Company and its stockholders to sell the Postano Assets, and that the Asset Sale and the Asset Purchase Agreement reflects the highest value for the Postano Assets reasonably attainable for our stockholders.

Approval of the Board of Directors and Stockholders (see page 10)

The Board of Directors of TigerLogic, after careful consideration, adopted and approved the Asset Purchase Agreement and the transactions contemplated thereby. Following the execution of the Asset Purchase Agreement on February 17, 2016, stockholders holding 50.08% of TigerLogic’s outstanding shares entitled to vote on the Asset Sale executed a written consent approving the Asset Purchase Agreement and the transactions contemplated thereby.

Structure of the Company After the Asset Sale; Sale of Remaining Assets (see page 15)

If the proposed Asset Sale is consummated:

•                  Our ongoing operations will be limited to our Omnis rapid application development software platform business.

•                  We will continue to be a public company and our common stock will continue to trade on the OTCQX marketplace immediately following completion of the Asset Sale; however, if we are eligible to do so, we may determine to deregister our shares and cease reporting as a public company in order to reduce our expenses and preserve capital for eventual distribution to stockholders.

•                  We intend also to sell the assets associated with our Omnis business and any other saleable asset as soon as possible following the Asset Sale.  We have begun negotiations with potential acquirer of the Omnis assets, but have not yet reached a definitive agreement with any interested party.

•                  Following the completion of the sale of the assets associated with the Omnis business, we expect to file a certificate of dissolution with the Secretary of State for the State of Delaware, and to proceed to wind our business and liquidate our assets to stockholders.

Use of Proceeds (see page 15)

The Asset Purchase Agreement provides that, at closing, we will receive a total cash consideration of $2,400,000.  We anticipate that approximately $500,000 will be used to pay transaction expenses associated with the Asset Sale. We will use the remaining proceeds for general corporate purposes and to pursue the sale of our remaining assets.

Dissenters’ Rights (see page 21)

Our stockholders are not entitled to seek dissenters’ or appraisal rights under Delaware law in connection with the Asset Sale.

Certain Federal Income Tax Consequences (see page 21)

We will treat the Asset Sale as a taxable transaction for federal income tax purposes. It is anticipated that any gain resulting from the Asset Sale will be offset against our net operating loss carryforwards. However, utilization of these carryforwards generates an alternative minimum tax for federal income tax purposes. At this time, we are unable to determine the alternative tax liability generated due to the utilization of these carryforwards.

Accounting Treatment (see page 21)

Upon completion of the Asset Sale, we will remove from our consolidated balance sheet all of the assets associated with the Postano business sold to Sprinklr and will reflect therein the effect of the receipt and the use of the proceeds of the Asset Sale. We will record a gain on the sale of assets to Sprinklr equal to the difference between the purchase price received and the book value of the assets sold in our consolidated statement of operations.

Government Approval (see page 21)

Except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this Information Statement and with the Delaware General Corporation Law in connection with the Asset Sale, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with Asset Sale.

Interests of the Continuing Stockholders (see page 23)

Following the Asset Sale, our current stockholders will continue to own 100% of our outstanding common stock.

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE

The following information, in question and answer format, summarizes many of the material terms of the Asset Sale. For a complete description of the material terms of the Asset Sale, you are advised to carefully read this entire Information Statement and the other documents referred to herein. The actual terms and conditions of the Asset Sale are contained in the Asset Purchase Agreement and the exhibits thereto. The Asset Purchase Agreement is included as Appendix A to this Information Statement.

Q.	What Vote Is Required to Approve the Asset Sale?

A.	Approval of the Asset Sale requires the affirmative vote of the holders of not less than a majority of our issued and outstanding Common Stock entitled to vote thereon.

Q.	What Constitutes a Majority of the Company’s Outstanding Common Stock?

A.	On February 18, 2016, we had 30,960,013 shares of Common Stock issued and outstanding, and as a result 15,480,007 shares constitutes a majority of the shares of Common Stock issued and outstanding.

Q.	Who Voted In Favor of the Asset Sale?

A.

An aggregate of 15,505,556 shares were voted in favor of the Asset Sale, representing 50.08% of the shares entitled to vote on the Asset Sale. The stockholders who voted in favor of the asset sale include Astoria Capital Partners, LP (“Astoria”) and an affiliated investment fund, which together hold of record 14,894,956 shares of our Common Stock, or 48.1% of the shares entitled to vote on the Asset Sale. Richard Koe, a member of our Board of Directors, is the President and sole stockholder of Astoria Capital Management (“ACM”), the general partner of Astoria and manager of its affiliated fund. Other stockholders voting in favor of the asset sale were: (i) Philip Barrett, Chairman of our Board of Directors who holds (directly and through controlled trusts) an aggregate of 286,832 shares; (ii) Gerald Chew, a member of our Board of Directors who holds of record 30,000 shares; and (iii) David Boyd, an employee of the Company who holds of record 293,768 shares. Such individuals shall be referred to as the “Majority Stockholders”. See “Voting Securities and Principal Holders Thereof” at page 22.

Q.	Will the Stockholders that Voted in Favor of the Asset Purchase Agreement Have Any Relationship with Sprinklr Following the Closing of the Asset Sale?

A.

Mr. Boyd is expected to become an employee of Sprinklr following the closing of the Asset Sale.  Mr. Boyd’s  compensation at Sprinklr is expected to be substantially equivalent to the compensation he received as an employee of TigerLogic and he will be eligible for incentive compensation and benefits programs ordinarily offered by Sprinklr to its employees.

The Asset Purchase Agreement provides that prior to the closing Sprinklr would enter into a lease agreement with ACM pursuant to which Sprinklr would rent certain of ACM’s furniture in TigerLogic’s Portland headquarters on substantially the same terms as TigerLogic currently rents such furniture from ACM. Sprinklr will pay ACM a rental fee of $1,000 per month for the use of the furniture.

Q.	Why Isn’t the Company Holding a Stockholders Meeting to Vote on the Asset Purchase Agreement and the Transactions Contemplated Thereby?

A.

In order to lawfully close on the proposed Asset Sale, Delaware law requires that holders of a majority of issued and outstanding shares of Common Stock vote in favor of the adoption and approval of the Asset Purchase Agreement and the transactions contemplated thereby. The stockholders voting in favor of the Asset Purchase Agreement and the transactions contemplated thereby represent 50.08% of the shares outstanding, or a majority of the outstanding shares. Because approving a transaction by the written consent of stockholders can be accomplished more quickly and cost-effectively than distributing a notice of meeting and proxy statement, and conducting a stockholders meeting, the Board of Directors decided not to conduct a meeting of stockholders. Instead, promptly following the execution of the Asset Purchase Agreement, stockholders owning approximately 50.08% of the shares signed a written consent approving the Asset Purchase Agreement and the transactions contemplated thereby.

Q.	Why Is the Company Selling Assets Related to the Postano Business?

A.

The Company has incurred losses from operations and experienced negative cash flows over an extended period and has limited capital available to fund its operations. For the years ended March 31, 2015 and 2014, the Company recorded net losses from continuing operations of approximately $28.7 million and $7.3 million, respectively. For the nine months ended December 31, 2015 and 2014, the Company recorded operating losses of approximately $3.7 million and $26.4 million, respectively. As of March 31, 2015 and 2014, the Company’s accumulated deficit totaled approximately $139.1 million and $110.4 million, respectively. As of December 31, 2015, the Company’s accumulated deficit totaled approximately $142.8 million. As of December 31, 2015 the Company had cash of $6.5 million, down $1.3 million and $3.8 million from September 30, 2015 and March 31, 2015, respectively.

Based on the available strategic and liquidity alternatives, and considering the Company’s losses from operations, negative cash flows from operations, accumulated deficit and limited cash to fund future operations, our Board of Directors concluded that it would be in the best interest of the Company and its stockholders to sell the Postano Assets, and that the Asset Sale and the Asset Purchase Agreement reflect the highest value for the Postano Assets reasonably attainable for our stockholders.

Q.	What Are The Terms of the Asset Purchase Agreement?

A.

On February 5, 2016, our Board of Directors at a special meeting adopted and approved the Asset Purchase Agreement and the transactions contemplated thereby. Pursuant to the Asset Purchase Agreement, we intend to sell and Sprinklr intends to purchase substantially all of our assets associated with the Postano social media content curation and visualization business (the “Postano Assets”). We will sell the Postano Assets to Sprinklr in exchange for cash consideration of $2,400,000 and the assumption by Sprinklr of certain liabilities of the Company under contracts being assumed by Sprinklr.  The assets excluded from the Asset Sale include the assets associated with our Omnis business, cash and cash equivalents, bank accounts, securities, all tax assets (including refunds and prepayments), and assets associated with our corporate and administrative functions.

Q.	What Will Happen to the Company after the Asset Sale?

A.	Following the Asset Sale:

•

We intend also to sell the assets associated with our Omnis business and any other saleable asset of the Company as soon as possible following the Asset Sale.  We have begun negotiations with potential acquirers of the Omnis business, but have not yet reached a definitive agreement with any interested party.

•	The Company will use the proceeds from the Asset Sale and its cash on hand to pay transaction expenses, for general corporate purposes and to pursue the sale of its remaining assets.

•

We will continue to be a public company and our common stock will continue to trade on the OTCQX marketplace immediately following completion of the Asset Sale; however, if we are eligible to do so, we may elect to deregister our shares and cease reporting as a public company in order to reduce our expenses and preserve capital for eventual distribution to stockholders.

•

Following the completion of the sale of the assets associated with the Omnis business, the Company expects to file a certificate of dissolution with the Secretary of State for the State of Delaware, and to proceed to wind up its business and liquidate its assets to stockholders.

Q.	What Factors Were Considered by Management and the Board of Directors in Deciding to Enter into the Asset Purchase Agreement?

A.	Management and the Board of Directors considered a number of factors before deciding to execute the Asset Purchase Agreement, including but not limited to, the following:

•	the Company’s losses from operations, negative cash flows from operations, accumulated deficit and limited cash to fund future operations;

•	the terms and conditions of the proposed Asset Sale; and

•	the belief that the purchase price offered by Sprinklr is fair and reasonable.

Q.	How Is the Purchase Price for the Asset Sale Being Financed by Sprinklr?

A.

Sprinklr has advised the Company that the total amount of funds required to be delivered to the Company at closing will be funded from Sprinklr’s cash on hand or cash from operations. See “Information About Sprinklr”.

Q.	What Rights Do Stockholders Have to Dissent from the Asset Sale?

A.	The stockholders of the Company do not have the right to seek the appraisal of their shares under Delaware law.

Q.	What Are the Conditions of the Asset Sale?

A.

The following list includes what the Board of Directors and Management believe are the material conditions to the Asset Sale, all of which must be satisfied or waived at the time of the closing. In view of the fact that interpretations of “materiality” can be subjective, the list is qualified by reference to the Asset Purchase Agreement, which is attached as Appendix A to this Information Statement. You are urged to carefully read this entire document including the Asset Purchase Agreement.

•

No governmental authority has enacted, issued or entered any order that makes the transactions contemplated by the Asset Purchase Agreement illegal or otherwise restrains or prohibits the consummation of the transaction;

•

At least 20 calendar days have passed since this Information Statement has been filed with the SEC and transmitted to every record holder of our shares from whom proxy authorization or consent is not solicited;

•

The respective representations and warranties made by the Company and Sprinklr in the Asset Purchase Agreement must be true and correct in all respects, except where failure of such representations and warranties to be true and correct would not have a material adverse effect;

•	The parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by the Asset Purchase Agreement;

•	The parties shall have delivered to each other the respective agreements, assignments, approval and consents as described in the Asset Purchase Agreement;

•	No action, suit, litigation or other proceeding is pending to restrain, prevent, change or materially delay the closing; and

•

Justin Garrity, our President, and certain other employees of TigerLogic shall have signed an employment offer letter in the form provided by Sprinklr and executed Sprinklr’s customary non-solicitation and confidentiality agreement.

Q.	What Are the Income Tax Consequences of the Asset Sale?

A.

We will treat the Asset Sale will be treated as a taxable transaction for federal income tax purposes. It is anticipated that any gain resulting from the Asset Sale will be offset against our net operating loss carryforwards. However, utilization of these carryforwards generates an alternative minimum tax for federal income tax purposes. At this time, we cannot determine the alternative tax liability. See “Certain Federal Income Tax Consequences.”

Q.	How Will The Asset Sale Be Accounted For?

A.

Upon completion of the Asset Sale, we will remove from our consolidated balance sheet all of the assets of our assets sold to Sprinklr and will reflect therein the effect of the receipt and the use of the proceeds of the Asset Sale. We will record a gain on the sale of assets to Sprinklr equal to the difference between the purchase price received and the book value of the assets sold in our consolidated statement of operations.

Q.	Are Any Governmental Approvals Required in Connection with the Asset Sale?

A.

Except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this Information Statement and with the Delaware General Corporation Law in connection with the Asset Sale, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with Asset Sale.

THE ASSET SALE

General

The terms and conditions of the Asset Sale, which is the sale of substantially all the assets of our Postano social media content curation and visualization business, are set forth in the Asset Purchase Agreement, dated as of February 17, 2016, between us and Sprinklr, Inc. A copy of the Asset Purchase Agreement, excluding the schedules thereto, is included as Appendix A to this Information Statement. The description in this Information Statement of the terms and conditions of the Asset Sale and of the Asset Purchase Agreement is a summary only and may not contain all of the information that is important to you. To fully understand the Asset Sale and the terms of the Asset Purchase Agreement, you should carefully read in its entirety the copy of the Asset Purchase Agreement included as Appendix A hereto.

Parties To The Asset Purchase Agreement

TigerLogic Corporation

The business of TigerLogic Corporation, a Delaware corporation, consists of the design, development, sale and support of Omnis, a rapid application development software platform that allows application developers the ability to build a software code once and quickly deploy an application cross-platform in any environment, and Postano, a real-time social media content aggregation, activation, and visualization platform used by our customers for fan engagement.

Our principal executive offices are located at 1532 SW Morrison St., Suite 200, Portland, Oregon 97205. Our telephone number is (503) 488-6988.  We maintain an Internet website at www.tigerlogic.com. The information contained on our website shall not be deemed part of this Information Statement.

Sprinklr, Inc.

Sprinklr, Inc., is a privately held Delaware corporation providing an enterprise software platform that helps brands manage and create better experiences with their customers across social channels and branded websites.

Sprinklr’s principal executive offices are located at 29 West 35th Street, 8th Floor, New York, New York 10001. Its telephone number is (917) 933-7800.  Sprinklr maintains an Internet website at www.sprinklr.com. The information contained on Sprinklr’s website shall not be deemed part of this Information Statement.

Approval of the Board of Directors and Stockholders

Our ability to sell substantially all of our assets without a meeting of our stockholders is authorized by Section 228 of the Delaware General Corporation Law. That section generally provides that a Delaware corporation may substitute for action on a matter by its stockholders at a meeting the written consent of the holders of outstanding shares of capital stock holding at least the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter are present and voted. In accordance with this provision, we obtained the written consent in lieu of a meeting of stockholders representing a majority of the total issued and outstanding shares of voting stock of the Company approving the Asset Purchase Agreement and the transactions contemplated thereby. As a result of the action of the majority of our stockholders, we are not soliciting proxies, and there will be no further stockholder action on the Asset Purchase Agreement or the transactions contemplated thereby.

Under Delaware law and our Certificate of Incorporation, the affirmative vote of a majority of the issued and outstanding shares of our Common Stock as of the close of business on February 18, 2016, is required to approve the Asset Purchase Agreement and the transactions contemplated thereby. Under our Certificate of Incorporation, each share of Common Stock is entitled to one vote per share. As of February 18, 2016, there were outstanding 30,960,013 shares of Common Stock. As permitted by the Delaware General Corporation Law, on February 18, 2016, the Company received a written consent in lieu of a meeting of stockholders from holders of 15,505,556 shares of Common Stock representing 50.08% of the total issued and outstanding shares of voting stock of the Company approving the Asset Purchase Agreement and the transactions contemplated thereby (the “Consent Action”).

The Consent Action approving the Asset Purchase Agreement and the transactions contemplated thereby was effective on February 18, 2016.  Holders of record of the our Common Stock on February 18, 2016, are entitled to notice of the Consent Action approving the Asset Purchase Agreement and the transactions contemplated thereby.

Background of the Asset Sale

As part of its oversight of the business and affairs of the Company, TigerLogic’s Board of Directors (the “Board”) reviews on an ongoing basis trends and conditions affecting the Company’s business and prospects in light of its corporate objectives and the delivery of stockholder value.

In light of continued losses from operations and negative cash flows, during 2015 our management and Board of Directors (the “Board”) explored various business development initiatives designed to improve revenue growth within the Company’s Postano business, including the possible establishment of strategic relationships with industry partners.

As part of this initiative, in June 2015, Roger Rowe, our Acting Chief Executive Officer and Chief Financial Officer, and Justin Garrity, our President, contacted representatives of Sprinklr and indicated a desire to explore a business relationship between TigerLogic and Sprinklr.  The parties signed a Proprietary Information Nondisclosure Agreement on June 5, 2015.  Discussions regarding the manner in which TigerLogic and Sprinklr could collaborate to make the Postano visualization platform available to enterprises using Sprinklr’s social media management products and platforms ensued.  During July and August 2015, members of the Postano and Sprinklr technical teams met to evaluate the Postano technology and explore technical avenues to enable a potential collaboration.  Between approximately August 15, 2015 and September 15, 2015 the parties explored a range of possible structures and economic terms for a commercial collaboration, ranging from a simple reseller arrangement to a licensed integration of the Postano technology within the Sprinklr platform.

On September 17, 2015, the Board of Directors was presented with an update on the discussions with Sprinklr and the range of collaboration structures being explored.  At the same meeting, the Board of Directors received a financial report forecasting continued net losses from operations, negative cash flows and depleting cash balances.  Based on the continued losses, slower than expected growth in revenues from the Postano business, and the Company’s limited capital remaining available for operations, the Board determined to explore additional strategic alternatives for the Company, including the possible sale of one or more operating businesses.

We continued to discuss a potential strategic partnership with Sprinklr, but the parties were unable to reach a commercial agreement. By September 28, 2015 discussions with Sprinklr regarding a potential strategic partnership were ended.

Between September 28 and October 7, 2015, we met with several investment banking firms, including D.A. Davidson & Co. (“D.A. Davidson”), to solicit input on how to maximize stockholder value and on strategies for potential market outreach in connection with evaluation of transactions involving one or both of our operating divisions.

On October 15, 2015, our Board met to review materials received from the investment banking firms in relation to each firm’s preliminary evaluation of our business and the potential process and timeline for conduct of a market outreach process.

On October 20, 2015, Mr. Rowe contacted Ragy Thomas, Sprinklr’s Chief Executive Officer, to indicate that the Company anticipated engaging in a process to explore transaction alternatives and to gauge Sprinklr’s interest in purchasing the Postano assets.  Mr. Thomas indicated that Sprinklr would be interested in exploring this opportunity and further indicated that Murali Swaminathan, Sprinklr’s EVP, Client Success and Engineering, and Chris Lynch, Sprinklr’s Chief Financial Officer, would be following up.  Between October 29 and November 13, 2015, Mr. Rowe provided summary level information regarding the Postano business and assets to Messrs. Swaminathan and Lynch.

On November 5, 2015, we issued a press release reporting a net loss for the second fiscal quarter ended September 30, 2015 of $1.3 million, or $0.04 per share, and a net loss for the fiscal year to date of $2.9 million, or $0.09 per share.  We had cash on hand of $7.7 million as of September 30, 2015, down $1.8 million from June 30, 2015.

On November 9, 2015, our Board met to consider engagement proposals received from candidate investment banking firms and selected D.A. Davidson for engagement as our financial advisor in relation to transaction alternatives involving the Postano business.

On November 17, 2015, Mr. Lynch of Sprinklr contacted Mr. Rowe to indicate Sprinklr’s interest in pursuing a potential acquisition of the Postano business.  Mr. Lynch orally indicated to Mr. Rowe the purchase price then being contemplated by Sprinklr.

On November 19, 2015, D.A. Davidson provided our Board of Directors an assessment of the market for a transaction involving the sale of the Postano business.  The discussion included a proposed plan and timeline for approaching the relevant acquirers for the Postano Assets in addition to advancing the conversations with Sprinklr.

During the weeks of November 23 and November 30, 2015, D.A. Davidson contacted a defined list of parties identified as potentially having interest in acquiring the Postano business. As of a December 3, 2015 update from D.A. Davidson to the Board of Directors, several parties had expressed preliminary interest in acquiring Postano, three of which executed a non-disclosure and confidentiality agreement as of December 3, 2015 and subsequently began the due diligence process.  At the same meeting, the Board of Directors considered Sprinklr’s oral indication of a contemplated purchase price for the Postano assets.

On December 4, 2015, D.A. Davidson contacted Mr. Lynch to discuss the process for submission of offers and, at the direction of the Board of Directors, requested an increase in the cash purchase price from that previously conveyed to Mr. Rowe.

On December 7, 2015, we received an indicative term sheet from Sprinklr. Among other terms, the term sheet reflected an increase in the cash purchase price from the previously indicated price.

On December 11, 2015, our Board of Directors held a telephonic meeting during which D.A. Davidson provided an update on the status of on-going discussions with Sprinklr and each of the other interested parties. As of that meeting, five parties (other than Sprinklr) had expressed interest in a transaction. However, two of those parties had indicated that they would not continue to pursue a transaction involving the Postano assets. Three parties continued in active due diligence, in addition to Sprinklr.

Also on December 11, 2015, we sent a revised draft of the indicative term sheet to Sprinklr. The revision included an additional increase in the cash purchase price, various modifications to the indemnification terms, and a provision to ensure that we would be permitted under the Asset Purchase Agreement, subject to customary limitations, to (i) engage in discussions with any party from whom we receive an unsolicited acquisition proposal and (ii) terminate the definitive Asset Purchase Agreement if the unsolicited proposal is determined by our Board of Directors to be a superior proposal.  During this time, D.A. Davidson and our management continued to provide due diligence information and engage in discussions with the three additional interested parties.  Each of these parties were strategic in nature and expressed varying levels of interest.

On December 14, 2015, we received a revised draft term sheet from Sprinklr. Among other terms, the revised draft included a cash purchase price of $2.4 million, lower than the price contemplated by our December 11, 2015 revision to the term sheet, but higher than the price reflected in Sprinklr’s December 7, 2015 offer.

On December 16, 2015, our Board of Directors held a telephonic meeting during which the Company’s management and D.A. Davidson summarized the terms of the indicative term sheet provided by Sprinklr. D.A. Davidson also provided management and the Board with an update on the content and direction of the discussions with the three remaining interested parties.  D.A. Davidson noted that of the remaining three parties in active discussions regarding Postano, (i) one party had indicated an inability to provide an indicative proposal in the near term, if at all; (ii) the second party indicated that any purchase consideration offered would almost certainly consist of the acquirer’s private company stock, and that it could take some time to get approval to issue a preliminary term sheet; and (iii) the third party’s interest level appeared to be waning.

At the conclusion of the December 16, 2015 meeting the Board authorized us to finalize and execute the indicative term sheet with Sprinklr. We executed the term sheet on December 18, 2015 with a 30 day exclusivity provision, subject to 15 day extension upon mutual agreement of the parties.

Starting on December 24, 2015, Sprinklr and its representatives and advisors were provided access to a virtual data site containing diligence information in relation to the Company and the Postano assets and interactions between representatives of Sprinklr, the Company and their respective representatives and advisors occurred on a nearly daily basis.

On January 6, 2016, we received from Sprinklr and its counsel an initial draft of the Asset Purchase Agreement.

On January 12, 2016, we and our counsel, Garvey Schubert Barer, provided a revised draft of the Asset Purchase Agreement to Sprinklr and its counsel.

On January 14, 2016, Mr. Rowe, Mr. Lynch, representatives of D.A. Davidson, and representatives of the respective counsel for Sprinklr and TigerLogic participated in a teleconference to identify and discuss unresolved issues in the draft Asset Purchase Agreement.

On January 20, 2016, Sprinklr and its counsel provided a revised draft of the Asset Purchase Agreement. Between January 20, 2016 and February 2, 2016, representatives of TigerLogic, D.A. Davidson and Garvey Schubert Barer discussed with representatives of Sprinklr and its counsel on numerous occasions the remaining unresolved issues in the draft Asset Purchase Agreement and related documents. On February 2, 2016, we granted Sprinklr a seven day extension of the exclusivity period under the indicative term sheet. On February 3, 2016, we and Garvey Schubert Barer provided a revised and substantially final draft of the Asset Purchase Agreement to Sprinklr and its counsel.

On January 9, 2016, we issued a press release reporting a net loss for the third fiscal quarter ended December 31, 2015 of $0.9 million, or $0.03 per share, and a net loss for the fiscal year to date of $3.7 million, or $0.12 per share.  We had cash on hand of $6.5 million as of December 31, 2015, down $1.3 million from September 30, 2015.

On February 5, 2016, our Board met to review and discuss the proposed transaction with Sprinklr and the proposed Asset Purchase Agreement. At the meeting, representatives of Garvey Schubert Barer summarized the principal terms and conditions of the proposed Asset Purchase Agreement and reviewed the Board’s previously discussed fiduciary duties in this context. After careful consideration and deliberation, the Board unanimously determined that it is in the best interests of the Company to enter into the Asset Purchase Agreement and directed that the Asset Purchase Agreement be submitted to the Majority Shareholders for approval.

On February 17, 2016, the Company and Sprinklr entered into the Asset Purchase Agreement.

Reasons for the Asset Sale

The Company has incurred losses from operations and experienced negative cash flows over an extended period and has limited capital available to fund its operations. For the years ended March 31, 2015 and 2014, the Company recorded net losses from continuing operations of approximately $28.7 million and $7.3 million, respectively. For the nine months ended December 31, 2015 and 2014, the Company recorded operating losses of approximately $3.7 million and $26.4 million, respectively. As of March 31, 2015 and 2014, the Company’s accumulated deficit totaled approximately $139.1 million and $110.4 million, respectively. As of December 31, 2015, the Company’s accumulated deficit totaled approximately $142.8 million. As of December 31, 2015 the Company had cash of $6.5 million, down $1.3 million and $3.8 million from September 30, 2015 and March 31, 2015, respectively.

In reaching its decision to adopt and approve the Asset Purchase Agreement and the transactions contemplated thereby, our Board of Directors, in consultation with management, as well as its financial and legal advisors, considered a number of factors that the board members believed supported their decision.  Factors considered by the Board of Directors included:

•                  the possible alternatives to the sale of Postano, including sale of the business and operations of TigerLogic as a whole, or entrance into strategic partnerships with third parties whose businesses are potentially complementary to the Postano business, and our Board’s assessment that none of these alternatives was reasonably likely to present superior opportunities to create value for stockholders;

•                  the price to be paid by Spinklr for the Postano assets, which reflects extensive negotiation between the parties and represents, to the best knowledge of our Board, could receive, for the Postano assets;

•                  the fact that the purchase price is all cash, providing a certainty of value to be received for the Postano assets, and that Sprinklr would not require a financing condition;

•                  the business reputation of Sprinklr and its management, as well as Spinklr’s expressed desire and ability to complete a transaction promptly, which the Board believed supported the conclusion that a transaction could be completed in an orderly and timely manner and would enable us to stem our operating losses and preserve capital;

•                  the inclusion of provisions in the Asset Purchase Agreement that allow the Board, under certain circumstances and even though the Company stockholder approval has already been obtained, to consider and respond to unsolicited bona fide third party acquisition proposals received prior to the date that is 20 days after the mailing of this Information Statement to stockholders, or engage in discussions with or negotiations with any person making such acquisition proposal and terminate the Asset Purchase Agreement to accept a superior proposal, subject to certain notice requirements and other conditions and the requirement that the Company pay a termination fee of $480,000 to Sprinklr; and

•                  the terms of the Asset Purchase Agreement and the related agreements, including the limited number and nature of the conditions to Sprinklr’s obligation to consummate the Asset Sale and the absence of a provision requiring any portion of the purchase price to be placed in escrow to secure our indemnification obligations under the Asset Purchase Agreement, which were the product of extensive arms-length negotiations among the parties and were designed to provide a high degree of certainty that the Asset Sale would ultimately be consummated on a timely basis and the Company would retain the entire purchase price for the Postano Assets.

The Board also considered a variety of potential risks and other potentially negative factors relating to the Asset Sale, including the following, but concluded that the anticipated benefits of the transaction substantially outweigh these considerations:

•                  that we may continue to incur losses associated with the operation of our Omnis business and maintenance of other assets and may be unable to sell our remaining assets in a timely manner or at all, which will reduce the amount of cash ultimately available for liquidation and distribution to our stockholders;

•                  the risk of incurring substantial expenses related to the Asset Sale;

•                  the risk that one or more conditions to the parties’ obligations to complete the Asset Sale will not be satisfied, and the related risk that the Asset Sale may not be completed; and

•                  the risk that we may be required to indemnify Sprinklr for breaches of our representations and warranties included in the Asset Purchase Agreement, or may incur substantial expenses in resisting an indemnification claim.

In addition, the Board was aware of and considered the interests that our directors and executive officers may have with respect to the transaction that differ from, or are in addition to, their interests as stockholders of the Company generally, as described in “Interests of Certain Persons in the Asset Sale”.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board in reaching its determination approve and adopt the Asset Purchase Agreement and transactions contemplated thereby. In view of the variety of factors considered in connection with its evaluation of the Asset Sale, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation.

Based on these and other factors, and considering the Company’s losses from operations, negative cash flows from operations, accumulated deficit and limited cash to fund future operations, our Board of Directors concluded that it would be in the best interest of the Company to sell the Postano Assets, and that the Asset Sale and the Asset Purchase Agreement reflects the highest value reasonably attainable for the Postano Assets.

Assets Subject To Sale

The assets to be sold to Sprinklr consist of substantially all the assets associated with our Postano business, and include the following:

•                  assets, properties and rights used primarily in connection with the real-time social media content aggregation, activation, and visualization platform used by our customers for fan engagement;

•                  all goodwill associated with the Postano business;

•                  all customer data, vendor data, subscriber lists, manuals and business procedures related to the Postano business; and

•                  intangible property related to the Postano business.

Use of Proceeds

The Asset Purchase Agreement provides that, at closing, we will receive total cash consideration in the amount of $2,400,000. The Company anticipates that approximately $500,000 will be used to pay transaction expenses, including legal and accounting fees and the fees of our financial advisor, D.A. Davidson & Co. We will use the remaining proceeds for general corporate purposes and to pursue the sale of our remaining assets.

Structure of the Company After The Asset Sale; Sale of Remaining Assets

If the proposed Asset Sale is consummated:

•                  Our ongoing operations will be limited to our Omnis rapid application development software platform business.

•                  We will continue to be a public company and our common stock will continue to trade on the OTCQX marketplace immediately following completion of the Asset Sale; however, if we are eligible to do so, we may determine to deregister our shares and cease reporting as a public company in order to reduce our expenses and preserve capital for eventual distribution to stockholders.

•                  We intend also to sell the assets associated with our Omnis business and any other saleable asset of the Company as soon as possible following the Asset Sale.  We have begun negotiations with potential acquirers of the Omnis assets, but have not yet reached a definitive agreement with any interested party.

•                  Following the completion of the sale of the assets associated with the Omnis business, we expect to file a certificate of dissolution with the Secretary of State for the State of Delaware, and to proceed to wind our business and liquidate our assets to stockholders.

Interests of Certain Persons in the Asset Sale

The Asset Purchase Agreement provides that prior to the closing Justin Garrity, our President, will enter into an offer letter with Sprinklr pursuant to which he will be employed by Sprinklr as its Associate Vice President, Product Management, following (and contingent upon) the consummation of the Asset Sale. Mr. Garrity is expected to receive a base salary substantially equivalent to the base salary he received as an officer of TigerLogic, and to be eligible for certain bonus incentives in connection with his employment by Sprinklr.  Mr. Garrity is also expected to receive options to purchase Sprinklr’s common stock.

The Asset Purchase Agreement also provides that, prior to the closing, Sprinklr would enter into a lease agreement with Astoria Capital Management (“ACM”) pursuant to which Sprinklr would rent certain of ACM’s furniture in TigerLogic’s Portland headquarters on substantially the same rental terms as TigerLogic currently rents such furniture from ACM. Sprinklr will pay ACM a rental fee of $1,000 per month for the use of the furniture. Richard Koe, a member of our Board of Directors, is the President and sole stockholder of ACM.

Neither Mr. Rowe nor Mr. Garrity, our named executive officers, will receive compensation that is based on or otherwise relates to the Asset Sale. Messrs. Garrity and Rowe hold options to purchase our common stock that are subject to accelerated vesting if, within 12 months after the occurrence of a “change of control” (including a sale of substantially all of our assets), Mr. Garrity or Mr. Rowe, as applicable, is terminated without “cause” or resigns for “good reason” (as such terms are defined in the applicable employment agreement).  None of the stock options held by Messrs. Garrity and Rowe are currently in-the-money and we do not expect that such options will be in-the-money as of or following consummation of the Asset Sale.

Terms of the Asset Purchase Agreement

The following is a summary of the significant provisions of the Asset Purchase Agreement. To fully understand the transactions contemplated by the Asset Purchase Agreement, you should carefully read in its entirety the copy of the Asset Purchase Agreement that is included as Appendix A to this Information Statement and is incorporated herein by reference.

Purchase Price

The Asset Purchase Agreement provides that at closing Sprinklr will (i) pay us $2,400,000 in cash, and (ii) assume certain of our liabilities under contracts being assumed by Sprinklr.

Liabilities

Sprinklr will assume, pursuant to the Asset Purchase Agreement, certain of our trade payable obligations and our executory obligations under customer contracts.  Sprinklr also intends to accept the assignment of the remaining term of the lease for our Portland headquarters and assume our obligations under the lease. Except as specified in the Asset Purchase Agreement Sprinklr is not assuming any other obligations of TigerLogic.

Representations And Warranties

The representations and warranties of each party set forth in the Asset Purchase Agreement have been made solely for the benefit of the other party thereto for the purpose of allocating contractual risk between the parties and not for the purpose of establishing matters as to fact. In particular, the assertions embodied in the representations and warranties contained in the Asset Purchase Agreement (i) may have been qualified, modified, or excepted by confidential disclosures made to the other party in connection with the Asset Sale for the purpose of allocation of contractual risk, (ii) are subject to materiality qualifications contained in the Asset Purchase Agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the Asset Purchase Agreement or such other date as is specified in the therein. Accordingly, the representations and warranties in the Asset Purchase Agreement should not be viewed or relied upon as characterizations of the actual state of facts about us or Sprinklr.

The Asset Purchase Agreement contains various representations and warranties made by us for the benefit of Sprinklr relating to, among other things:

(a)         our corporate organization, good standing, qualification to do business, corporate power and authority;

(b)         our corporate authorization in relation to the Asset Purchase Agreement, the related transactions and related transaction documents to which it is a party;

(c)          the enforceability of the Asset Purchase Agreement and each of the transaction documents related to the Asset Purchase Agreement;

(d)         the absence of conflict with our organizational documents, material contracts or material permits and applicable law as a result of the execution and delivery of, and performance under, the Asset Purchase Agreement;

(e)          except for D.A. Davidson & Co., the absence of any finders’, brokers’ or agents’ fees or commissions or similar compensation in connection with the transactions contemplated by the Asset Purchase Agreement;

(f)           the absence of certain changes, events and conditions;

(g)          the absence of undisclosed liabilities;

(h)         the absence of litigation;

(i)             real estate;

(j)            good and valid title to and lack of encumbrances upon such purchased assets;

(k)         compliance with laws and permits;

(l)             employment matters;

(m)     employee benefit plans;

(n)         tax matters;

(o)         material agreements;

(p)         personal property;

(q)         receivables;

(r)            intellectual property matters; and

(s)           customers and suppliers.

The Asset Purchase Agreement also contains various representations and warranties made by Sprinklr for our benefit relating to, among other things:

(a)         Sprinklr’s organization and good standing;

(b)         Sprinklr’s corporate authorization in relation to the Asset Purchase Agreement, the related transactions and related transaction documents to which it is a party;

(c)          the absence of conflict with Sprinklr’s organizational documents, material contracts or material permits and applicable law as a result of the execution and delivery of, and performance under, the Asset Purchase Agreement;

(d)         the enforceability of the Asset Purchase Agreement and each of the transaction documents contemplated by the Asset Purchase Agreement; and

(e)          the absence of any finders’, brokers’ or agents’ fees or commissions or similar compensation in connection with the transactions contemplated by the Asset Purchase Agreement.

Covenants and Agreements of the Company and Sprinklr

The Asset Purchase Agreement sets forth various covenants and agreements between us and Sprinklr, including the following:

Further Assurances and Commercially Reasonable Efforts. We and Sprinklr will take further actions as may be reasonably necessary to consummate the closing, and to effectuate and comply with all of the terms of the Asset Purchase Agreement and the transactions contemplated thereby.

Conduct of Business Pending Closing. Until the closing, except as otherwise provided in the Asset Purchase Agreement or consented to in writing by Sprinklr, we will operate the Postano business as in the ordinary course of business and use commercially reasonable efforts to maintain and preserve intact its current organization and business.

Access to Information.  Until the earlier of the closing or the termination of the Asset Purchase Agreement, we will give Sprinklr and its representatives and advisors reasonable access to all records of the Company related to the Postano business necessary to consummate the Asset Purchase Agreement.

Certain Tax Returns and Indemnity. All transfer, documentary, sales, use, registrations and other taxes, all penalties, interest and additions to such tax, and all fees incurred in connection with the sale and transfer of the assets to be purchased by Sprinklr pursuant to the Asset Purchase Agreement will be paid 50% by Sprinklr and 50% by us.

No Solicitation; Other Bids.  The Asset Purchase Agreement prohibits us and our directors, officers, employees and other representatives from, among other things, directly or indirectly, soliciting, initiating, encouraging or facilitating the submission of an alternative proposal for the acquisition of the Company or the Postano Assets (an “Alternative Proposal”).  Notwithstanding the foregoing, the Asset Purchase Agreement provides that we may, prior to the date that is 20 days after the mailing of this information statement to our stockholders (the “Earliest Closing Date”), engage or participate in discussions and negotiations with any third party that has made an Alternative Proposal if certain conditions set forth in the Asset Purchase Agreement are satisfied, including that any such Alternative Proposal was not solicited by us, and our Board of Directors determines, in good faith after consulting with outside counsel and financial advisors, that the Alternative Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in the Asset Purchase Agreement), and the failure to do so would be reasonably likely to constitute a breach of the Board of Director’s fiduciary duties to our stockholders.  The Asset Purchase Agreement also contains a “fiduciary-out” provision that provides that, in the event that the Board of Directors determines in good faith that such Alternative Proposal constitutes a Superior Proposal and we comply with certain notice and other conditions set forth in the Asset Purchase Agreement (including providing Sprinklr with a five day period to match or improve upon such Superior Proposal), we may, prior to Earliest Closing Date, terminate the Asset Purchase Agreement, provided that we enter into a definitive agreement with respect to such Superior Proposal substantially concurrently with such termination and pay Sprinklr a termination fee in the amount of $480,000.

Employee Matters. Prior to closing, Sprinklr will offer employment or consulting agreements to certain of our employees on such terms and conditions as agreed upon by Sprinklr.

Use of Name. From and after closing, we will not use the name “Postano” or any similar name and will take certain steps to update our website to direct users accessing www.postano.com to a website selected by Sprinklr.

Confidentiality. The Confidentiality Agreement we previously entered into with Sprinklr in connection with the negotiations of the Asset Purchase Agreement remains in effect until closing (except as related to our other businesses and the assets not purchased by Sprinklr, which will remain in effect after closing), and we will treat and hold as confidential information or data concerning the business of Sprinklr, the purchased assets and assumed liabilities.

Books and Records. For a period of seven (7) years after closing, Sprinklr will retain all books and records relating to operation of the Postano business during periods prior to closing, and afford us and our representatives reasonable access to such books and records.

Notice of Dissolution.  In the event that we decide to file a certificate of dissolution with the Secretary of State of the State of Delaware within twelve (12) months of the closing, we will give Sprinklr at least three days’ prior written notice of such a filing.

Conditions To Closing; Closing Date

The closing of the transactions contemplated by the Asset Purchase Agreement is scheduled to take place as soon as possible after the satisfaction or waiver of the conditions precedent to closing, unless the parties otherwise consent thereto.

The obligations of both parties to complete the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver of, among others, the following conditions:

(a)         No governmental authority shall have enacted, issued or entered any order that makes the transactions contemplated by the Asset Purchase Agreement illegal or otherwise restrains or prohibits the consummation of the transaction; and

(b)         At least 20 calendar days have passed since this Information Statement has been filed with the SEC and transmitted to record holders of the Company’s shares from whom proxy authorization or consent is not solicited.

Sprinklr’s obligation to complete the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver of, among others, the following conditions:

(a)         Our representations and warranties in the Asset Purchase Agreement must be true and correct in all respects, except where failure of such representations and warranties to be true and correct would not have a material adverse effect;

(b)         We will have duly performed and complied in all material respects with all agreements, covenants and conditions required by the Asset Purchase Agreement;

(c)          We will have delivered to Sprinklr certain agreements, assignments, approvals and consents as described in the Asset Purchase Agreement, and shall have filed this Information Statement and all applicable waiting periods shall have expired;

(d)         No action, suit, litigation or other proceeding is pending to restrain, prevent, change or materially delay the closing; and

(e)          Justin Garrity, our President, and certain other employees of TigerLogic shall each have signed an employment offer letter in the form provided by Sprinklr and executed Sprinklr’s customary non-solicitation and confidentiality agreement.

Our obligations to complete the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver of, among others, the following conditions:

(a)         Sprinklr’s representations and warranties in the Asset Purchase Agreement are true and correct in all respects, except where failure of such representations and warranties to be true and correct would not have a material adverse effect;

(b)         Sprinklr has duly performed and complied in all material respects with all agreements, covenants and conditions required by the Asset Purchase Agreement; and

(c)          Sprinklr has delivered to us certain agreements, assignments, and consents as described in the Asset Purchase Agreement.

This Information Statement is being sent to you on or about •, 2016. We currently expect that the transactions contemplated by the Asset Purchase Agreement will close on or after •, 2016, which is twenty (20) calendar days following the mailing date of this Information Statement.

Termination

The Asset Purchase Agreement and the transactions contemplated thereby may be terminated at any time prior to closing in the following instances:

•                  The mutual written agreement of the parties;

•                  by Sprinklr, at its option, if there has been a material breach, inaccuracy in or failure to perform any of the representations, warranties, covenants, or agreements made by the Company that would give rise to the failure of any of the closing conditions specified in the Asset Purchase Agreement and such breach, inaccuracy or failure is incapable of being cured by us within ten (10) business days following the execution of the Asset Purchase Agreement;

•                  by us, at our option, if there has been a material breach, inaccuracy in or failure to perform any of the representations, warranties, covenants, or agreements made by Sprinklr that would give rise to the failure of any of the closing conditions specified in the Asset Purchase Agreement and such breach, inaccuracy or failure is incapable of being cured by Sprinklr within ten (10) business days following the execution of the Asset Purchase Agreement;

•                  by either party, at its option, if the closing has not occurred by May 31, 2016;

•                  by us, at our option, and upon payment of the termination fee described below, to enter into a transaction agreement with a third-party in connection with an acquisition proposal that was not solicited by us and which our Board of Directors has determined, in compliance with the terms of the Asset Purchase Agreement, constitutes a Superior Proposal (as defined in the Asset Purchase Agreement); and

•                  by the Sprinklr, at its option, if our Board of Directors shall have approved or we shall have entered into a third-party acquisition agreement, or if we fail to take certain actions upon the receipt of a third-party acquisition proposal.

In the event of the termination of the Asset Purchase Agreement in connection with a Superior Proposal, the Company may be required to pay Sprinklr a termination fee in the amount of $480,000.  Certain of the parties’ obligations will survive a termination of the Asset Purchase Agreement, including confidentiality provisions, and certain expenses and publicity provisions, as well as the termination provisions themselves.

Indemnification

We are obligated to defend, indemnify and hold harmless Sprinklr and its affiliates, successors and assigns from and against any and all losses, damages, costs, expenses, suits, actions, claims, deficiencies, liabilities or obligations related to, caused by or arising from certain breaches by the Company of the Asset Purchase Agreement and the Excluded Liabilities, as such terms are defined in the Asset Purchase Agreement.  Other than with respect to claims for indemnification arising from breaches of the Fundamental Representations (defined below) we will not have liability: (i) for indemnification claims in which the losses arising from the individual item (or series of related items) giving rise to the claim is less than $5,000; (ii) unless and until the aggregate amount of all indemnifiable losses exceed a deductible amount of $30,000; (iii) for any amount in excess of $240,000; or (iv) for indemnification claims made after the expiration of the survival period described below.  Our indemnification obligations for breach of its representations regarding (A) authorization/due execution, (B) organization, (C) non-contravention of our Certificate of Incorporation or Bylaws, (D) taxes, (E) title to assets and (F) intellectual property (collectively, the “Fundamental Representations”) are capped at the amount of the cash purchase price.  Our indemnity obligation for fraud and excluded liabilities are not subject to any cap.

Sprinklr has agreed to defend, indemnify and hold us and our affiliates, successors and assigns harmless from and against any and all losses, damages, costs, expenses, suits, actions, claims, deficiencies, liabilities or obligations related to, caused by or arising from certain breaches by Sprinklr of the Asset Purchase Agreement and the Assumed Liabilities, as such terms are defined in the Asset Purchase Agreement.

The representations and warranties, and certain covenants and agreements included in the Asset Purchase Agreement shall survive the closing of the transactions contemplated by the Asset Purchase Agreement for a period equal to the later of (i) the six (6) month anniversary of the closing and (ii) the date we file a certificate of dissolution with the Secretary of State of the State of Delaware, but in no event later than the twelve (12) month anniversary of the closing.  Claims for indemnification may not be made after the expiration of the survival period, except that the obligations of each party to indemnify and hold harmless the other party for losses arising from fraud, willful misconduct and intentional misrepresentation shall continue past the survival period.

Dissenters’ Rights

In accordance with the Delaware General Corporation Law, our stockholders do not have dissenters’ or appraisal rights in connection with the Asset Sale.

Certain Federal Income Tax Consequences

We expect to treat the Asset Sale as a taxable transaction for federal income tax purposes. It is anticipated that any gain resulting from the Asset Sale will be offset against our net operating loss carryforwards. However, utilization of these carryforwards generates an alternative minimum tax for federal income tax purposes. At this time, we are unable to determine the alternative tax liability generated due to the utilization of these carryforwards.

Accounting Treatment

Upon completion of the Asset Sale, we will remove from our consolidated balance sheet all of the assets of our Postano business sold to Sprinklr and will reflect therein the effect of the receipt and the use of the proceeds of the Asset Sale. We will record a gain on the sale of assets to Sprinklr equal to the difference between the purchase price received and the book value of the assets sold in our consolidated statement of operations.

Government Approval

Except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this Information Statement and with the Delaware General Corporation Law in connection with the Asset Sale, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with Asset Sale.

Voting Securities and Principal Holders Thereof

As of February 1, 2016, there were outstanding 30,960,013 shares of Common Stock.

The following table sets forth, as of February 1, 2016, certain information with respect to the beneficial ownership of the Company’s voting securities by (i) any person (including any “group” as set forth in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) known by us to be the beneficial owner of more than five percent (5%) of any class of our voting securities, (ii) each director, (iii) each of the named executive officers (defined below), and (iv) all of our directors and executive officers as a group. Shares which the person or group has the right to acquire within 60 days of February 1, 2016, are deemed to be outstanding in calculating the percentage ownership of the person or group, but are not deemed to be outstanding as to any other person or group.

	Number of Shares of	Percent of Total
Name and Address(1)	Common Stock	Common Stock
5% Stockholders
Richard W. Koe (2)	14,959,556	48.3%
Astoria Capital Partners, LP (3)	14,894,956	48.1%
Directors and Officers
Philip D. Barrett (4)	400,997	1.3%
Gerald F. Chew (5)	514,165	1.7%
Douglas G. Ballinger (6)	114,165	*
Nancy M. Harvey (7)	94,165	*
Eric Singer (8)	14,721	*
Justin T. Garrity (9)	393,799	1.3%
Roger Rowe (10)	192,500	*
All Directors and Executive Officers as a group (8 persons) (11)	16,684,068	53.9%

* Represents less than 1%

(1)      Except as otherwise indicated below, we believe the persons whose names appear in the table above have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o TigerLogic Corporation, 1532 SW Morrison St, Suite 200, Portland, Oregon 97205.

(2)      Consists of 14,894,956 shares of Common Stock beneficially owned by Astoria, and 64,600 shares of Common Stock beneficially owned by Mr. Koe and ACM through an investment fund managed by ACM. Mr. Koe is the President and sole stockholder of ACM, and Mr. Koe and ACM are the General Partners of Astoria.

(3)      The principal address of Astoria is 2316 SE Clatsop St., Milwaukie, Oregon 97202.

(4)      Consists of: (i) 205,394 shares of Common Stock owned by the Philip and Debra Barrett Charitable Trust; (ii) 32,888 shares of Common Stock owned by the Philip Barrett Family Charitable Trust; (iii) options to purchase 114,165 shares of Common Stock exercisable within 60 days of February 1, 2016, held by Mr. Barrett; and (iv) 48,550 shares of Common Stock held in trusts for the benefit of Mr. Barrett’s children as to which Mr. Barrett shares investment power and disclaims beneficial ownership.

(5)      Includes options to purchase 484,165 shares of Common Stock exercisable within 60 days of February 1, 2016, held by Mr. Chew.

(6)      Consists of options to purchase 114,165 shares of Common Stock exercisable within 60 days of February 1, 2016, held by Mr. Ballinger.

(7)      Consists of options to purchase 94,165 shares of Common Stock exercisable within 60 days of February 1, 2016, held by Ms. Harvey.

(8)      Consists of options to purchase 14,721 shares of Common Stock exercisable within 60 days of February 1, 2016, held by Mr. Singer.

(9)      Includes 356,387 shares of Common Stock issuable under options exercisable within 60 days of February 1, 2016, held by Mr. Garrity.

(10)     Includes 162,500 shares of Common Stock issuable under options exercisable within 60 days of February 1, 2016, held by Mr. Rowe.

(11)     Includes an aggregate of 1,340,268 shares of Common Stock issuable under options exercisable within 60 days of February 1, 2016.

Interests of the Continuing Stockholders

Following the Asset Sale, our current stockholders will continue to own 100% of the outstanding common stock of the Company.

CERTAIN INFORMATION CONCERNING TIGERLOGIC

Organization

Overview

We were incorporated in the State of Delaware in August 1987. We were originally incorporated as Blyth Holdings, Inc. and our name was changed to Omnis Technology Corporation in September 1997. Effective December 1, 2000, we completed the acquisition of PickAx, Inc., a Delaware corporation (“PickAx”). Concurrent with the acquisition, we changed our name to Raining Data Corporation. On April 17, 2008, we changed our name to TigerLogic Corporation.

In January 2013, we acquired Storycode, Inc., a privately held mobile application publishing company.  We incorporated Storycode’s expertise in mobile applications development, user experience and design into our Postano social media visualization platform and continued to offer Storycode digital publishing services.  During the quarter ended December 31, 2014, we wound down the Storycode digital publishing services to focus our resources on the Postano and Omnis product lines. We do not expect any future revenues related to Storycode services.

In November 2013, we completed the sale of our assets dedicated to our multidimensional database management system (“MDMS”) to Rocket Software, Inc. (“Rocket”) for a total sale price of approximately $22 million, of which $19.8 million was received at closing and the remaining $2.2 million was released from escrow and received in November 2014.  The divested assets included D3, mvBase, and mvEnterprise systems and solutions, the Pick connectivity products, and the related enterprise resource planning platform required to support the MDMS Business. As a result of this divestiture, the historical results of the MDMS Business through the disposition date have been reclassified and presented as discontinued operations for the prior periods presented.

Nature of Business

The business of TigerLogic Corporation, a Delaware corporation, consists of the design, development, sale and support of Omnis, a rapid application development software platform that allows application developers the ability to build a software code once and quickly deploy an application cross-platform in any environment, and Postano, a real-time social media content aggregation, activation, and visualization platform used by our customers for fan engagement. We expect to close the sale of the Postano assets contemplated by the Asset Purchase Agreement during the last quarter of our 2016 financial year. Upon the sale of the assets associated with the Postano business, we will continue to be a public company and our common stock will continue to trade on the OTCQX marketplace. We intend to use the proceeds from these sales to pay transaction expenses and for general corporate purposes.

After completion of the Asset Sale, our ongoing operations will consist of our Omnis business.  The Company intends to sell the assets associated with our Omnis business and consummate such a sale as soon as possible following the Asset Sale.  The Company has begun negotiations with an unaffiliated third party for substantially all of the assets associated with our Omnis business, but as of the date of this Information Statement, the Company has not executed a definitive agreement.  Following the completion of the sale of the assets associated with the Omnis business, the Company expects to file a certificate of dissolution with the Secretary of State for the State of Delaware, and to proceed to wind up its business and liquidate its assets to stockholders.

Products

Our business consists of the design, development, sale and support of Omnis, a rapid application development software platform that allows application developers the ability to build a software code once and quickly deploy an application cross-platform in any environment, and Postano, a real-time social media content aggregation, activation, and visualization platform used by our customers for fan engagement.

We primarily sell our Omnis software products through established distribution channels consisting of original equipment manufacturers (“OEMs”), system integrators, consulting organizations and specialized vertical application software developers, as well as through our sales personnel in the United States and Europe. We maintain direct sales offices in the United Kingdom, France and Germany, which are primarily focused on the sale of Omnis products. We generally license our Omnis software on a per-CPU, per-server, per-port or per-user basis. Postano is generally sold through our sales personnel located in the United States, as well as through co-marketing arrangements with third parties. We generally license our hosted Postano platform as a time-based subscription.

In addition to software product sales and subscriptions, we provide continuing software maintenance, support and other professional services to our Omnis and Postano customers.

Postano

Postano is a real-time hosted social content aggregation, activation, and visualization platform, bringing together social media conversations and content streams from around the web to strengthen fan engagement. Postano aggregates social content from multiple sources including Twitter, Facebook, Instagram, Tumblr, Pinterest and others. Within Postano, these content streams can be moderated, curated, analyzed, and then displayed in venues ranging from retail stores to stadiums, at events to increase brand awareness, on website social hubs to amplify engagement, and on hashtag campaign landing pages to create brand conversation and increased participation. Major Postano features include native mobile moderation apps for iPhone and Android, and advanced social visualizations built entirely with customizable HTML5 for content that can be displayed on every size screen from smartphones to the largest LED screen arrays. Postano is designed primarily for commercial use, with pricing based on a number of factors, including the type and number of Postano visualizations displayed, and the specific features, display customization and support levels desired.

In October 2015, we launched a new Postano product, the Hashtag Analytics dashboard, a self-service solution that provides brand marketers and agencies with deep, visual, cross-network social analytics, specifically around hashtags, in real-time to help them better track and analyze social campaigns.

Omnis

Our Omnis products support the full life cycle of software application development and are designed for rapid prototyping, development, and deployment of graphical user interface (“GUI”) client/server and web applications. The Omnis products—Omnis Studio and Omnis Classic—are object-oriented and component-based, providing the ability to deploy applications across operating system platforms and database environments. Omnis Studio’s JavaScript Client platform enables developers to create and deploy highly interactive web and mobile enterprise applications for Android, iOS, BlackBerry, and Windows-based devices, all from one code base. Omnis Studio 6.0 uses scripting compatible with HTML5 and CSS3 to enable support for all popular browsers and devices, including tablets, smartphones, desktops, and web-enabled TVs. Omnis-based applications are developed once and deployed to any device, on any platform, with no plug-in installation required.

Omnis Studio 6.1 offers an advanced Omnis development environment with greater overall performance for building and deploying highly interactive enterprise web and mobile applications across multiple platforms and operating systems, including Android and iOS based devices. In addition to its support of representational state transfer (REST) based web services, Omnis Studio 6.1 includes a new 64-bit implementation, creating faster access for developers and end users to deployed Omnis web and mobile applications. Additional enhancements to the already feature-rich Omnis JavaScript Client technology include new native JavaScript components that firmly adapt to the familiar look and feel of the device on which they are running, resulting in a richer and more engaging mobile application experience for end users.

Technical Support

Our Omnis products are used by our customers to build and deploy applications that may become a critical component of their business operations. As a result, continuing to provide customers with technical support services is an important element of our product offering. Customers who participate in our Omnis support programs receive periodic maintenance and update releases on a when-and-if available basis, discounts on major upgrades on a when-and-if available basis, and direct technical support when required.

Our Postano products are used by our customers for fan engagement leveraging user generated content on social media channels to create conversation, amplify messaging, and increase brand loyalty.  Postano customers may take advantage of various professional services offerings including custom design services, campaign strategy services, on-site moderation and curation services and telephone support services.

Sales and Distribution

In the United States, we sell our Postano products and services through our direct sales personnel as well as through co-marketing arrangements with third parties. We sell our Omnis products through established distribution channels consisting of OEMs, system integrators, specialized vertical application software developers and consulting organizations, as well as through our sales personnel located in the United States and Europoe. Outside the United States, we maintain direct sales offices in the United Kingdom, France and Germany focused on selling the Omnis products. Approximately 39% and 49% of our revenues came from sales through our offices located outside the United States for the fiscal years ended March 31, 2015 and 2014, respectively.

We sell our products in U.S. Dollars in North America, British Pounds Sterling in the United Kingdom and Euros in France and Germany. Because we recognize revenue and expense in these various currencies but report our financial results in U.S. Dollars, changes in exchange rates cause variances in our period-to-period revenue and results of operations.

We generally sell our hosted Postano platform as a time-based subscription and sell associated professional services including set-up, display customization, and content moderation and curation services. We generally license Omnis on a per-CPU, per-server, per-port or per-user basis. Therefore, the addition of CPUs, servers, ports or users to existing systems increases our revenue from our installed base of Omnis licensees.

Customers

Target customers for Postano are primarily innovative brands who are active in social media channels and who want a platform to aggregate social media conversations and content streams into engaging experiences for events, retail spaces, sports venues, websites, mobile applications, and executive dashboards.

Our Omnis customers may be classified into two general categories:

•                  Independent Software Vendors and Software Developers. The majority of our revenue is derived from independent software vendors, who typically develop their own vertical application software that they sell as a complete package to end user customers.

•                  Corporate Information Technology (“IT”) Departments.

For the years ended March 31, 2015 and 2014, no single customer accounted for more than 10% of our revenue.

Research and Development

We have devoted significant resources to the research and development of our products and technology. We believe that our future success depends on our ability to continue to enhance our current products and introduce new products. Our development efforts have resulted in updates and upgrades to existing Postano and Omnis products. New product updates and upgrades in our Postano and Omnis product lines are currently in progress and we expect to continue our research and development efforts in these product lines for the foreseeable future. We intend for these efforts to improve our future operating results and increase cash flow. However, such efforts may not result in additional new products or revenue, and we can make no assurances that any announced products or future products will be successful. We spent approximately $4.0 million and $4.4 million on research and development in fiscal years 2015 and 2014, respectively.

Competition

Our Postano product competes with products developed by companies such as Facebook and Twitter, as well as a number of smaller companies in the emerging social media marketplace. The application development tools software market is rapidly changing and intensely competitive. Our Omnis products currently encounter competition from several direct competitors, including Microsoft, and competing development environments, including JAVA. Most of our competitors have significantly more financial, technical, marketing, and other resources than we do. As a result, our competitors may be able to respond more quickly to new or emerging technologies, evolving markets, and changes in customer requirements, and may devote greater resources to the development, promotion, and sale of their products. We believe that our ability to compete in the various product markets depends on factors both within and outside our control, including the timing of release, performance, and price of new products developed by both us and our competitors.

Intellectual Property and Other Proprietary Rights

We rely primarily on a combination of trade secret, patent, copyright and trademark laws and contractual provisions to protect our intellectual property and proprietary rights. Our trademarks include TigerLogic, Postano, Omnis and Omnis Studio, among others. We have three pending U.S. patent applications related to Postano as of February 1, 2016. We have fifteen U.S. patents and two pending U.S. patent applications as of February 1, 2016 related to yolink, a former product offering of the Company.

We generally sell time-based subscriptions to access our hosted Postano platform on a “terms of service” basis. We generally rely on “click-through” licenses that become effective when the subscription begins and to a lesser extent, master services agreements. We protect our Postano technology by controlling access to the hosted platform; without such access, any links to the platform, such as those in our Postano Social Hub offering, would not function.

We generally license Omnis to end users on a “right to use” basis pursuant to license agreements that restrict use of products to a specified number of users or a specified usage. We generally rely on “click-wrap” licenses that become effective when a customer downloads and installs the software on its system or accesses and uses our software. In order to retain exclusive ownership rights to our software and technology, we generally provide our software in object code only, with contractual restrictions on copying, disclosure, and transferability.

Backlog

We generally download or ship our Omnis products as orders are received and activate subscriptions to our Postano platform based on agreed upon start date, and have historically operated with little backlog. As a result, our license revenue in any given quarter is dependent upon orders received and product delivered during the quarter. Historically, there has been a short cycle between receipt of an order and delivery or activation. Consequently, we do not believe that our backlog as of any particular date is meaningful.

Employees

At February 1, 2016, we had 49 employees worldwide, of which 23 were in the United States and 26 were in our international offices. Of the 49 employees, 44 are full-time and approximately 43% are in research and development, 18% in technical support, 18% in sales and marketing and 21% in general and administrative functions. None of our employees are represented by a labor union, and we consider our employee relations to be good. Competition for qualified personnel in our industry is intense. We believe that our future success will continue to depend, in part, on our continued ability to attract, hire and retain qualified personnel.

Properties

On January 23, 2014, we entered into a lease agreement with The Irvine Company LLC, as landlord, relating to space in Irvine, California. Upon completion of tenant improvements, we relocated our headquarters to this new location in April 2014. The base rent over the five-year term of the lease is approximately $7,000 per month for the first year, with annual increases to approximately $8,400 per month for the final year. In the second fiscal quarter of 2016, we transitioned our headquarters to Portland, Oregon, vacated the Irvine office and subleased the facility for the remainder of the lease term. As a result, we recorded a lease loss during the second fiscal quarter totaling $109,000, which amount reflects the difference between ongoing committed operating lease costs for the facility and sublease income expected to be received over the life of the lease.

Effective April 1, 2011, we entered into a 49-month term lease for approximately 7,500 square feet of office space in Portland, Oregon. Total base rent over the 49-month term was approximately $321,000. In April 2015, we entered into a one-year extension to this space in Portland, Oregon through April 30, 2016 that increased total monthly rent to $18,400.  This office now serves as our corporate headquarters.

We own a building consisting of approximately 5,900 total square feet located on approximately six acres of land in Suffolk, England. The facility houses engineering, marketing, technical support, sales and administrative personnel related to the Omnis business. We also lease a sales and support office in France and Germany.

We believe that our facilities are suitable and adequate for our current needs.

Legal Proceedings

On July 2, 2015, we were sued for patent infringement by Monster Patents, LLC (“Monster”) in the United States District Court Southern District of New York. The complaint alleged that our Postano products infringe a single patent owned by Monster. On January 14, 2016, we entered into a settlement agreement with Monster (the “Settlement Agreement”), pursuant to which all outstanding litigation with Monster was settled and the parties stipulated to dismissal of the action with prejudice.  Under the terms of the Settlement Agreement, Monster granted us a fully paid, worldwide, perpetual license to the Monster patent portfolio in exchange for a cash payment and a limited subscription to the Postano platform for a two-year period. The remaining terms of the Settlement Agreement are confidential. We included the costs of settlement in our financial results for the quarter ended December 31, 2015.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate estimates and judgments, including those described in greater detail below. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto included elsewhere in this Information Statement.

Overview

TigerLogic’s principal business is the design, development, sale, and support of rapid application development software known as Omnis and a hosted social media visualization platform known as Postano. The Company’s Omnis software tools are sold to in-house corporate development teams, commercial application developers, system integrators, independent software vendors, value added resellers and independent consultants. The Company’s Postano product line, which is sold as a subscription, is a real-time social media content aggregation, activation, and visualization platform used by our customers for fan engagement. In addition, the Company provides continuing maintenance and customer support and, to a lesser extent, professional services and training.

As discussed throughout this Information Statement, in February 2016 we entered into the Asset Purchase Agreement to sell substantially all of our assets associated with the Postano business to Sprinklr.  We expect to complete the sale of the Postano assets as soon as practicable after the date that is 20 days after the mailing of this Information Statement. However, if the sale of the Postano assets is not consummated, our cash position and continuing operating losses would require that we significantly improve the operating results of the business, raise additional capital or cease operations.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. These accounting policies involve critical accounting estimates because they are particularly dependent on estimates and assumptions made by management about matters that are highly uncertain at the time the accounting estimates are made. Although we have used our best estimates based on facts and circumstances available to us at the time, different estimates reasonably could have been used. Changes in the accounting estimates we use are reasonably likely to occur from time to time, which may have a material effect on the presentation of our financial condition and results of operations.

Our most critical accounting estimates include revenue recognition and goodwill and other intangible assets. We also have other policies that we consider to be key accounting policies as identified in the footnotes to our financial statements, however, these policies either do not meet the definition of critical accounting estimates described above or are not currently material items in our financial statements. We review our estimates, judgments, and assumptions periodically and reflect the effects of revisions in the period in which they are deemed to be necessary. We believe that these estimates are reasonable; however, actual results could differ from these estimates.

Revenue Recognition

Revenue attributable to an element in a customer arrangement is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. If, at the outset of the customer arrangement, we determine that the arrangement fee is not fixed or determinable, we defer the revenue and recognize the revenue when the arrangement fee becomes due and payable. We do not have price protection programs or conditional acceptance agreements, and sales of our products are made without right of return.

For contracts with multiple software and software-related elements, we recognize revenue for the delivered elements, generally software licenses, using the residual value method when vendor-specific objective evidence (VSOE) of fair value exists for all undelivered elements, consisting primarily of post-contract customer support (PCS).  PCS is recognized ratably over the support term.

For our hosted software subscription arrangements, services revenue is recognized ratably over the subscription period.  We also have services revenue consisting of consulting and training services that are either recognized as the services are performed or upon the completion of the services depending on the nature of the services. When subscription arrangements involve multiple elements that qualify as separate units of accounting, we allocate arrangement consideration to all deliverables based on the relative stand-alone selling price method in accordance with the selling price hierarchy, which includes: (i) VSOE if available; (ii) third-party evidence (TPE) if VSOE is not available; and (iii) best estimate of selling price (BESP) if neither VSOE nor TPE is available.  Revenue allocated to each deliverable, limited to the amount not contingent on future performance, is then recognized when the basic revenue recognition criteria are met for the respective deliverables. When subscription arrangements involve multiple elements that do not qualify as separate units of accounting, the entire arrangement consideration is recognized over the subscription period.

We determine whether VSOE can be established based on our historical pricing and discounting practices for the specific deliverable when sold separately.  In determining VSOE, we require that a substantial majority of the selling prices fall within a reasonably narrow pricing range.  We have established VSOE for our PCS included in our software arrangements, but have not yet been able to establish VSOE for our subscription or other services as they have not been sold at sufficiently consistent pricing.

When VSOE cannot be established for our subscription and other services, we apply judgment with respect to whether we can establish a selling price based on TPE.  TPE is determined based on third party pricing practices for similar deliverables when sold separately.  Generally, our pricing strategy differs from that of our peers and our offerings contain a significant level of differentiation such that the comparable pricing of services with similar functionality cannot be obtained.  Furthermore, typically, we are unable to reliably determine what similar competitors services’ selling prices are on a stand-alone basis.  As a result, we have not been able to establish selling prices based on TPE.

When we are unable to establish a selling price for our subscription and other services using VSOE or TPE, we use BESP in our allocation of arrangement consideration.  The objective of BESP is to determine the price at which we would transact a sale if the respective elements were sold on a stand-alone basis.  We estimate BESP for services by considering multiple factors including, but not limited to, prices charged for similar offerings, market conditions, competitive landscape, costs of providing the services, and our overall pricing practices.  We currently use BESP in order to allocate the selling price to our deliverables in multiple element subscription arrangements.

Goodwill and Other Intangible Assets

We generally assess goodwill for potential impairments in the fourth quarter of each fiscal year, or during the year if an event or other circumstance indicates that we may not be able to recover the carrying amount of the asset.  In evaluating goodwill for impairment, we first assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount. If we conclude that it is not more likely than not that the fair value of a reporting unit is less than its carrying value, then no further testing of the goodwill assigned to the reporting unit is required. However, if we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we then perform a two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment to be recognized, if any.

In the first step of the review process, we compare the estimated fair value of the reporting unit with its carrying value. If the estimated fair value of the reporting unit exceeds its carrying amount, no further analysis is needed.

If the estimated fair value of the reporting unit is less than its carrying amount, we proceed to the second step of the review process to calculate the implied fair value of the reporting unit goodwill in order to determine whether any impairment is required. We calculate the implied fair value of the reporting unit goodwill by allocating the estimated fair value of the reporting unit to all of the assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination. If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, we recognize an impairment loss for that excess amount. In allocating the estimated fair value of the reporting unit to all of the assets and liabilities of the reporting unit, we use industry and market data, as well as knowledge of the industry and our past experiences.

Determining the fair value of a reporting unit under the first step of the goodwill impairment test is judgmental in nature and often involves the use of significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and the magnitude of any such charge. We base our calculation of the estimated fair value of a reporting unit on multiple approaches: market approach under the guideline public company method, market approach under the market capitalization method, and income approach. For the income approach, we use internally developed discounted cash flow models that include, among others, the following assumptions: projections of revenues and expenses and related cash flows based on assumed long-term growth rates and demand trends; expected future investments to grow new units; and estimated discount rates. We base these assumptions on our historical data and experience, third-party appraisals, industry projections, micro and macro general economic condition projections, and our expectations.

For purposes of our goodwill analysis, we consider ourselves a single reporting unit.  Factors we consider to be important that would trigger an impairment review include the following:

• Significant underperformance relative to expected historical or projected future operating results;

• Timing of our revenue, significant changes in the manner of use of the acquired assets or the strategy for the overall business;

• Significant negative industry or economic trends;

• Significant decline in our stock price for a sustained period; and

• Our market capitalization falling below our net book value for a sustained period.

Given our single reporting unit structure, a key input in estimating of our reporting unit fair value is our stock price as reported by the NASDAQ Capital Market (“NASDAQ”) and the OTCQX marketplace, as well as our related market capitalization. During the fiscal quarter ended December 31, 2014, our market capitalization fell below our net book value for an extended period of time. As a result, we conducted the first step of a goodwill impairment test as of December 31, 2014 with the assistance of an independent valuation consultant utilizing both a market capitalization approach, including an estimated control premium, as well as a discounted cash flow approach, with key assumptions including projected future cash flows and a risk-adjusted discount rate.  Both approaches resulted in an estimated fair value of our reporting unit below net book value as of December 31, 2014. As such, we initiated the second step of the goodwill impairment test to measure the amount of impairment. We analyzed the fair value of certain assets including our developed technology, trade names, customer relationships, and property. Based on the work performed, we concluded that an impairment loss existed as of December 31, 2014 and, when measuring the amount of impairment loss, we determined that goodwill was fully impaired. Accordingly, we recorded a non-cash goodwill impairment charge to fully write-off the book value of our goodwill in the amount of approximately $18.2 million during the quarter ended December 31, 2014. Also, prior to performing our second step in the goodwill impairment analysis, we assessed long-lived assets including property and equipment and intangible assets for impairment. Our conclusion was that such long-lived assets were not impaired as of December 31, 2014.

Intangible assets with finite useful life are amortized using the straight-line method over their estimated period of economic benefit. We evaluate our intangible assets for impairment whenever events and change in circumstances occur which may warrant revised estimate of useful lives or recognition of an impairment loss. In connection with the wind down of the Storycode services as more fully explained in Note 4 to the accompanying consolidated financial statements below, we assigned all of the intellectual property rights related to the name “Storycode” and certain rights related thereto to two former employees.  As a result, we wrote off the remaining net book value associated with this intangible asset in the amount of approximately $65,000 during the quarter ended December 31, 2014.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which provides guidance for revenue recognition. This ASU affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of non-financial assets. This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance. This ASU also supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition-Construction-Type and Production-Type Contracts. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchanged for those goods or services. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU No. 2014-09 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.  In April 2015, the FASB issued an exposure draft proposing to defer the effective date of this ASU for one year.  The new standard is effective for our fiscal year 2018, or fiscal year 2019 if the effective date is deferred by one year.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). This ASU is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted. We are evaluating the effect that ASU No. 2014-15 will have on our consolidated financial statements and related disclosures.

Results of Operations

Years Ended March 31, 2015 and 2014

The following table sets forth certain Consolidated Statement of Operations data from continuing operations in total dollars, as a percentage of total net revenues and as a percentage change from the same period in the prior year. Cost of license revenues and cost of service revenues are expressed as a percentage of the related revenues. This information should be read in conjunction with the Consolidated Financial Statements included elsewhere in this Information Statement.

	Year Ended			Year Ended
	March 31, 2015			March 31, 2014
	Results	% of Net Revenues	Percent Change	Results	% of Net Revenues
	(In thousands)			(In thousands)
Net revenues
Licenses	$2,274	33%	0%	$2,264	41%
Subscription	2,365	34%	104%	1,157	21%
Services	2,354	34%	14%	2,069	38%
Total net revenues	6,993	100%	27%	5,490	100%
Operating expenses
Cost of revenues:
Cost of subscription revenues (as a % of subscription revenues)	721	30%	155%	283	24%
Cost of service revenues (as a % of service revenues)	432	18%	-70%	1,450	70%
Selling and marketing	5,649	81%	-5%	5,918	108%
Research and development	3,986	57%	-10%	4,441	81%
General and administrative	6,653	95%	53%	4,350	79%
Acquisition related costs	—	0%	100%	209	4%
Impairment of goodwill	18,183	260%	100%	—	NA
Total operating expenses	35,624	509%	114%	16,651	303%
Operating loss	(28,631)	-409%	157%	(11,161)	-203%
Other income (expense)-net	56	1%	-182%	(68)	-1%
Loss before income taxes	(28,575)	-409%	154%	(11,229)	-205%
Income tax provision (benefit)	85	1%	-102%	(3,965)	-72%
Net loss from continuing operations	$(28,660)	-410%	295%	$(7,264)	-132%

Revenues

NET REVENUES. Net revenues include software licensing, hosted subscription services, post contract technical support, and professional services for our Omnis and Postano products and services. We generally sell our hosted Postano platform on a time-based subscription basis and offer our customers related professional services for additional fees. We license our Omnis software primarily on a per-CPU, per-server, per-port or per-user basis. Therefore, the addition of CPUs, servers, ports or users to existing systems increases our revenue from our installed base of licenses. Similarly, the reduction of CPUs, servers, ports or users from existing systems decreases our revenue from our installed base of customers. Effective December 1, 2014, we no longer provide Storycode digital publishing professional services as a result of our decision to wind down this portion of our business. These services were generally sold on a project basis and revenue from this portion of the business has not been significant historically.

The timing of orders and customer ordering patterns has resulted in fluctuations in our revenues between quarters and year-to-year. Total net revenues increased by approximately $1.5 million, or 27%, for the year ended March 31, 2015, when compared to the prior year, primarily due to an increase in Postano subscription revenue. License revenues from our Omnis software remained consistent with prior year at approximately $2.3 million. Subscriptions revenue from our Postano product increased by approximately $1.2 million, or 104%, when compared to the prior year. This increase was mainly due to both the growth in number of new customers, subscription renewals, and an increase in the average size of subscriptions. Services revenue increased by approximately $0.3 million, or 14%, for the year ended March 31, 2015, when compared to the same period in the prior year, primarily due to higher Postano professional services revenue.

Operating Expenses

COST OF SUBSCRIPTION REVENUE. Cost of subscription revenue is comprised of direct costs for Postano subscriptions associated with data center hosting and personnel costs relating to platform access, web embed displays, social content analytic reports and phone support. Cost of subscription revenue increased approximately $0.4 million, or 155%, for the year ended March 31, 2015, when compared to the prior year. This increase was due to higher data center costs due to more bandwidth needed to accommodate an increase in the number of subscriptions and higher personnel costs due to additional headcount.

COST OF SERVICE REVENUE. Cost of service revenue primarily includes personnel costs relating to consulting, professional and training services, and service royalties for our Omnis, Storycode, and Postano products. Effective December 1, 2014, we no longer provide Storycode professional services as a result of our decision to wind down this portion of our business. Historically, cost of service revenue from Storycode services has not been significant. Cost of service revenue for the year ended March 31, 2015 decreased by approximately $1.0 million, or 70%, from the prior year mainly related to a decrease in costs associated with a revenue sharing arrangement that was terminated in the prior fiscal year.

SELLING AND MARKETING. Selling and marketing expense consists primarily of salaries, benefits, advertising, trade shows, travel and overhead costs for our sales and marketing personnel. Selling and marketing expense for the year ended March 31, 2015 decreased by approximately $0.3 million, or 5%, when compared to the prior year mainly due to lower headcount as we wound down the Storycode business in the current year, and lower stock-based compensation expense.

We anticipate that selling and marketing costs related to our Postano product lines will continue to increase as we further develop the sales channels for these products and as customer acceptance of these products increases.

RESEARCH AND DEVELOPMENT. Research and development expense consists primarily of salaries and other personnel-related expenses and overhead costs for engineering personnel, including employees in the United States and the United Kingdom and contractors in the United States. Research and development expense for the year ended March 31, 2015 decreased by approximately $0.5 million, or 10%, when compared to the prior year mainly due to lower headcount related to development efforts of our Postano and Omnis products and lower stock-based compensation expense.

We believe that our future success will depend largely on strong development efforts with respect to both our existing and new products. These development efforts have resulted in updates and upgrades to existing Omnis products and the launch of new products including the Postano social media platform. New product updates and upgrades in our Omnis and Postano product lines are currently in progress and we expect to continue our research and development efforts in these product lines for the foreseeable future.

GENERAL AND ADMINISTRATIVE. General and administrative expense consists primarily of costs associated with our executive, finance, human resources, legal and other administrative functions. These costs consist principally of salaries and other personnel-related expenses, professional fees, depreciation and overhead costs. General and administrative expense for the year ended March 31, 2015 increased by approximately $2.3 million, or 53%, when compared to the prior year mainly due to higher salary expense due to added headcount, severance expense related to terminated employees, and higher legal and financial advisory services expense related to goodwill impairment valuation and the evaluation of any proposed sale of our common stock by our largest stockholder, as well as the evaluation of other strategic alternatives available to the Company.

IMPAIRMENT OF GOODWILL. During the fiscal quarter ended December 31, 2014, our market capitalization fell below our net book value. As a result, we conducted the first step of a goodwill impairment test as of December 31, 2014 with the assistance of an independent valuation consultant utilizing both a market capitalization approach, including an estimated control premium, as well as a discounted cash flow approach, with key assumptions including projected future cash flows and a risk-adjusted discount rate.  Both approaches resulted in an estimated fair value of our reporting unit below net book value as of December 31, 2014. As such, we initiated the second step of the goodwill impairment test to measure the amount of impairment. We analyzed the fair value of certain assets including our developed technology, trade names, customer relationships, and property. Based on the work performed, we concluded that an impairment loss existed as of December 31, 2014 and, when measuring the amount of impairment loss, we determined that goodwill was fully impaired. Accordingly, we recorded a non-cash goodwill impairment charge to fully write-off the book value of our goodwill in the amount of approximately $18.2 million during the quarter ended December 31, 2014. Also, prior to performing our second step in the goodwill impairment analysis, we assessed long-lived assets including property and equipment and intangible assets for impairment. Our conclusion was that such long-lived assets were not impaired as of December 31, 2014.

OTHER INCOME (EXPENSE)-NET. Other income (expense)-net consists primarily of interest income (expense) and gains and losses on foreign currency transactions and is not significant for any period presented.

PROVISION FOR INCOME TAXES. Our effective tax rate from continuing operations was (0.3)% and (35.4)% for the years ended March 31, 2015 and 2014, respectively. For the year ended March 31, 2014, we reported a tax benefit on our loss from continuing operations to the extent these losses would be utilized from income from discontinued operations. Our total effective tax rate was (0.3)%  and 32.8% for the years ended March 31, 2015 and 2014, respectively. The provision for income taxes for the year ended March 31, 2015 reflected the income tax on net earnings from our foreign subsidiaries in France and Germany.  In addition, we accrued additional expense of $55,000 related to a potential assessment from the German tax authorities in the year ended March 31, 2015.  Due to uncertainties surrounding the timing and likelihood of realizing the benefits of the net operating loss carryforwards in the future, we continue to carry a full valuation allowance against net deferred tax assets related to our operations in the United States and United Kingdom.

Realization of deferred tax assets depends upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, we have offset our net deferred tax assets in our U.S. and UK subsidiaries, with a valuation allowance. The utilization of our net operating losses could be subject to substantial annual limitations as a result of certain future events, such as an acquisition or other significant events, which may be deemed as a “change in ownership” under the provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitations could result in the expiration of net operating losses and tax credits before utilization.

Three and Nine Months Ended December 31, 2015

Results of Operations

The following table sets forth certain unaudited Condensed Consolidated Statement of Operations data in total dollars, as a percentage of total net revenues and as a percentage change from the same periods in the prior year. Cost of subscription revenues and cost of service revenues are expressed as a percentage of the related revenues. This information should be read in conjunction with the unaudited Condensed Consolidated Financial Statements included elsewhere in this Information Statement.

	Three Months Ended			Three Months Ended		Nine Months Ended			Nine Months Ended
	December 31, 2015			December 31, 2014		December 31, 2015			December 31, 2014
	Results	% of Net Revenues	Percent Change	Results	% of Net Revenues	Results	% of Net Revenues	Percent Change	Results	% of Net Revenues
	(In thousands)			(In thousands)		(In thousands)			(In thousands)
Net revenues
Licenses	$599	33%	16%	$515	27%	$1,380	29%	-25%	$1,845	33%
Subscription	813	45%	53%	532	28%	2,356	47%	67%	1,415	26%
Services	399	22%	-54%	866	45%	1,267	25%	-44%	2,250	41%
Total net revenues	1,811	100%	-5%	1,913	100%	5,003	100%	-9%	5,510	100%
Operating expenses
Cost of revenues:
Cost of subscription revenues (as a % of subscription revenues)	199	24%	-3%	206	39%	474	20%	-13%	546	39%
Cost of service revenues (as a % of service revenues)	141	35%	38%	102	12%	374	30%	-9%	410	18%
Selling and marketing	697	38%	-45%	1,260	66%	2,444	49%	-48%	4,679	85%
Research and development	688	38%	-12%	780	41%	1,966	39%	-35%	3,009	55%
General and administrative	895	49%	-48%	1,729	90%	3,413	68%	-33%	5,068	92%
Impairment of goodwill	—	NA	NA	18,183	950%	—	NA	NA	18,183	330%
Total operating expenses	2,620	145%	-88%	22,260	1164%	8,671	173%	-73%	31,895	579%
Operating loss	(809)	-45%	-96%	(20,347)	-1064%	(3,668)	-73%	-86%	(26,385)	-479%
Other income (expense)-net	6	0%	-82%	33	2%	(10)	0%	-125%	40	1%
Loss before income taxes	(803)	-44%	-96%	(20,314)	-1062%	(3,678)	-74%	-86%	(26,345)	-478%
Income tax provision	55	3%	-29%	78	4%	65	1%	-40%	108	2%
Net loss	$(858)	-47%	-96%	$(20,392)	-1066%	$(3,743)	-75%	-86%	$(26,453)	-480%

Revenues

NET REVENUES. Net revenues include software licensing, hosted subscription services, post-contract technical support, and professional services for our Omnis and Postano products and services. We generally sell our hosted Postano platform on a time-based subscription basis and offer our customers related professional services for additional fees. We license our Omnis software primarily on a per-CPU, per-server, per-port or per-user basis. Therefore, the addition of CPUs, servers, ports or users to existing systems increases our revenue from our installed base of licenses. Similarly, the reduction of CPUs, servers, ports or users from existing systems decreases our revenue from our installed base of customers.

Total net revenues decreased by approximately $0.1 million, or 5%, and $0.5 million, or 9%, for the three and nine month periods ended December 31, 2015, when compared to the same periods in the prior year. License revenues from our Omnis software increased approximately $0.1 million, or 16%, for the three months ended December 31, 2015 and decreased $0.5 million, or 25%, for the nine month period ended December 31, 2015. Omnis license revenues are driven by the timing of customer purchases of additional licenses as well as upgrades to newer versions of the Omnis platform.  This timing drives fluctuations in license revenues from period to period. Subscriptions revenue from our Postano product increased by approximately $0.3 million, or 53%, and $0.9 million, or 67%, when compared to the same three and nine month periods in the prior year. This increase was due to growth in number of new customers, subscription renewals, and an increase in the average size of subscriptions.  Services revenue decreased approximately $0.5 million, or 54%, and $1.0 million, or 44%, for the three and nine month periods ended December 31, 2015, respectively, primarily due to the discontinuance of a discrete Postano services offering in the quarter ended December 31, 2014.

Operating Expenses

COST OF SUBSCRIPTION REVENUE. Cost of subscription revenue is comprised of direct costs for Postano subscriptions associated with data center hosting and personnel costs relating to platform access, web embed displays, social content analytic reports and phone support. Cost of subscription revenue decreased approximately $7,000, or 3% and $72,000, or 13%, for the three and nine months ended December 31, 2015, when compared to the same period in the prior year. This decrease was due to savings in hosting cost resulted from bundled pricing obtained from our vendor as well as lower headcount in the current year.

COST OF SERVICE REVENUE. Cost of service revenue primarily includes personnel costs relating to consulting, professional and training services, and service royalties for our Omnis and Postano products. Cost of service revenue increased by approximately $39,000, or 38%, for the three months ended December 31, 2015 compared to the prior year and decreased by approximately $36,000, or 9%, for the nine months ended December 31, 2015 compared to the prior year.  The decrease in cost of service revenue results from the decline in service revenues described above.

SELLING AND MARKETING. Selling and marketing expense consists primarily of salaries, benefits, advertising, trade shows, travel and overhead costs for our sales and marketing personnel. Selling and marketing expense for the three and nine months ended December 31, 2015 decreased by approximately $0.6 million, or 45% and $2.2 million, or 48%, when compared to the same period in the prior year mainly due to efforts to control expenses, which included reductions in headcount, advertising media expense and travel expenses compared to the prior year.

RESEARCH AND DEVELOPMENT. Research and development expense consists primarily of salaries and other personnel-related expenses and overhead costs for engineering personnel, including employees in the United States and the United Kingdom. Research and development expense for the three and nine months ended December 31, 2015 decreased by approximately $0.1 million, or 12% and $1.0 million, or 35%, when compared to the same periods in the prior year, mainly due to lower employee headcount and consulting costs related to development efforts of our Postano and Omnis products.

We continue to invest in developing enhancements to our existing products for the benefit of our current and future customers. Historically, our development efforts have resulted in updates and upgrades to existing Omnis products and the launch of new product offerings and features within the Postano social media platform. New product updates and upgrades in our Omnis and Postano product lines are currently in progress and we expect to continue our research and development efforts in these product lines.

GENERAL AND ADMINISTRATIVE. General and administrative expense consists primarily of costs associated with our executive, finance, human resources, legal and other administrative functions. These costs consist principally of salaries and other personnel-related expenses, professional fees, depreciation and overhead costs. General and administrative expense for the three and nine months ended December 31, 2015 decreased by approximately $0.8 million, or 48%, and $1.7 million, or 33%, when compared to the same periods in the prior year, primarily due to lower headcount, legal, professional services, and financial advisory services related expenses partially offset by higher facility related costs associated with the closure of the Irvine office.

IMPAIRMENT OF GOODWILL. During the fiscal quarter ended December 31, 2014, our market capitalization fell below our net book value for an extended period of time. As a result, we conducted the first step of a goodwill impairment test as of December 31, 2014 with the assistance of an independent valuation consultant utilizing both a market capitalization approach, including an estimated control premium, as well as a discounted cash flow approach, with key assumptions including projected future cash flows and a risk-adjusted discount rate.  Both approaches resulted in an estimated fair value of our reporting unit below net book value as of December 31, 2014. As such, we initiated the second step of the goodwill impairment test to measure the amount of impairment. Based on the work performed, we concluded that an impairment loss is probable and can be reasonably estimated. Accordingly, we recorded a non-cash goodwill impairment charge to fully write-off the book value of our goodwill in the amount of approximately $18.2 million during the quarter ended December 31, 2014. Also, prior to performing our second step in the goodwill impairment analysis, we assessed long-lived assets including property and equipment and intangible assets for impairment. Our conclusion was that such long-lived assets were not impaired as of December 31, 2014.

OTHER INCOME (EXPENSE)-NET: Other income (expense)-net consists primarily of interest income (expense) and gains and losses on foreign currency transactions and is not significant for any period presented.

PROVISION FOR INCOME TAXES. Our effective tax rate from continuing operations was 6.8% and 1.8% for the three and nine months ended December 31, 2015, respectively.  Our effective tax rate from continuing operations was 0.4% and 0.4% for the three and nine months ended December 30, 2014, respectively. The provision for income taxes reflects the income tax on net earnings from foreign subsidiaries.  Due to uncertainties surrounding the timing of realizing the benefits of the net operating loss carryforwards in the future, we continue to carry a full valuation allowance against net deferred tax assets for our subsidiaries in the United States and United Kingdom.

Realization of deferred tax assets depends upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, we have offset our net deferred tax assets in our U.S. and UK subsidiaries, with a valuation allowance. The utilization of our net operating losses could be subject to substantial annual limitations as a result of certain future events, such as an acquisition or other significant events, which may be deemed as a “change in ownership” under the provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitations could result in the expiration of net operating losses and tax credits before utilization.

Liquidity and Capital Resources

As of December 31, 2015, we had approximately $6.5 million in cash, of which approximately $0.3 million was held by our foreign subsidiaries and, if repatriated, would not be subject to material tax consequences due to our net operating loss carry forwards. We believe that our existing cash balances and cash flow from operations will be sufficient to meet our anticipated cash needs for at least the next twelve months.

We continue to invest in research and development and marketing efforts intended to allow us to further penetrate our target markets and grow our revenues and improve operating results. However, our research and development and marketing efforts have required, and will continue to require, cash outlays without the immediate or short-term receipt of related revenue. Our ability to meet our future expenditure requirements is dependent upon our future financial performance, and this will be affected by, among other things, prevailing economic conditions, success in penetrating new markets, our ability to attract new customers, and achieving market acceptance of our new and existing products and services, the success of research and development efforts and other factors beyond our control.

We had no material commitments for capital expenditures as of December 31, 2015.

Net cash used in operating activities was approximately $3.6 million and $7.6 million for the nine months ended December 31, 2015 and 2014, respectively. The decrease in net cash used in operating activities for the nine month period ended December 31, 2015 as compared to the same period in the prior year was primarily due to lower net loss due to lower selling and marketing, general and administrative, and research and development expenses. Net cash used in investing activities was $0.2 million for the nine months ended December 31, 2015 and was primarily due to payments made for a software license.  Net cash used in investing activities was $0.3 million for the nine months ended December 31, 2014, primarily due to the purchases of furniture and equipment related to the relocation of our former headquarters in April 2014.  Net cash provided by financing activities for the nine months ended December 31, 2015 was immaterial and included proceeds from the issuance of common stock under our employee stock purchase plan. Net cash provided from financing activities for the nine months ended December 31, 2014 was approximately $2.2 million and was mainly due to proceeds released from escrow from the sale of our MDMS Business in the prior year.

We did not have an outstanding line of credit or other borrowings during the three and nine month periods ended December 31, 2015 or 2014.

Off-Balance Sheet Arrangements

As of December 31, 2015 we did not have any off-balance sheet arrangements, as defined in the SEC regulations, which have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues, or expenses, results of operations, liquidity, capital expenditures or capital resources.

PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial statements have been derived from the historical financial statements of the Company, as adjusted, to give effect to the Asset Sale pending pursuant to the Asset Purchase Agreement.

The unaudited pro forma consolidated balance sheet as of December 31, 2015 reflects adjustments as if the Asset Sale had occurred on December 31, 2015.  The unaudited pro forma consolidated statements of operations for the nine months ended December 31, 2015 and the year ended March 31, 2015 reflect adjustments as if the Asset Sale had occurred on April 1, 2015 and 2014, respectively.

The unaudited pro forma consolidated financial statements do not purport to present the financial position or results of operations of the Company had the Asset Sale and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future, in light of the fact that, if consummated, the Company will have significantly fewer assets and will have limited business operations.

These unaudited pro forma consolidated financial statements should be read in conjunction with our historical consolidated financial statements and accompanying notes included elsewhere in this Information Statement.

TigerLogic Corporation
Unaudited Condensed Consolidated Statement of Operations

For the Year Ended March 31, 2015
(in thousands except per share data)

	As Reported	Pro Forma Adjustments		Pro Forma as Adjusted
Net Revenues:
Licenses	$2,274	$—		$2,274
Subscriptions	2,365	(2,313	)(1)	52
Services	2,354	(343	)(1)	2,011
Total net revenues	$6,993	$(2,656)		$4,337

Operating expenses:
Cost of subscription revenues	$721	$(721	)(2)	$—
Cost of service revenues	432	—		432
Selling and marketing	5,649	(2,629	)(2)	3,020
Research and development	3,986	(2,456	)(2)	1,530
General and administrative	$6,653	$(643	)(2)	$6,010
Impairment of goodwill	$18,183	—		$18,183
Total operating expenses	35,624	(6,448)		29,176

Loss from operations	$(28,631)	3,792		$(24,839)

Other expenses:
Interest expense-net	$(3)	—		(3)
Other income-net	59	—		59
Total other income (expense)-net	$56	—		56

Loss before income taxes	$(28,575)	$3,792		$(24,783)
Income tax provision	85	—		85
Net loss	$(28,660)	$3,792		$(24,698)

Net loss per share (basic and diluted)	$(0.93)			$(0.80)

Weighted average shares used in computing basic and diluted loss per share	30,691			30,691

(1)	To remove net sales related to the Asset Sale.

(2)	To remove costs related to the Asset Sale.

TigerLogic Corporation
Unaudited Condensed Consolidated Statement of Operations

For the Nine Months Ended December 31, 2015
(in thousands except per share data)

	As Reported	Pro Forma Adjustments		Pro Forma as Adjusted
Net Revenues:
Licenses	$1,380	$—		$1,380
Subscriptions	2,356	(2,354	)(1)	2
Services	1,267	(248	)(1)	1,019
Total net revenues	$5,003	$(2,604)		$2,401

Operating expenses:
Cost of subscription revenues	$474	$(474	)(2)	$—
Cost of service revenues	374	(65	)(2)	309
Selling and marketing	2,444	(1,620	)(2)	824
Research and development	1,966	(1,161	)(2)	805
General and administrative	$3,413	$(429	)(2)	$2,984
Total operating expenses	8,671	(3,749)		4,922

Loss from operations	$(3,668)	1,147		$(2,521)

Other expenses:
Interest expense-net	$(2)	—		(2)
Other expense-net	(8)	—		(8)
Total other expenses	$(10)	—		(10)

Loss before income taxes	$(3,668)	$1,147		(2,531)
Income tax provision	65	—		65
Net loss	$(3,743)	$1,147		$(2,596)

Net loss per share (basic and diluted)	$(0.12)			$(0.08)

Weighted average shares used in computing basic and diluted loss per share	30,958			30,958

(1)	To remove net sales related to the Asset Sale.

(2)	To remove costs related to the Asset Sale.

TIGERLOGIC CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

December 31, 2015

(In thousands, except share and per share data)

	As Reported	Pro Forma Adjustments		Pro Forma as Adjusted
ASSETS
Current assets:
Cash	$6,487	$1,900	(1)	8,387
Trade accounts receivable, less allowance for doubtful accounts of $1 and $0, respectively	954	(309	)(2)	645
Other current assets	449	(83	)(2)	366
Total current assets	7,890	1,508		9,398

Property, furniture and equipment, net	584	(269	)(2)	315
Intangible assets, net	306	(306	)(2)	—
Deferred tax assets	95	—		95
Other assets	51	(13	)(2)	38
Total assets	$8,926	$920		9,846

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$250	(127	)(3)	123
Accrued liabilities	824	(283	)(3)	541
Deferred revenue	1,568	(876	)(3)	692
Total current liabilities	2,642	(1,286)		1,356

Other long-term liabilities	144			144
Total liabilities	2,786	(1,286)		1,500

Commitments and contingencies

Stockholders’ equity:
Preferred Stock	—	—		—
Common stock	3,096	—		3,096
Additional paid-in-capital	143,712	—		143,712
Accumulated other comprehensive income	2,178	—		2,178
Accumulated deficit	(142,846)	2,206	(4)	(140,640)
Total stockholders’ equity	6,140	2,206		8,346

Total liabilities and stockholders’ equity	$8,926	$920		9,846

(1) To reflect $2.4 million cash received from the Asset Sale net of $0.5 million transaction related costs.

(2) To remove assets sold in the Asset Sale.

(3) To remove liabilities assumed in the Asset Sale.

(4) To reflect the reduction in net assets and liabilities and the net gain recognized as a result of the Asset Sale.

Householding of Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for information statements with respect to two or more security holders sharing the same address by delivering a single information statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

Brokers with account holders who are TigerLogic Corporation stockholders may be “householding” our Information Statement.  A single Information Statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Information Statement or, alternatively, if you wish to receive a single copy of the material instead of multiple copies, please notify your broker and direct your request to TigerLogic Corporation, Attention: Secretary, 1532 SW Morrison Street, Suite 200, Portland, Oregon 97205.

Where You Can Find Additional Information

We file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Section at the Securities and Exchange Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our public filings are also available to the public from commercial document retrieval services.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

TigerLogic Corporation:

We have audited the accompanying consolidated balance sheets of TigerLogic Corporation and subsidiaries as of March 31, 2015 and 2014, and the related consolidated statements of comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the two-year period ended March 31, 2015. These consolidated financial statements are the responsibility of TigerLogic Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TigerLogic Corporation and subsidiaries as of March 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the two-year period ended March 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Santa Clara, California

June 18, 2015

TIGERLOGIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31,	March 31,
	2015	2014
ASSETS
Current assets:
Cash	$10,251	$18,602
Trade accounts receivable, less allowance for doubtful accounts of $0 in 2015 and $43 in 2014	1,291	934
Receivable from sale of MDMS business	—	2,200
Other current assets	460	553
Total current assets	12,002	22,289

Property, furniture and equipment, net	869	575
Goodwill	—	18,183
Intangible assets, net	363	510
Deferred tax assets	94	109
Other assets	54	73
Total assets	$13,382	$41,739

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$295	349
Accrued liabilities	1,525	1,892
Deferred revenue	1,905	1,599
Total current liabilities	3,725	3,840

Other long-term liabilities	101	122
Total liabilities	3,826	3,962

Commitments and contingencies

Stockholders’ equity:
Series A convertible preferred stock: $1.00 par value; 5,000,000 shares authorized; none issued or outstanding at March 31, 2015 and 2014	—	—
Common stock: $0.10 par value; 100,000,000 shares authorized; 30,955,697 and and 30,117,234 issued and outstanding as of March 31, 2015 and 2014, respectively	3,096	3,012
Additional paid-in-capital	143,389	142,848
Accumulated other comprehensive income	2,174	2,360
Accumulated deficit	(139,103)	(110,443)
Total stockholders’ equity	9,556	37,777

Total liabilities and stockholders’ equity	$13,382	$41,739

See accompanying notes to the consolidated financial statements.

TIGERLOGIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands except per share data)

	For the years Ended March 31,
	2015	2014

Net revenues:
Licenses	$2,274	$2,264
Subscription	2,365	1,157
Services	2,354	2,069
Total net revenues	6,993	5,490
Operating expenses:
Cost of subscription revenues	721	283
Cost of service revenues	432	450
Cost of service revenues-revenue sharing settlement	—	1,000
Selling and marketing	5,649	5,918
Research and development	3,986	4,441
General and administrative	6,653	4,350
Impairment of goodwill	18,183	—
Acquisition related costs	—	209
Total operating expenses	35,624	16,651
Operating loss from continuing operations	(28,631)	(11,161)
Other income (expense):
Interest income (expense)-net	(3)	(6)
Other income (expense)-net	59	(62)
Total other income (expense)-net	56	(68)
Loss before income taxes from continuing operations	(28,575)	(11,229)
Income tax provision (benefit)	85	(3,965)
Net loss from continuing operations	(28,660)	(7,264)
Discontinued operations:
Income from discontinued operations, net of tax	—	2,641
Gain on sale of discontinued operations, net of tax	—	5,918
Income from discontinued operations	—	8,559
Net income (loss)	$(28,660)	$1,295
Other comprehensive income (loss):
Foreign currency translation adjustments	(186)	103
Total comprehensive income (loss)	$(28,846)	$1,398

Basic and diluted net income (loss) per share:
Loss from continuing operations	$(0.93)	$(0.24)
Income from discontinued operations	$—	$0.28
Net income (loss)	$(0.93)	$0.04

Shares used in computing net loss from continuing operations per share, income from discontinued operations per share, and net income (loss) per share	30,691	30,255

See accompanying notes to the consolidated financial statements.

TIGERLOGIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended March 31
	2015	2014

Cash flows from operating activities:
Net income (loss)	$(28,660)	$1,295
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on sale of discontinued operations	—	(9,926)
Impairment of goodwill	18,183	—
Depreciation and amortization of long-lived assets	328	191
Provision for (recovery of) bad debt	(71)	133
Stock-based compensation expense	601	1,293
Change in deferred tax assets	48	120
Foreign currency exchange gain	(42)	(46)
Change in operating assets and liabilities, net of discontinued operations:
Trade accounts receivable	(360)	(970)
Other current assets	(33)	138
Accounts payable	(32)	(98)
Accrued liabilities	(434)	(633)
Deferred revenue	438	941
Net cash used in operating activities	(10,034)	(7,562)

Cash flows from investing activities:
Purchases of property, plant and equipment	(331)	(183)
Proceeds from sale of discontinued operations	—	19,800
Net cash provided (used) by investing activities	(331)	19,617

Cash flows from financing activities:
Proceeds from exercise of stock options	16	59
Proceeds from issuance of common stock	11	37
Proceeds from sale of discontinued operations	2,200	—
Net cash provided by financing activities	2,227	96

Effect of exchange rate changes on cash	(213)	(14)

Net increase (decrease) in cash	(8,351)	12,137
Cash at beginning of the period	18,602	6,465
Cash at end of the period	$10,251	$18,602

Supplemental disclosures:
Cash paid for income taxes	$102	$488

See accompanying notes to the consolidated financial statements.

TIGERLOGIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended March 31, 2015 and 2014

(In thousands, except share amounts)

				Accumulated
			Additional	Other
	Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances March 31, 2013	29,931,248	2,993	141,478	2,257	(111,738)	34,990
Stock option and purchase plan issuances	185,986	19	77	—	—	96
Stock-based compensation	—	—	1,293	—	—	1,293
Net income	—	—	—	—	1,295	1,295
Foreign currency translation adjustments	—	—	—	103	—	103
Balances March 31, 2014	30,117,234	3,012	142,848	2,360	(110,443)	37,777
Stock option and purchase plan issuances	37,776	4	20	—	—	24
Holdback shares issued for acquired business	800,687	80	(80)	—	—	—
Stock-based compensation	—	—	601	—	—	601
Net loss	—	—	—	—	(28,660)	(28,660)
Foreign currency translation adjustments	—	—	—	(186)	—	(186)
Balances March 31, 2015	30,955,697	$3,096	$143,389	$2,174	$(139,103)	$9,556

See accompanying notes to the consolidated financial statements.

TIGERLOGIC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

TigerLogic Corporation’s (the “Company”) principal business is the design, development, sale, and support of rapid application development software known as Omnis and a hosted social media visualization platform known as Postano. The Company’s Omnis software tools are sold to in-house corporate development teams, commercial application developers, system integrators, independent software vendors, value added resellers and independent consultants. The Company’s Postano product line, which is sold as a subscription, is a real-time social media content aggregation, activation, and visualization platform used by our customers for fan engagement. In addition, the Company provides continuing maintenance and customer support and, to a lesser extent, professional services and training.

On November 15, 2013, the Company completed the sale of its assets dedicated to the multidimensional database management system (“MDMS”) and related connectivity products known as the MDMS family of products, including D3, mvBase, mvEnterprise and the Pick connectivity products (the “MDMS Business”), and the related underlying enterprise resource planning (“ERP”) platform required to support the MDMS Business, to Rocket Software, Inc. (“Rocket”). As a result of this divestiture, the historical results of the MDMS Business have been reclassified and presented as discontinued operations for all periods presented. See Note 3 for additional information related to the disposition of the MDMS Business.

Reclassifications. Certain reclassifications have been made to the 2014 financial statements and disclosures to conform to the current year presentation consisting of separating subscription revenues from other services revenue as well as related costs of the respective services.

2. Summary of Significant Accounting Policies

Significant accounting policies applied in the preparation of the accompanying consolidated financial statements of the Company are as follows:

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Revenue Recognition. Revenue attributable to an element in a customer arrangement is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. If, at the outset of the customer arrangement, we determine that the arrangement fee is not fixed or determinable, we defer the revenue and recognize the revenue when the arrangement fee becomes due and payable. We do not have price protection programs or conditional acceptance agreements, and sales of our products are made without right of return.

For contracts with multiple software and software-related elements, we recognize revenue for the delivered elements, generally software licenses, using the residual value method when vendor-specific objective evidence (VSOE) of fair value exists for all undelivered elements, consisting primarily of post-contract customer support (PCS).  PCS is recognized ratably over the support term.

For our hosted software subscription arrangements, subscription revenue is recognized ratably over the subscription period.  We also have professional services revenue consisting of consulting and training services that are either recognized as the services are performed or upon the completion of the services depending on the nature of the services. When subscription arrangements involve multiple elements that qualify as separate units of accounting, we allocate arrangement consideration to all deliverables based on the relative stand-alone selling price method in accordance with the selling price hierarchy, which includes: (i) VSOE if available; (ii) third-party evidence (TPE) if VSOE is not available; and (iii) best estimate of selling price (BESP) if neither VSOE nor TPE is available.  Revenue allocated to each deliverable, limited to the amount not contingent on future performance, is then recognized when the basic revenue recognition criteria are met for the respective deliverables. When subscription arrangements involve multiple elements that do not qualify as separate units of accounting, the entire arrangement consideration is recognized over the subscription period.

We determine whether VSOE can be established based on our historical pricing and discounting practices for the specific deliverable when sold separately.  In determining VSOE, we require that a substantial majority of the selling prices fall within a reasonably narrow pricing range.  We have established VSOE for our PCS included in our software arrangements, but have not yet been able to establish VSOE for our subscription or other services.

When VSOE cannot be established for our subscription and other services, we apply judgment with respect to whether we can establish a selling price based on TPE.  TPE is determined based on third party pricing practices for similar deliverables when sold separately.  Generally, our pricing strategy differs from that of our peers and our offerings contain a significant level of differentiation such that the comparable pricing of services with similar functionality cannot be obtained.  Furthermore, typically, we are unable to reliably determine what similar competitors services’ selling prices are on a stand-alone basis.  As a result, we have not been able to establish selling prices based on TPE.

When we are unable to establish a selling price for our subscription and other services using VSOE or TPE, we use BESP in our allocation of arrangement consideration.  The objective of BESP is to determine the price at which we would transact a sale if the respective elements were sold on a stand-alone basis.  We estimate BESP for services by considering multiple factors including, but not limited to, prices charged for similar offerings, market conditions, competitive landscape, costs of providing the services, and our overall pricing practices.  We currently use BESP in order to allocate the selling price to our deliverables in multiple element subscription arrangements.

Cost of Subscription and Service Revenue. Cost of subscription revenue is comprised of direct costs for Postano subscriptions associated with data center hosting and personnel costs relating to platform access, web embed displays, social content analytic reports and phone support. Cost of service revenue includes primarily personnel costs related to consulting, technical support, and training. Other costs specifically identifiable to the revenue source have been classified accordingly.

Cash and cash equivalents. Investment securities with a maturity of ninety days or less at the time of purchase are considered cash equivalents.

Trade Accounts Receivable. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company reviews its allowance for doubtful accounts at least quarterly. Past due balances over 60 days and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.

Property, Furniture and Equipment. Property, furniture, and equipment are stated at historical cost. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets. Except for our building in the United Kingdom, which is being depreciated over 50 years, all other assets are being amortized or depreciated between two to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful lives of the assets.

Software Development Costs. Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized until the software is available for general release to customers. The Company does not currently have any internal software development costs capitalized because software is available for general release concurrently with the establishment of technological feasibility.

Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to an amount whose realization is more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes tax benefits from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized. Developments such as case law, changes in tax law, new rulings or regulations issued by taxing authorities, and interactions with the taxing authorities could affect whether a position should be recognized or the amount that should be reported.

Interest and penalties would accrue if the uncertain tax position were not sustained. Interest would start to accrue in the period it would begin accruing under the relevant tax law, and the amount of interest expense to be recognized would be computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Penalties would accrue in the first period in which the position was taken (or is expected to be taken) on a tax return that would give rise to the penalty. Unrecognized tax benefits and the related interest and penalty exposure would result in recognition of a liability or a reduction to a deferred tax asset. This liability is separate from the deferred tax component on the balance sheet and would be classified as long-term unless payment is expected within the next twelve months. Interest and penalties are classified as income tax expense.

Stock-Based Compensation. The Company recognizes share-based payments, including grants of stock options and other equity awards in the consolidated financial statements based on their fair values. The Company recognizes compensation expense for share-based awards ratably over the vesting period.

Net Income (Loss) Per Share. Basic and diluted loss per share is computed using the net loss and the weighted average number of common shares outstanding during the period. Potential dilutive common shares include, for all of the periods presented, outstanding stock options and contingently issuable shares. There were 4,630,822, and 3,758,426 outstanding options to purchase shares of the Company’s common stock and contingently issuable shares as of March 31, 2015 and 2014, respectively, that were not included in the computation of diluted loss per share because their effect would have been anti-dilutive.

Concentration of Credit Risk. The Company provides its products and services through its direct sales force, distributors, resellers, and developers. Our customers are in diversified industries worldwide. On an ongoing basis, the Company performs credit evaluations of its customer’s financial condition and generally requires no collateral. No single customer accounted for more than 10% of revenues during any of the periods presented.

Foreign Currency Translation. The local currency is used as the functional currency for purposes of translating the financial statements of the Company’s foreign subsidiaries into the reporting currency. Assets and liabilities of these foreign subsidiaries are translated at the exchange rate in effect at each period end. Income statement accounts are translated at the average rate of exchange for each period. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive income (loss) in stockholders’ equity. Gains and losses resulting from foreign currency transactions are included in other income (expense). Beginning in December 2009, foreign exchange gains and losses on the outstanding intercompany balance denominated in the British Pound are being accumulated in a separate component of equity based on the Company’s determination that the settlement of this intercompany balance is not planned or anticipated in the foreseeable future.

The Company’s revenues generated through its offices located outside of the United States were approximately 39% and 49% of total revenue for the fiscal years ended March 31, 2015 and 2014, respectively.

Comprehensive Income (Loss). Comprehensive income (loss) encompasses all changes in equity other than those with stockholders and consists of net income (loss) and foreign currency translation adjustments. For the subsidiaries located in Germany and United Kingdom, the Company does not provide for U.S. income taxes on foreign currency translation adjustments because it does not provide for such taxes on undistributed earnings of these foreign subsidiaries. For its French subsidiary, the Company provides for U.S. taxes on foreign currency translation adjustments.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. These accounting policies involve critical accounting estimates because they are particularly dependent on estimates and assumptions made by management about matters that are highly uncertain at the time the accounting estimates are made. Although we have used our best estimates based on facts and circumstances available to us at the time, different estimates reasonably could have been used. Changes in the accounting estimates we use are reasonably likely to occur from time to time, which may have a material effect on the presentation of our financial condition and results of operations. Our most critical accounting estimates include revenue recognition, accounting for business combinations and goodwill and accounting for employee stock-based compensation. We review our estimates, judgments, and assumptions periodically and reflect the effects of revisions in the period in which they are deemed to be necessary. We believe that these estimates are reasonable; however, actual results could differ from these estimates.

Impairment of Goodwill and Other Long-Lived Assets. Long-lived assets, such as property, furniture, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset or asset group. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill and intangible assets that have indefinite useful lives are tested annually for impairment and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. For goodwill, the impairment determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

Recent Accounting Pronouncements. In May 2014, the Financial Accounting Standard Board issued Accounting Standards Update (ASU) No. 2014-09, Revenue from contracts with Customers (Topic 606) which provides guidance for revenue recognition. This ASU affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of non-financial assets. This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance. This ASU also supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition-Construction-Type and Production-Type Contracts. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchanged for those goods or services. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU No. 2014-09 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.  In April 2015, the FASB issued an exposure draft proposing to defer the effective date of this ASU for one year.  The new standard is effective for our fiscal year 2018, or fiscal year 2019 if the effective date is deferred one year.

In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360), which provides guidance for reporting discontinued operations and disclosures of disposals of components of an entity. This ASU affects an entity that has either a component that is disposed of or meets the criteria to be classified as held for sale. The core principle of the guidance is that a disposal of a component, or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift and has (or will have) a major effect on an entity’s operations and financial results. This standard is effective for annual reporting periods beginning after December 15, 2014, including interim periods within that reporting period (our fiscal year 2016). We do not expect the adoption of this ASU to have a material impact on our financial position and results of operations.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). This ASU is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted. We are evaluating the effect that ASU No. 2014-15 will have on our consolidated financial statements and related disclosures.

3. Discontinued Operations - Business Divestiture

On November 15, 2013, the Company completed the sale of the MDMS Business, and the related underlying enterprise resource planning (“ERP”) platform required to support the MDMS Business, to Rocket for a total sale price of approximately $22.0 million (the “Sale”), of which $19.8 million was received at closing and the remaining $2.2 million was released from escrow and received in November 2014. As a result of this divestiture, the historical results of the MDMS Business have been reclassified and presented as discontinued operations for all periods presented.  Also, in connection with, and effective on, the closing of the Sale, the Company assigned to Rocket its Lease Agreement with The Irvine Company, dated November 9, 2004, as amended by the First Amendment thereto dated December 7, 2009. The lease was for approximately 15,000 square feet of office space in Irvine, California and runs through October 2015.  Rocket agreed to allow the Company to continue to occupy a portion of the space until April 2014 when the Company relocated to a new facility to accommodate the personnel previously employed at the premises and continuing with the Company following the Sale.

In connection with the Sale, the parties also entered, at closing, into several ancillary and related agreements, including a transition services agreement designed to facilitate the transition of the MDMS Business to Rocket and minimize disruptions to the Company’s retained businesses, and an intellectual property license agreement, which will permit Rocket to use certain intellectual property owned by the Company and will permit the Company to use certain intellectual property owned by Rocket following the Sale. The costs of providing these services were considered immaterial and therefore were not included in discontinued operations on the statements of comprehensive income (loss).

Historical results of operations of the MDMS Business have been classified as discontinued operations. Income from discontinued operations for the fiscal year ended March 31, 2014 represents the results of operations of the MDMS Business prior to disposition.  As of the date of disposition, the Company has not had and does not anticipate generating any future cash flows related to the MDMS Business other than the $2.2 million cash received from escrow in November 2014.

The financial results of the discontinued operations for the year ended March 31, 2014 were as follows (in thousands):

For the Year Ended March 31, 2014

Revenue of discontinued operations	$5,821
Income from discontinued operations	3,231
Income tax expense	590
Income from discontinued operations, net of tax	2,641
Gain on sale of discontinued operations	9,926
Income tax expense	4,008
Gain on sale of discontinued operations, net of tax	5,918
Total income from discontinued operations	$8,559

4. Storycode Winddown

During the quarter ended December 31, 2014, the Company wound down its minor digital publishing services, referred to as Storycode Services, to focus its resources on the Postano and Omnis product lines. In connection with this decision, the Company entered into an Asset Purchase Agreement with two individuals (“Buyers”) who were previously employed by the Company to manage the Storycode Services. The Company assigned to Buyers all of the intellectual property rights related to the name “Storycode” and certain rights related thereto, and agreed to share certain accounts receivable related to the Storycode Services. Buyers and the Company also agreed to a mutual release of all claims against each other. As a result of assigning the “Storycode” name to Buyers, the Company wrote off the remaining balance of the intangible asset of approximately $65,000 related to the Storycode trade name. The Company retained the technology obtained as part of the acquisition of Storycode, Inc. in January 2013 that is currently being used in the Postano subscription and service offerings and approximately $250,000 of accounts receivable attributable to the Storycode Services, and assigned to Buyers approximately $230,000 of accounts receivable attributable to the Storycode Services, of which approximately $220,000 was remitted to Buyers in January 2015 after payments were received from customers. The Buyers are responsible for collecting the remaining $10,000 of outstanding accounts receivable.

Historically, Storycode Services revenues have not been significant and the Company does not expect any future revenues related to Storycode Services.

5. Fair Value Measurement

The Company maintains all of its cash on deposit at financial institutions. As such, there were no cash equivalents on the Company’s balance sheets as of March 31, 2015 or 2014. There were no nonfinancial assets or liabilities that required recognition or disclosure at fair value on a nonrecurring basis in the Company’s balance sheets as of March 31, 2015 or 2014.

6. Property, Furniture and Equipment

Property, furniture and equipment at March 31 consisted of (in thousands):

	2015	2014
Land and buildings	$636	$713
Office equipment, furniture and fixtures	4,715	4,641
Total	5,351	5,354
Accumulated depreciation	(4,482)	(4,779)
Property, furniture and equipment, net	$869	$575

Depreciation expense for the fiscal years ended March 31, 2015 and 2014 was approximately $182,000 and $97,000, respectively. During the fiscal year ended March 31, 2015, the Company disposed of approximately $70,000 in office equipment assets that were no longer in use resulting in a loss on disposal of approximately $20,000, which was included in depreciation expense.

7. Goodwill and intangible assets

The Company reviews goodwill and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During the fiscal quarter ended December 31, 2014, the Company’s market capitalization fell below its net book value for an extended period of time. As a result, Company management conducted the first step of a goodwill impairment test as of December 31, 2014 with the assistance of an independent valuation consultant utilizing both a market capitalization approach, including an estimated control premium, as well as a discounted cash flow approach, with key assumptions including projected future cash flows and a risk-adjusted discount rate.  Both approaches resulted in an estimated fair value of the Company’s reporting unit below net book value as of December 31, 2014. As such, the Company initiated the second step of the goodwill impairment test to measure the amount of impairment. The Company analyzed the fair value of certain assets including its developed technology, trade names, customer relationships, and property. Based on the work performed, the Company concluded that an impairment loss existed as of December 31, 2014 and, when measuring the amount of impairment loss, we determined that goodwill was fully impaired. Accordingly, the Company recorded a non-cash goodwill impairment charge to fully write-off the book value of its goodwill in the amount of approximately $18.2 million during the quarter ended December 31, 2014. Also, prior to performing the second step in the goodwill impairment analysis, the Company assessed long-lived assets including property and equipment and intangible assets for impairment. The Company’s conclusion was that such long-lived assets were not impaired as of December 31, 2014 or March 31, 2015.

Goodwill as of March 31, 2015 and 2014 was as follows (in thousands):

	2014	Impairment write off	2015

Goodwill	$18,183	$(18,183)	$—

Intangible assets subject to amortization at March 31, 2015 and 2014 were as follows (in thousands):

	March 31, 2015
	Cost	Accumulated Amortization/ Write off	Net

Purchased Trade and Domain Names	80	(80)	$—
Purchased Technology	530	(167)	363
Total purchased intangible assets	$610	$(247)	$363

	March 31, 2014
	Cost	Accumulated Amortization	Net

Purchased Trade and Domain Names	$80	$(10)	$70
Purchased Technology	530	(90)	440
Total purchased intangible assets	$610	$(100)	$510

Amortization expense related to purchased intangible assets for fiscal years 2015 and 2014 was approximately $146,000 and $83,000, respectively. During the fiscal year ended March 31, 2015, the Company wrote off the intangible asset related to Storycode’s tradename with a book value of approximately $65,000, which was included in amortization expense. See footnote 4 for more information regarding the Storycode winddown.

Purchased intangible assets are amortized over their estimated useful lives of seven years. At March 31, 2015, expected future amortization expense is as follows (in thousands):

Years Ending March 31,	Intangible assets
2016	$76
2017	76
2018	76
2019	76
2020	59
Total expected amortization expense	$363

8. Stockholder’s Equity

Series A Convertible Preferred Stock

The Company had 5,000,000 shares of Series A convertible preferred stock (“Series A”) authorized and no shares of Series A issued and outstanding at March 31, 2015 and 2014.

Common Stock

The Company had 100,000,000 shares of common stock authorized and 30,955,697 and 30,117,234 shares of common stock issued and outstanding as of March 31, 2015 and 2014, respectively.

Stock Options

On February 25, 2009, the shareholders voted to approve and the Company adopted the 2009 Equity Incentive Plan (“2009 Plan”). The 2009 Plan provides for the granting of stock options, restricted stock, and restricted stock units to directors, employees and consultants. In conjunction with the adoption of the 2009 Plan, the Company terminated all other plans, except as to options then issued and outstanding under such plans. The total number of shares available for issuance under the 2009 Plan at adoption date is based on the number of shares that have been reserved but not issued under the 1999 Stock Plan (“1999 Plan”), the shares under the 1999 Plan which expired, were cancelled or were forfeited, and the annual share reserve increase. Included in the 2009 Plan is the provision for the annual automatic share reserve increase on the last day of each fiscal year in an amount equal to the lesser of (a) 3% of the Company’s total outstanding shares on the last day of the Company’s fiscal year, (b) 2,000,000, or (c) such lesser amount as determined in the sole and absolute discretion of the Board. The annual increase for the year ended March 31, 2015 was 928,670 shares. At March 31, 2015, the total number of shares available for issuance under the 2009 Plan was 4,370,481 shares. Stock options are generally granted with an exercise price equal to the stock’s fair market value at the date of grant. All options under the 2009 Plan have ten-year terms and generally vest over a period of four years.

Employee Stock Purchase Plan

On December 12, 2001, the Board of Directors approved the Company’s 2001 Employee Stock Purchase Plan (the “ESPP”) to provide employees of the Company with an opportunity to purchase common stock of the Company through accumulated payroll deductions. The maximum number of shares of common stock made available for sale under the ESPP is 1,000,000 shares. The offer periods of six months’ duration commence each February 15 and August 15. An employee may contribute between 1% and 10% of their compensation, not to exceed $21,250 per calendar year. Individual employee share purchases are limited to 1,500 shares per offer period. Employees are able to purchase the stock at an amount equal to 85% of the market value of a share of common stock on the enrollment date or on the exercise date, whichever is lower. In February 2012, the stockholders approved an amendment to the Company’s 2001 Employee Stock Purchase Plan (“2001 Plan”), which otherwise was scheduled to expire by its own terms. The main changes in the Company’s 2011 Amended and Restated Employee Stock Purchase Plan (“Stock Purchase Plan”) are: (i) to eliminate the ten-year term limit; (ii) to amend the definition of compensation used under the Stock Purchase Plan to include deferrals made under qualified transportation benefit programs; and (iii) to increase the hours per week that an otherwise eligible employee must work in order to be able to participate in the Stock Purchase Plan from more than ten (10) to more than twenty (20). In addition, the Stock Purchase Plan clarifies certain provisions of the 2001 Plan and amends various technical provisions in order to comply with applicable laws. The total number of shares of the Company’s common stock reserved for issuance and available for purchase under the Stock Purchase Plan was not increased from the 2001 Plan and remained at 1,000,000 (less shares already issued under the 2001 Plan).

Through March 31, 2015, 736,434 shares had been issued to employees under the ESPP. For the year ended March 31, 2015, 15,234 shares of common stock were issued under the ESPP. As of March 31, 2015, employee withholdings under the ESPP were de minimus.

Stock-Based Compensation

The Company estimates the fair value of employee stock options granted and ESPP purchase rights using the Black-Scholes option-pricing model and a single option award approach. Under this approach, the compensation expense for awards that have a graded vesting schedule is recognized on a straight-line basis over the requisite service period, net of estimated forfeitures. When estimating forfeitures, the Company considers voluntary termination behavior as well as analysis of actual option forfeitures.

The Company estimated the fair value of its stock options and ESPP purchase rights using the following weighted average assumptions:

	Years Ended March 31,
	2015		2014
		ESPP		ESPP
	Stock	purchase	Stock	purchase
	options	rights	options	rights
Expected term	5.57	0.5 Years	5.67 Years	0.5 Years
Expected volatility	77%	84%	77%	76%
Risk-free interest rate	1.73%	0.07%	1.56%	0.08%
Dividend yield	0%	0%	0%	0%

Expected Term-The expected term represents the period the Company’s stock-based awards are expected to be outstanding and was determined based on historical experience with similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its stock-based awards. The weighted average expected term is calculated based on the number of shares granted and the related expected term.

Expected Volatility-The computation of expected volatility is based on historical volatility equal to the expected term.

Risk-Free Interest Rate-The risk-free interest rate used in the Black-Scholes valuation method is based on the yield available on U.S. Treasury securities with a term equal to the expected term at the time of grant.

Dividend Yield-No dividends are expected to be paid.

Total stock-based compensation expense included in the consolidated statements of comprehensive loss is as follows (in thousands):

	Twelve Months Ended March 31,
	2015	2014

Cost of service revenue	$23	$39
Operating expense:
Selling and marketing	53	347
Research and development	114	285
General and administrative	411	410
Total stock-based compensation expense	601	1,081
Income tax benefit	—	—
Net stock-based compensation expense	$601	$1,081

Excluded from the table above was stock-based compensation expense related to discontinued operations of approximately $212,000 for the year ended March 31, 2014.

As of March 31, 2015, there was approximately $1.4 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plans. That cost is expected to be recognized over a weighted-average period of 3.0 years.

Stock option activity was as follows for fiscal year 2015:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value

Options outstanding as of March 31, 2014	3,409,433	$2.41	7.0	$221,097
Granted	3,203,000	$0.78
Exercised	(22,542)	$0.70
Forfeited	(1,305,036)	$1.27
Expired	(654,033)	$2.40
Options outstanding as of March 31, 2015	4,630,822	$1.61	7.6	$2,575
Vested and expected to vest at March 31, 2015	4,019,928	$1.75	7.3	$1,770
Exercisable at March 31, 2015	2,083,884	$2.59	5.3	$—

The aggregate intrinsic value in the table above represents the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock for the options that were in-the-money at each year end presented. The aggregate intrinsic value of options exercised under the 1999 and 2009 Plan was approximately $16,000 and $220,000 for the years ended March 31, 2015 and 2014, respectively, determined as of the date of option exercise. Weighted-average grant-date fair values of the options granted during the years ended March 31, 2015 and 2014 were $0.52 and $1.23, respectively.

Retirement Plans

The Company sponsors a 401(k) Savings and Retirement Plan (“the Plan”) for substantially all of its employees in the United States. Employees meeting the eligibility requirements may contribute specified percentages of their salaries. The Company’s Board of Directors, in its sole discretion, may make discretionary profit-sharing contributions at 50% of the employees’ contributions up to 4% of the employees’ total compensation, to the Plan. There were no discretionary annual contributions made to the Plan for the years ended March 31, 2015 and 2014.

The Company sponsors the TigerLogic UK Limited Retirement Benefits Scheme (“TLUKL Plan”) for substantially all of its employees in the United Kingdom. The TLUKL Plan is a defined contribution plan that provides retirement benefits upon attaining normal retirement age, and incidental benefits in the case of death or termination of employment prior to retirement. TigerLogic UK contributes an amount ranging from 3% to 8% of each participant’s compensation to fund such benefits. In addition, participants are entitled to make voluntary contributions under the TLUKL Plan. The Company contributed approximately $50,000 and $53,000 to the TLUKL Plan for the years ended March 31, 2015 and 2014, respectively.

9. Income Taxes

The Company’s geographical breakdown of its loss from continuing operations before provision for income taxes is as follows (in thousands):

	Years Ended March 31,
	2015	2014

Domestic	$(28,399)	$(11,580)
Foreign	(176)	351
Loss before provision for taxes	$(28,575)	$(11,229)

The components of the provision for income taxes from continuing operations are as follows (in thousands):

	Years Ended March 31,
	2015	2014
Current
Federal	$1	$
State	1	—
Foreign	97	123
Total current provision	$99	$123
Deferred
Federal	—	(3,495)
State	—	(600)
Foreign	(14)	7
Total deferred provision	(14)	(4,088)

Total	$85	$(3,965)

Reconciliations of the provisions for income taxes from continuing operations at the statutory rates to the Company’s provisions for income taxes from continuing operations are as follows:

	For the years ended March 31,
	2015	2014
Expected U.S. Federal tax expense (benefit)	(34.0)%	(34.0)%
State taxes	(3.6)%	(3.5)%
Foreign taxes	0.1%	0.4%
Goodwill impairment	23.9%	—%
Change in valuation allowance	13.6%	—%
Research and experimentation credit	(0.3)%	—%
Stock-based compensation expense	0.3%	1.6%
Other	0.3%	0.1%
Actual effective tax rate	0.3%	(35.4)%

Significant components of the Company’s net deferred tax assets are as follows at March 31 (in thousands):

	Years Ended March 31,
	2015	2014
Deferred tax assets:
Net operating loss carryforwards	$13,114	$9,583
Accruals and allowances recognized in different periods	313	408
Research and experimentation credit carryforwards	6,004	5,852
Property and equipment	54	50
Stock-based compensation expense	1,522	1,410
Total deferred tax assets	21,007	17,303
Less valuation allowance	(20,628)	(16,844)
Total net deferred tax assets	379	459
Deferred tax liabilities:
Currency translation adjustments	(119)	(127)
Intangibles	(137)	(193)
Net deferred tax assets	$123	$139

Recognition of deferred tax assets is appropriate when realization of these assets is more likely than not. Based upon the weight of available evidence, including the Company’s historical operating performance and the recorded cumulative net losses in prior fiscal periods, the Company has provided a full valuation allowance against its United States and United Kingdom deferred tax assets. The Company’s valuation allowance increased by $3.8 million in the year ended March 31, 2015.

The Company recognizes excess income tax benefits from stock option exercises in the additional paid in capital account in stockholders’ equity only if an incremental income tax benefit would be realized after considering all other tax attributes presently available to the Company. There was no such excess income tax benefits recognized for the years ended March 31, 2015 or 2014.

As of March 31, 2015, the Company had U.S. federal, state, and foreign net operating loss carryforwards of approximately $37.3 million, $8.0 million, and $3.7 million, respectively. Of these amounts, $2.3 million and $0.2 million represent federal and state tax deductions in excess of recognized stock option compensation, respectively, which will be recorded as an adjustment to additional paid-in capital when they reduce taxes payable. If unused, the federal net operating loss carryforwards will begin to expire in 2019, the state net operating loss carryforwards will begin to expire in 2016. Foreign net operating losses may be carried forward indefinitely. Approximately $1.4 million of both the federal and state net operating loss carryforwards are subject to an annual limitation of approximately $0.2 million per year.

As of March 31, 2015, the Company had U.S. federal and state tax credit carryforwards of approximately $3.6 million and $3.7 million, respectively. Of the state amount, $0.1 million represents the amount of state tax credit utilized in lieu of state excess tax benefits under the “with-and-without” approach. The federal credit will expire beginning in 2019, if not utilized. California state research and development credits can be carried forward indefinitely. With respect to the Company’s foreign subsidiaries in the UK and Germany, the Company intends to permanently reinvest earnings, therefore, no U.S. income or foreign tax withholding has been provided for in deferred income taxes. With respect to the Company’s foreign subsidiary in France, it is treated as a branch for U.S. income tax purposes, which results in its earnings being taxed in the U.S. There is no unrecognized deferred tax liability related to undistributed earnings due to cumulative losses sustained by these foreign subsidiaries.

As of March 31, 2015, the Company had gross unrecognized tax benefit of approximately $55,000 attributable to a Germany transfer pricing audit for the fiscal years 2009-2011. The Company did not have any gross unrecognized tax benefit for the year ended March 31, 2014.  While it is often difficult to predict the final outcome of any particular uncertain tax position, management does not believe that it is reasonably possible that the estimates of unrecognized tax benefits will change significantly in the next twelve months.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Years Ended March 31,
(in thousands)	2015	2014
Beginning balance	$—	$—
Additions based on tax positions taken during a prior period	55	—
Ending balance	$55	$—

The Company files consolidated and separate income tax return in the U.S. federal jurisdiction and in certain state jurisdictions as well as foreign jurisdictions including France, Germany, and the United Kingdom. The Company is subject to income tax examinations for fiscal years after 2011 for France, fiscal years after 2009 for Germany, and fiscal years after 2008 for the United Kingdom. As a result of net operating loss carryforwards, the Company is subject to audit for fiscal years 1999 and forward for federal purposes and 2006 and forward for California purposes.

The Company’s subsidiary in Germany is currently under tax audit by the German tax authorities for the fiscal years 2009-2011.

10. Commitments and Contingencies

Leases

The Company leases office space and certain equipment under non-cancelable operating lease agreements with terms expiring through 2020. Rent expense related to operating these leases is recognized ratably on a straight-line basis over the entire lease term. The Company is required to pay property taxes, insurance and normal maintenance costs.

Future minimum lease payments under non-cancelable operating leases with initial or remaining lease terms in excess of one year as of March 31, 2015 are as follows (in thousands):

Years Ending March 31,	Operating Leases
2016	$420
2017	212
2018	114
2019	102
2020	8
Total minimum lease payments	$856

Rent expense of $569,000 and $708,000 was recognized in 2015 and 2014, respectively.

In conjunction with the MDMS Business divestiture, the Company assigned a lease to Rocket. Under the terms of that lease, the Company remains liable for the lease obligations through its termination in October 2015, should Rocket cease making lease payments it is obligated to make under the terms of the assignment. As of March 31, 2015, the present value of the lease obligations under the remaining master’s lease’s primary term is approximately $178,000. As of March 31, 2015, the Company did not have any lease exposure due to any lack of performance by Rocket, and believes that the likelihood of material liability being triggered under this lease is remote.

Litigation

The Company is subject from time to time to litigation, claims and suits arising in the ordinary course of business. There were no material ongoing legal proceedings as of March 31, 2015.

Indemnification

The Company’s standard customer license and software agreements contain indemnification and warranty provisions which are generally consistent with practice in the Company’s industry. The duration of the Company’s service warranties generally does not exceed 30 days following completion of its services. The Company has not incurred significant obligations under customer indemnification or warranty provisions historically and does not expect to incur significant obligations in the future. Accordingly, the Company does not maintain accruals for potential customer indemnification or warranty-related obligations. The maximum potential amount of future payments that the Company could be required to make is generally limited under the indemnification provisions in its customer license and service agreements. The Company has entered into the standard form of indemnification agreement with each of its directors and executives.

11. Related Party Transactions

Following the retirement of Richard Koe from the position of Chief Executive Officer effective September 7, 2014, the Company entered into an expense reimbursement agreement with Mr. Koe where the Company agreed to reimburse Astoria Capital Management (“ACM”), an entity controlled by Mr. Koe, a monthly amount of $2,000 until April 30, 2015 then $1,000 effective May 1, 2015 as a rental fee for the use of ACM’s furniture in the Company’s Portland office. This agreement will continue for such time as the Company continues to make use of ACM’s furniture and will terminate upon written notice from the Company. Mr. Koe continues to serve as a member of the Company’s Board of Directors.

12. Segment Information

The Company operates in one reportable segment. International operations consist primarily of foreign sales offices selling software developed in the United States combined with local service revenue. The following table summarizes consolidated financial information of the Company’s operations by geographic location (in thousands):

	Years Ended March 31,
Net revenue	2015	2014

United States	$4,253	$2,779
Europe	2,740	2,711
Total	$6,993	$5,490

	March 31,
Long-lived assets	2015	2014

United States	$936	$18,928
Europe	350	413
Total	$1,286	$19,341

The Company engages in the design, development, sale, and support of rapid application development software known as Omnis and a hosted social media visualization platform known as Postano. The following table represents the Company’s net revenue by product line (in thousands):

	Years Ended March 31,
Net revenue	2015	2014

Omnis products	$3,776	$3,803
Postano products	3,217	1,687
Total	$6,993	$5,490

13. Accrued Liabilities

Components of accrued liabilities at March 31 are as follows (in thousands):

	2015	2014
Payroll and related costs	$435	$825
Severance and related costs	518	—
Professional fees	25	63
Taxes	153	11
Pension	22	35
Purchase of software license	200	—
Revenue sharing agreement	—	750
Other	172	208
Total accrued liabilities	$1,525	$1,892

14. Subsequent Event

In April 2015, the Company signed a one-year lease extension for its Portland office. The term of the lease is for twelve months effective May 1, 2015 with a monthly base rent of $15,600.

TIGERLOGIC CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

For the nine month period ended December 31, 2015

(In thousands)

	December 31,	March 31,
	2015	2015
ASSETS
Current assets:
Cash	$6,487	$10,251
Trade accounts receivable, less allowance for doubtful accounts of $1 and $0, respectively	954	1,291
Other current assets	449	460
Total current assets	7,890	12,002

Property, furniture and equipment, net	584	869
Intangible assets, net	306	363
Deferred tax assets	95	94
Other assets	51	54
Total assets	$8,926	$13,382

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$250	$295
Accrued liabilities	824	1,525
Deferred revenue	1,568	1,905
Total current liabilities	2,642	3,725

Other long-term liabilities	144	101
Total liabilities	2,786	3,826

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Common stock	3,096	3,096
Additional paid-in-capital	143,712	143,389
Accumulated other comprehensive income	2,178	2,174
Accumulated deficit	(142,846)	(139,103)
Total stockholders’ equity	6,140	9,556

Total liabilities and stockholders’ equity	$8,926	$13,382

See accompanying notes to the unaudited condensed consolidated financial statements.

TIGERLOGIC CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For the three and nine month period ended December 31, 2015

(In thousands except per share data)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2015	2014	2015	2014

Net revenues:
Licenses	$599	$515	$1,380	$1,845
Subscription	813	532	2,356	1,415
Services	399	866	1,267	2,250
Total net revenues	1,811	1,913	5,003	5,510
Operating expenses:
Cost of subscription revenues	199	206	474	546
Cost of service revenues	141	102	374	410
Selling and marketing	697	1,260	2,444	4,679
Research and development	688	780	1,966	3,009
General and administrative	895	1,729	3,413	5,068
Impairment of goodwill	—	18,183	—	18,183
Total operating expenses	2,620	22,260	8,671	31,895
Operating loss	(809)	(20,347)	(3,668)	(26,385)
Other income (expense):
Interest expense-net	—	—	(2)	(2)
Other income (expense)-net	6	33	(8)	42
Total other income (expense)-net	6	33	(10)	40
Loss before income taxes	(803)	(20,314)	(3,678)	(26,345)
Income tax provision	55	78	65	108
Net loss	(858)	(20,392)	(3,743)	(26,453)
Other comprehensive income:
Foreign currency translation adjustments	(21)	(66)	4	(115)
Total comprehensive loss	$(879)	$(20,458)	$(3,739)	$(26,568)

Basic and diluted net loss per share	$(0.03)	$(0.65)	$(0.12)	$(0.85)

Weighted average shares used in computing basic and diluted net loss per share	30,960	31,560	30,958	31,109

See accompanying notes to the unaudited condensed consolidated financial statements.

TIGERLOGIC CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the nine month period ended December 31, 2015

(In thousands)

	For the Nine Months Ended December 31,
	2015	2014

Cash flows from operating activities:
Net loss	$(3,743)	$(26,453)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of goodwill	—	18,183
Depreciation and amortization of long-lived assets	348	261
Provision for (recovery of) bad debt	1	(71)
Stock-based compensation expense	322	531
Change in deferred tax assets	(3)	—
Foreign currency exchange gain	(5)	(47)
Change in operating assets and liabilities:
Trade accounts receivable	343	173
Other current assets	17	21
Accounts payable	(93)	17
Accrued liabilities and other long term liabilites	(464)	(272)
Deferred revenue	(339)	57
Net cash used in operating activities	(3,616)	(7,600)

Cash flows from investing activities:
Purchases of property, furniture and equipment	(159)	(264)
Net cash used in investing activities	(159)	(264)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	16
Proceeds from issuance of common stock	1	7
Proceeds from sale of discontinued operations	—	2,200
Net cash provided by financing activities	1	2,223
Effect of exchange rate changes on cash	10	(115)

Net decrease in cash	(3,764)	(5,756)
Cash at beginning of the period	10,251	18,602
Cash at end of the period	$6,487	$12,846

Supplemental disclosures:
Cash paid for income taxes	$81	$—

See accompanying notes to the unaudited condensed consolidated financial statements.

TIGERLOGIC CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

1. Interim Financial Statements

The unaudited interim condensed consolidated financial information furnished herein reflects all adjustments, consisting only of normal recurring items, which in the opinion of management are necessary to fairly state TigerLogic Corporation and its subsidiaries’ (collectively, the “Company” or “we,” “us” or “our”) financial position, results of operations and cash flows for the dates and periods presented and to make such information not misleading. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to rules and regulations of the Securities and Exchange Commission (“SEC”); nevertheless, management of the Company believes that the disclosures herein are adequate to make the information presented not misleading. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended March 31, 2015, contained in the Company’s Annual Report on Form 10-K filed with the SEC on June 18, 2015. The results of operations for the three and nine months ended December 31, 2015, are not necessarily indicative of results to be expected for any other interim period or the fiscal year ending March 31, 2016.

Certain amounts in prior year’s unaudited condensed consolidated statements of comprehensive loss have been reclassified to conform to current year’s financial statement presentation.

2.    Stock-Based Compensation

The Company has a stock option plan that provides for the granting of stock options and restricted stock to directors, employees and consultants. The Company also has an employee stock purchase plan allowing employees to purchase the Company’s common stock at a discount.

Total stock-based compensation expense included in the unaudited condensed consolidated statements of comprehensive loss for the three and nine months ended December 31, 2015 and 2014, was as follows (in thousands):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014

Cost of service revenue	$6	$7	$19	$16
Operating expense:
Selling and marketing	13	2	30	132
Research and development	31	24	88	90
General and administrative	68	137	185	293
Total stock-based compensation expense	118	170	322	531
Income tax benefit	—	—	—	—
Net stock-based compensation expense	$118	$170	$322	$531

As of December 31, 2015, there was approximately $0.9 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plans. That cost is expected to be recognized over a weighted-average period of 2.66 years.

3. Fair Value Measurement

The Company maintains all of its cash on deposit at financial institutions. As such, there were no cash equivalents on the Company’s balance sheets as of December 31, 2015 or March 31, 2015. There were no nonfinancial assets or liabilities that required recognition or disclosure at fair value on a nonrecurring basis in the Company’s balance sheets as of December 31, 2015 or March 31, 2015.

4. Stockholders’ Equity and Loss Per Share

Basic loss per share is computed using the net loss and the weighted average number of common shares outstanding during the period. Diluted loss per share is computed using the net loss and the weighted average number of common shares and potential common shares outstanding during the period when the potential common shares are dilutive. Potential dilutive common shares consist of outstanding stock options.

Options to purchase 4,273,744 shares and 4,276,777 shares of the Company’s common stock for the three and nine month periods ended December 31, 2015, respectively, and 4,770,892 shares and 4,057,098 shares for the three and nine month periods ended December 31, 2014, respectively, have been excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive.

The change in accumulated other comprehensive income during the three and nine month periods ended December 31, 2015 and 2014 results from translation of our foreign operations.

5. Business Segment

The Company operates in one reportable segment. International operations consist of foreign sales offices selling software combined with local service revenue and a research and development operation in the United Kingdom. The following table summarizes consolidated financial information of the Company’s operations by geographic location (in thousands):

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
Net revenue	2015	2014	2015	2014

United States	$1,197	$1,283	$3,406	$3,346
Europe	614	630	1,597	2,164
Total	$1,811	$1,913	$5,003	$5,510

	December 31,	March 31,
Long-lived assets	2015	2015

United States	$632	$936
Europe	354	350
Total	$986	$1,286

The Company engages in the design, development, sale and support of rapid application development software known as Omnis and a subscription based social media visualization platform known as Postano. The following table represents the Company’s net revenue by product line (in thousands):

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
Net revenue	2015	2014	2015	2014

Omnis products	$928	$872	$2,399	$3,002
Postano products	883	1,041	2,604	2,508
Total	$1,811	$1,913	$5,003	$5,510

6. Related Party Transactions

Following the retirement of Richard Koe from the position of Chief Executive Officer effective September 7, 2014, the Company entered into an expense reimbursement agreement with Mr. Koe where the Company agreed to pay Astoria Capital Management (“ACM”), an entity controlled by Mr. Koe, a rental fee for the use of ACM’s furniture in the Company’s Portland, Oregon office. Beginning in May 2015, the rental fee was reduced from $2,000 per month to $1,000 per month. This agreement will continue for such time as the Company continues to make use of ACM’s furniture and will terminate upon written notice from the Company. Mr. Koe continues to serve as a member of the Company’s Board of Directors.

7.              Goodwill Impairment

The Company reviews goodwill and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During the fiscal quarter ended December 31, 2014, the Company’s market capitalization fell below its net book value for an extended period of time. The Company operates as a single reporting unit. As a result, Company management conducted the first step of a goodwill impairment test as of December 31, 2014 with the assistance of an independent valuation consultant utilizing both a market capitalization approach, including an estimated control premium, as well as a discounted cash flow approach, with key assumptions including projected future cash flows and a risk-adjusted discount rate.  Both approaches resulted in an estimated fair value of the Company’s reporting unit below net book value as of December 31, 2014. As such, the Company initiated the second step of the goodwill impairment test to measure the amount of impairment. The Company analyzed the fair value of certain assets including its developed technology, trade names, customer relationships, and property. Based on the work performed, the Company concluded that an impairment loss is probable and can be reasonably estimated. Accordingly, the Company recorded a non-cash goodwill impairment charge to fully write-off the book value of its goodwill in the amount of approximately $18.2 million during the quarter ended December 31, 2014. Also, prior to performing the second step in the goodwill impairment analysis, the Company assessed long-lived assets including property and equipment and intangible assets for impairment. The Company’s conclusion was that such long-lived assets were not impaired as of December 31, 2014.

8. Commitments and Contingencies

Leases

The Company leases office space and certain equipment under non-cancelable operating lease agreements with terms expiring through 2020. Rent expense related to operating these leases is recognized ratably on a straight-line basis over the entire lease term. The Company is required to pay property taxes, insurance and normal maintenance costs.

As a result of moving its corporate headquarters to Portland, Oregon, the Company vacated its former premises in Irvine, California and subleased the facility for the remainder of the lease term.  As a result, the Company recorded a lease loss during its second fiscal quarter totaling $109,000 reflecting the difference between ongoing committed operating lease costs for the facility and sublease income expected to be received over the life of the lease.  In addition, the Company accelerated depreciation on property and equipment totaling $125,000 located in the Irvine office upon vacating the premises.

Indemnification

The Company’s standard customer license and software agreements contain indemnification and warranty provisions which are generally consistent with practice in the Company’s industry. The duration of the Company’s service warranties generally does not exceed 30 days following completion of its services. The Company has not incurred significant obligations under customer indemnification or warranty provisions historically and does not expect to incur significant obligations in the future. Accordingly, the Company does not maintain accruals for potential customer indemnification or warranty-related obligations. The maximum potential amount of future payments that the Company could be required to make is generally limited under the indemnification provisions in its customer license and service agreements. The Company has entered into a standard form of indemnification agreement with each of its directors and executives.

9. Subsequent Event

Legal Settlement

On July 2, 2015, the Company was sued for patent infringement by Monster Patents, LLC (“Monster”) in the United States District Court Southern District of New York. The complaint alleged that the Company’s Postano products infringe a single patent owned by Monster. On January 14, 2016, the Company entered into a settlement agreement with Monster (the “Settlement Agreement”), pursuant to which all outstanding litigation with Monster was settled and the parties stipulated to dismissal of the action with prejudice.  Under the terms of the Settlement Agreement, Monster granted the Company a fully paid, worldwide, perpetual license to the Monster patent portfolio in exchange for a cash payment and a limited subscription to the Postano platform for a two-year period. The remaining terms of the Settlement Agreement are confidential. The Company has included the costs of settlement in its financial results for the quarter ended December 31, 2015.

Appendix A

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

SPRINKLR, INC.

AND

TIGERLOGIC CORPORATION

A-i

Section 6.06.	Employee Matters	A-24
Section 6.07.	Expenses: Transfer Taxes	A-25
Section 6.08.	Collection of Receivables	A-25
Section 6.09.	Publicity	A-25
Section 6.10.	Agreement Not to Compete and Not to Solicit	A-26
Section 6.11.	Bulk Transfer Laws	A-27
Section 6.12.	Names Following Closing	A-27
Section 6.13.	Further Assurances	A-27
Section 6.14.	Preservation of Records; Notice of Claims	A-27
Section 6.15.	Seller Stockholder Approval	A-28
Section 6.16.	Supplement to Seller Disclosure Schedule	A-28
Section 6.17.	Notice of Dissolution	A-29
ARTICLE VII CONDITIONS PRECEDENT		A-29
Section 7.01.	Conditions to Each Party’s Obligation	A-29
Section 7.02.	Conditions to Obligation of Purchaser	A-29
Section 7.03.	Conditions to Obligation of Seller	A-30
Section 7.04.	Frustration of Closing Conditions	A-31
ARTICLE VIII TERMINATION		A-31
Section 8.01.	Termination	A-31
Section 8.02.	Effect of Termination	A-33
Section 8.03.	Fees and Expenses Following Termination	A-33
ARTICLE IX INDEMNIFICATION		A-34
Section 9.01.	Exclusive Remedy	A-33
Section 9.02.	Indemnification by Seller	A-33
Section 9.03.	Limitations	A-34
Section 9.04.	Purchaser Indemnification	A-36
Section 9.05.	Survival; Termination of Indemnification	A-36
Section 9.06.	Procedures	A-36
Section 9.07.	No Prejudice	A-38
ARTICLE X GENERAL PROVISIONS		A-38
Section 10.01.	Assignment	A-38
Section 10.02.	No Third-Party Beneficiaries	A-38
Section 10.03.	Notices	A-38
Section 10.04.	Interpretation; Exhibits and Schedules: Certain Definitions	A-39
Section 10.05.	Counterparts	A-43
Section 10.06.	Entire Agreement	A-43
Section 10.07.	Severability	A-43
Section 10.08.	Consent to Jurisdiction	A-43
Section 10.09.	Governing Law	A-44
Section 10.10.	Specific Performance and Other Remedies	A-44
Section 10.11.	Amendments and Waivers	A-44

A-ii

TABLE OF DEFINED TERMS

280G Stockholder Approval	A-25
Acceptable Confidentiality Agreement	A-40
Acquired Assets	A-1
Acquisition	A-1
Active Employees	A-24
Affiliate	A-40
Affiliated Group	A-13
Agreement	A-1
Ancillary Agreements	A-3
Applicable Law	A-7
Applicable Laws	A-40
Applicable Privacy Laws	A-11
Assigned Contracts	A-2
Assignment and Assumption Agreement	A-5
Assumed Employee Obligations	A-3
Assumed Liabilities	A-3
Assumed Payables	A-3
Astoria	A-31
Author	A-10
Benefit Arrangement	A-40
Bill of Sale	A-5
Business	A-1
Business Day	A-41
Closing	A-5
Closing Date	A-5
Code	A-13
Competing Business	A-27
Confidential Information	A-11
Confidentiality Agreement	A-24
Consent	A-7
Contract	A-41
Copyrights	A-8
Data Sharing Agreement	A-12
De Minimis Amount	A-35
Deductible	A-35
Domain Names	A-8
Earliest Closing Date	A-28
Employer	A-24
Employment Commencement Date	A-25
ERISA	A-41
ERISA Affiliate	A-41
Exchange Act	A-41
Excluded Assets	A-3
Excluded Liabilities	A-4
Financial Statements	A-8
FIRPTA Certificate	A-5
Fundamental Representations	A-41
GAAP	A-41
Governmental Entity	A-7
Inactive Employees	A-24
including	A-41
Indemnitee	A-37
Indemnitor	A-37
Indemnitor Defense Review Period	A-37
Information Statement	A-28
Intellectual Property Rights	A-8
IP Assignment Agreements	A-5
Judgment	A-7
knowledge of Seller	A-41
Law	A-42
Liens	A-8
Loss	A-35
Losses	A-35
Material Adverse Effect	A-42
Notice of Claim	A-37
Notice Period	A-23
Offer Employees	A-25
Open Source Materials	A-8
Patents	A-8
Permits	A-13
Permitted Liens	A-42
Person	A-42
Personal Data	A-12
Personal Property	A-2
Postano Employee	A-42
Postano Intellectual Property	A-9
Postano Link	A-27
Postano Owned Intellectual Property	A-9
Privacy Policies	A-12
Proceeding	A-13
Products	A-9
Purchase Price	A-5
Purchaser	A-1
Purchaser Indemnified Party	A-35
reasonable inquiry	A-41
Receivables	A-12
Records	A-2
Registered Postano Intellectual Property	A-9
Related Person	A-19
Representatives	A-23

A-iii

Required Consents	A-2
Restricted Period	A-26
Retained Contract Liabilities	A-4
Schedule Supplement	A-29
Seller	A-1, A-4, A-6
Seller Acquisition Agreement	A-21
Seller Adverse Recommendation Change	A-22
Seller Board	A-22
Seller Board Recommendation	A-42
Seller Disclosure Schedule	A-6
Seller Financial Advisor	A-19
Seller Indemnified Party	A-36
Seller Stockholder Approval	A-43
Service Provider	A-18
Software	A-8
Source Code	A-9
Specified Patents, Trademarks and Domain Names	A-2
Stockholder Written Consent	A-28
Sublease	A-31
Subsidiary	A-43
Superior Proposal	A-43
Survival Period	A-37
Takeover Proposal	A-43
Tax	A-13
Tax Return	A-14
Taxing Authority	A-13
Termination Fee	A-44
Third Party Claim	A-37
Third Party Defense	A-37
Third Party Intellectual Property	A-9
Trade Secrets	A-8
Trademarks	A-8
Transfer Taxes	A-26
Transferred Employees	A-25
Transition Services Agreement	A-6
Website	A-44

Exhibits

Exhibit A	—	Bill of Sale
Exhibit B	—	Assignment and Assumption Agreement
Exhibit C	—	IP Assignment Agreements
Exhibit D	—	FIRPTA Certificate
Exhibit E	—	Desk License Agreement

Schedules

Schedule 1.02(a)(i)	—	Accounts Receivable
Schedule 1.02(a)(ii)	—	Personal Property
Schedule 1.02(a)(iv)	—	Intellectual Property
Schedule 1.02(a)(v)	—	Contracts
Schedule 1.03(a)(i)	—	Assumed Payables
Schedule 1.03(a)(ii)	—	Assumed Employee Obligations
Schedule 1.03(a)(iii)	—	Assumed Contract Obligations
Schedule 6.01	—	Actions Outside of the Ordinary Course of Business
Schedule 7.02(d)	—	Required Consents
Seller Disclosure Schedule

A-iv

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 17, 2016, is entered into by and between Tigerlogic Corporation, a Delaware corporation (“Seller”) and Sprinklr, Inc., a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Acquired Assets, which constitute all of the assets used in connection with Seller’s social media software and services that provide aggregation, monitoring, curation, visualizing and analytics from social media streams, including but not limited to Twitter, Vine, Facebook, Flickr, Instagram, Periscope, Tumblr, Pinterest, RSS, YouTube, Google+ and Vimeo (the “Business”), upon the terms and subject to the conditions of this Agreement;

WHEREAS, in consideration of the Acquired Assets, at the Closing, Purchaser shall pay to Seller the Purchase Price and assume the Assumed Liabilities upon the terms and subject to the conditions of this Agreement; and

WHEREAS, in connection with the purchase of the Acquired Assets, Seller desires to enter into a desk license agreement with Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF ACQUIRED ASSETS;
ASSUMPTION OF LIABILITIES

Section 1.01.                          Purchase and Sale.  On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller all the right, title and interest of Seller in, to and under the Acquired Assets, free and clear of all Liens, for the consideration described in Section 2.01.  The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities is referred to in this Agreement as the “Acquisition”.

Section 1.02.                          Acquired Assets and Excluded Assets.

(a)                                 The term “Acquired Assets” means all of the assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, that are used, held for use or intended to be used in the Business, other than the Excluded Assets.  For the avoidance of doubt, the Acquired Assets include, but are not limited to the following:

(i)                                     all accounts receivable related to Assigned Contracts, including the accounts receivable set forth on Schedule 1.02(a)(i);

(ii)                                  all tangible personal property and interests used in the operation or conduct of the Business set forth on Schedule 1.02(a)(ii) (the “Personal Property”);

(iii)                               all work in process and other inventories of Seller that, as of the Closing Date, are used, held for use or intended to be used in the operation or conduct of the Business;

(iv)                              all Postano Intellectual Property, including all right, title and interest of Seller in and to the intellectual property set forth on Schedule 1.02(a)(iv) (the “Specified Patents, Trademarks and Domain Names”);

(v)                                 the Contracts (A) listed in Schedule 1.02(a)(v)(A), none of which require consent to assignment and (B) listed in Schedule 1.02(a)(v)(B), all of which require consent to assignment (such consents, the “Required Consents”) (the Contracts referred to in clauses (A) and (B) are referred to collectively as the “Assigned Contracts”);

(vi)                              all deposits (including customer deposits) and prepaid charges and expenses of Seller that, as of the Closing Date, are related to the Assigned Contracts (provided, that, for avoidance of doubt, cash from customer prepayment of subscriptions or services under the Assigned Contracts shall not be included in the Acquired Assets);

(vii)                           all rights, claims and credits to the extent relating to any Acquired Asset or any Assumed Liability and all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any other Acquired Asset or any Assumed Liability;

(viii)                        all advertising, marketing and promotional materials, all archival materials and all other printed or written materials used in connection with the Business;

(ix)                              all leases for real property (including any security deposits, and security for electricity, telephone or otherwise), all leasehold improvements, fixtures and furniture located in any building, office or other space leased, owned or occupied by Seller or in any warehouse or other storage facility where any of Seller’s properties and assets may be located;

(x)                                 all files (including, but not limited to all personnel files for Offer Employees, but excluding personnel files for employees of Seller who are not Offer Employees), invoices, customers and suppliers lists, prospective customer and partner lists, potential distributor lists, billing and purchase records (together with the supporting documents related thereto), backlog records, customer and prospective customer communications, sales and promotional literature and manuals (in all cases, in any form or medium), of Seller that are used, held for use or intended to be used in the operation or conduct of the Business (the “Records”), provided, that, with respect to any Records not maintained exclusively for the Business, Seller shall be obligated to provide only copies of such Records to Purchaser, and shall retain ownership of the original versions of such Records; and

(xi)                              all goodwill generated by or associated with the Acquired Assets.

(b)                                 The term “Excluded Assets” means all the business, properties, assets, goodwill and rights of Seller of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by Seller on the Closing Date, other than the Acquired Assets, including, for the avoidance of doubt:

(i)                                     all cash and cash equivalents, bank accounts and securities;

(ii)                                  all Tax assets (including Tax refunds and prepayments);

(iii)                               all Benefit Arrangements;

(iv)                              all rights of Seller to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any other Excluded Asset or any Excluded Liability;

(v)                                 all rights of Seller under: this Agreement, the Bill of Sale, the Desk License Agreement, the Assignment and Assumption Agreement and the IP Assignment Agreements (such agreements, collectively, the “Ancillary Agreements”);

(vi)                              all records prepared in connection with the sale of the Business to Purchaser and all other records of Seller other than the Records; and

(vii)                           all property and assets of Seller not used in the Business and related primarily to any line of business of Seller other than the Business, provided that Excluded Assets shall include those assets that provide the Business with accounting, record keeping, email or human resource services that are exclusively administrative in nature and that are provided to the Business on a shared basis.

Section 1.03.                          Liabilities.

(a)                                 Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall assume, and from and after the Closing Purchaser shall pay, perform and discharge when due, only the following liabilities, obligations and commitments of Seller (the “Assumed Liabilities”): (i) all payables listed on Schedule 1.03(a)(i) (the “Assumed Payables”), (ii) all obligations or commitments (x) relating to any Transferred Employees, relating to services performed, benefits accrued or claims accrued or incurred prior to the Closing, including any bonus payable as a result of the transactions contemplated hereby, and (y) relating to or arising at any time under any Benefit Arrangement, but in each case only to the extent listed on Schedule 1.03(a)(ii) (the “Assumed Employee Obligations”), (iii) liabilities and obligations arising pursuant to the Assigned Contracts related to the period before the Closing to the extent described on Schedule 1.03(a)(iii) and (iv) liabilities and obligations arising as a result of Purchaser’s operation of the Business and Assets from and after the Closing to the extent related to the period from and after the Closing, other than the Excluded Liabilities.

(b)                                 Notwithstanding Section 1.03(a), and regardless of any disclosure to Purchaser, Purchaser shall not assume any liabilities, obligations and commitments of Seller other than the Assumed Liabilities (all such liabilities, obligations and commitments other than the Assumed Liabilities being referred to as the “Excluded Liabilities”), all of which shall be retained and paid, performed and discharged when due by Seller.  For purposes of this Section 1.03(b), “Seller” shall be deemed to include all Affiliates and Subsidiaries of Seller and any Person with respect to which Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise).

(c)                                  Specifically, and without in any way limiting the generality of Section 1.03(b), Purchaser shall not assume any of the following liabilities, obligations and commitments of Seller, and such Excluded Liabilities shall be retained by Seller:

(i)                                     other than the obligations set forth on Schedules 1.03(a)(i) — (iii), any liability, obligation or commitment arising out of the operation or conduct by Seller or any of its Affiliates of the Business on or prior to the Closing Date, including any liability, obligation or commitment arising under the Acquired Assets;

(ii)                                  except for the Assumed Payables, all of Seller’s accounts payable;

(iii)                               any liability, obligation or commitment arising out of the operation or conduct by Seller or any of its Affiliates of any business other than the Business;

(iv)                              other than as set forth on Schedule 1.03(a)(iii), any liability, obligation or commitment arising out of any breach by Seller of, or nonperformance by Seller under, any Assigned Contract prior to the Closing (the “Retained Contract Liabilities”);

(v)                                 other than the Assumed Employee Obligations listed on Schedule 1.03(a)(ii), any liability, obligation or commitment (1) relating to current or former Postano Employees, agents, consultants or other independent contractors of the Business, whether or not such Persons become Transferred Employees or are otherwise employed by or perform other services for Purchaser or its Affiliates after the Closing, relating to services performed, benefits accrued or claims accrued or incurred prior to the Closing, including any bonus payable as a result of the transactions contemplated hereby, and (2) relating to or arising at any time under any Benefit Arrangement;

(vi)                              any liability, obligation or commitment arising out of any actual or alleged violation by Seller or any of its Affiliates of any Applicable Law prior to the Closing;

(vii)                           any liability, obligation or commitment of Seller that relates to, or that arises out of, any Excluded Asset; and

(viii)                        any liability, obligation or commitment for Taxes, whether or not accrued, assessed or currently due and payable, (A) of Seller or (B) relating to the operation or ownership of the Business or the Acquired Assets for any Tax period (or portion thereof) ending on or prior to the Closing Date.

ARTICLE II
CONSIDERATION

Section 2.01.                          Consideration.  The consideration to be paid by Purchaser to Seller to acquire the Acquired Assets shall consist of the following:

(a)                                 Two Million Four Hundred Thousand Dollars ($2,400,000) (the “Purchase Price”); and

(b)                                 the assumption by Purchaser of the Assumed Liabilities.

ARTICLE III
CLOSING

Section 3.01.                          Closing Date.  The closing of the Acquisition (the “Closing”) shall take place at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020, as soon as practicable (and, in no event, later than three (3) Business Days) after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between Seller and Purchaser.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 3.02.                          Transactions To Be Effected at the Closing.  At the Closing:

(a)                                 Seller shall execute, as applicable, and deliver to Purchaser the following:

(i)                                     a bill of sale, substantially in the form attached hereto as Exhibit A (the “Bill of Sale”);

(ii)                                  an assignment and assumption agreement in respect of the Assigned Contracts, substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”);

(iii)                               assignments of Specified Patents, Trademarks and Domain Names in the forms attached hereto as Exhibit C-1 to Exhibit C-3, respectively (collectively, the “IP Assignment Agreements”);

(iv)                              a non-foreign affidavit, dated as of the Closing Date, sworn under penalty of perjury and substantially in the form attached hereto as Exhibit D, stating that the Seller is not a “foreign Person” as defined in Code §1445 (the “FIRPTA Certificate”);

(v)                                 a desk license agreement, in the form attached hereto as Exhibit E (the “Desk License Agreement”);

(vi)                              the certificate required by Section 7.02(b);

(vii)                           evidence reasonably satisfactory to Purchaser that the Acquired Assets are free and clear of all Liens; and

(viii)                        such other documents as Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

(b)                                 Purchaser shall execute, as applicable, and deliver to Seller the following:

(i)                                     the Purchase Price, by wire transfer of immediately available funds to a bank account designated in writing by Seller;

(ii)                                  the Assignment and Assumption Agreement;

(iii)                               the IP Assignment Agreements;

(iv)                              the Desk License Agreement;

(v)                                 the certificate required by Section 7.03(b); and

(vi)                              such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

Section 3.03.                          Risk of Loss.  Until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to such exceptions as are specifically set forth in the appropriate section of the disclosure schedule supplied by the Seller to Purchaser on the date hereof (the “Seller Disclosure Schedule”), or in any other section of the Seller Disclosure Schedule solely if and to the extent that it is reasonably apparent on the face of such disclosure that it applies to such other section of this Article IV, the Seller represents and warrants to Purchaser as follows:

For purposes of these representations and warranties (other than those in Section 4.02), the term the “Seller” shall include any Subsidiaries of Seller, unless otherwise noted herein.

Section 4.01.                          Organization, Standing and Power.  Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full company power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets used in the Business and to conduct the Business as presently conducted.  Seller is duly qualified to conduct business as a foreign company in each jurisdiction where the conduct of the Business in such jurisdiction makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.  Section 4.01 of the Seller Disclosure Schedule lists each such jurisdiction.  The Business has been operated exclusively by Seller and none of the Acquired Assets are held by any Person other than Seller.

Section 4.02.                          Authority, Execution and Delivery and Enforceability.  Seller has, or will have obtained prior to the Closing, all requisite power and authority to execute this Agreement and the Ancillary Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Seller of the Acquisition and the other transactions contemplated hereby and thereby have been (or will be, in the case of the Ancillary Agreements) duly authorized by Seller.  Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is a party, and, assuming the due execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement to which it is a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Applicable Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

Section 4.03.                          No Conflicts.  The execution and delivery by Seller of this Agreement does not, the execution and delivery by Seller of each Ancillary Agreement to which it is a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Seller pursuant to, any provision of (i) the certificate of incorporation, bylaws or other organizational documents of Seller, or (ii) any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Applicable Law”) applicable to Seller or the Business, except, with respect to clause (ii), where the result thereof would not reasonably be expected to result in a Material Adverse Effect.  No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by Seller or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, except where (i) Seller has notified Buyer of the requirement in writing and (ii) the failure to obtain any such Consents would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.04.                          Financial Statements.  Section 4.04 of the Seller Disclosure Schedule contains the following financial statements of Seller:  (i) the unaudited pro forma balance sheet information for the selected accounts of the Business as of the end of the fiscal year ended March 31, 2015 and as of December 31, 2015; and (ii) the unaudited pro forma statements of income for the last five (5) fiscal quarters ending December 31, 2015 (the foregoing “(i)” and “(ii)”, collectively, the “Financial Statements”).  The Financial Statements are based upon the books and records of Seller and present fairly, in all material respects, the financial condition, operating results and cash flows of the Business as of the dates and during the periods indicated therein.

Section 4.05.                          Assets.  Seller has good and valid title to all the Acquired Assets, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, options, claims, restrictions or encumbrances of any kind other than Permitted Liens (collectively, “Liens”).

Section 4.06.                          Intellectual Property.

(a)                                 Definitions.  As used in this Agreement, the following terms have the meanings indicated below:

(i)                                     “Intellectual Property Rights” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention: (1) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (2) all trade secrets and other proprietary information which derive independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (3) all copyrights, copyrights registrations and applications therefor (“Copyrights”); (4) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor (“Domain Names”); (5) all unregistered trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and all goodwill associated therewith (“Trademarks”); (6) rights of publicity; (7) moral rights and rights of attribution; (8) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials relating to the foregoing (“Software”); and (9) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(ii)                                  “Open Source Materials” means software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

(iii)                               “Postano Intellectual Property” means (A) any and all Postano Owned Intellectual Property and (B) any and all Third Party Intellectual Property that is licensed to Seller and used, held for use or intended to be used in the Business.

(iv)                              “Postano Owned Intellectual Property” means any and all Intellectual Property Rights that are owned by Seller and used in the Business.

(v)                                 “Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of Seller in connection with the Business, and all products or services currently under development by Seller in connection with the Business.

(vi)                              “Source Code” means, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs of any Postano Owned Intellectual Property or Products.

(vii)                           “Third Party Intellectual Property” means any and all Intellectual Property Rights owned by a third party.

(b)                                 Status.  Seller has good title to and ownership of, or is duly licensed under or otherwise authorized to use, all Postano Intellectual Property, free and clear of any Liens.  The Postano Intellectual Property is sufficient for the operation and conduct of the Business as it is presently conducted and as it is proposed to be conducted.  Seller has not transferred ownership of, or agreed to transfer ownership of, any Postano Intellectual Property to any third party.  All Postano Intellectual Property is fully transferable, alienable or licensable to Purchaser by Seller without restriction and without payment of any kind to any third party.  No Subsidiary of Seller owns or licenses any Postano Intellectual Property.

(c)                                  Postano Intellectual Property.  Section 4.06(c) of the Seller Disclosure Schedule lists:  (i) all of Seller’s Patents and Patent applications, and registrations and applications for Trademarks, Copyrights, and Domain Names for any Postano Intellectual Property (collectively, “Registered Postano Intellectual Property”) and the jurisdictions in which such Registered Postano Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; and (ii) all actions that are required to be taken by Seller within 120 days of the effective date of this Agreement with respect to such Intellectual Property Rights in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights.  No third party has any rights to any Postano Owned Intellectual Property, other than non-exclusive license rights granted in the normal course of business to users of the Products.

(d)                                 Registered Postano Intellectual Property.  Each item of Registered Postano Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due as of the date of this Agreement in connection with such Registered Postano Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Postano Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Postano Intellectual Property.  Seller has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Registered Postano Intellectual Property that would constitute fraud with respect to such application.

(e)                                  Non-Infringement.  To the knowledge of Seller, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation by any third party of any Postano Owned Intellectual Property.  Seller has not brought any action, suit or proceeding for infringement or misappropriation of any Postano Owned Intellectual Property.  Except as set forth in Section 4.06(e) of the Seller Disclosure Schedule, (i) no Postano Owned Intellectual Property or any Product is infringing, misappropriating or violating, and has not infringed, misappropriated or violated, the Intellectual Property Rights of any third party, (ii) Seller has not been sued in any action, suit or proceeding, or received any written communications alleging that the Business would violate any Intellectual Property Rights of any third party and (iii) no Postano Owned Intellectual Property or, to the knowledge of Seller, Third Party Intellectual Property utilized in any Product is currently subject to any proceeding, order, judgment, settlement agreement, stipulation or right that restricts in any manner the use, transfer, or licensing thereof by Seller, or which may affect the validity, use or enforceability of any such Postano Owned Intellectual Property or Product.

(f)                                   Invention Assignment.  Seller has secured from all consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property Rights for Seller in connection with the Business (each an “Author”), unencumbered and unrestricted exclusive ownership of such Author’s Intellectual Property Rights in such contribution that Seller does not already own by operation of Applicable Law and has obtained waivers of all non-assignable rights from such Authors.  No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property Rights developed by the Author for Seller with respect to the Business.  Without limiting the foregoing, Seller has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property Rights assignments from all Authors, all of which are assignable by Seller to Purchaser without consent and included in the Acquired Assets.  Seller has provided Purchaser with copies of all such forms currently and historically used by Seller in connection with the Business.

(g)                                  No Governmental Assistance.  At no time during the conception of or reduction to practice of any of Postano Owned Intellectual Property was any developer, inventor or other contributor operating under any grants from any Governmental Entity or agency or private source, performing research sponsored by any Governmental Entity or agency or private source, or subject to any employment agreement, invention assignment, nondisclosure agreement, or other obligation with any third party that could reasonably be expected to adversely affect Seller’s rights in such Postano Owned Intellectual Property.

(h)                                 Confidentiality.  Seller has taken all commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets and other confidential or non-public information of Seller or provided by any third party to Seller (“Confidential Information”).  All current and former employees and contractors of Seller and third parties having access to Confidential Information have executed and delivered to Seller a written legally binding agreement regarding the protection of Confidential Information.  Seller has implemented and maintains a reasonable security plan materially consistent with industry practices of companies offering similar products or services.  Seller has not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information in Seller’s possession, custody or control.

(i)                                     Source Code.  Seller has not disclosed, delivered or licensed to any Person, or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code, other than disclosures to employees and consultants involved in the development of Products.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Seller of any Source Code, other than disclosures to employees and consultants involved in the development of Products.  Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a third party of any Source Code.

(j)                                    Open Source Materials.

(i)                                     Section 4.06(j) of the Seller Disclosure Schedule lists all Open Source Materials currently in use by Seller in connection with the Business and describes the manner in which such Open Source Materials are used (such description shall include whether (and, if so, how) the Open Source Materials have been modified and/or distributed by Seller).

(ii)                                  Seller is in material compliance with the terms and conditions of all licenses for the Open Source Materials.

(iii)                               Seller has not (x) incorporated Open Source Materials into, or combined Open Source Materials with any Postano Owned Intellectual Property or Products; or (y) distributed to third parties Open Source Materials in conjunction with any Postano Owned Intellectual Property or Products, in the case of each of (x) and (y), in such a way that requires, as a condition of use, modification and/or distribution of such Open Source Materials that any Postano Owned Intellectual Property or Products be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

(k)                                 Privacy; Personal Data.  Seller is in material compliance with (i) all Applicable Laws, rules and regulations relating to the use, collection, storage, disclosure and transfer of any Personal Data (collectively, “Applicable Privacy Laws”); (ii) its own privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Data (“Privacy Policies”); and (iii) the terms and conditions of all contracts pursuant to which Seller receives Personal Data from, or provides Personal Data to, any third party (each, a “Data Sharing Agreement”).  In addition, Seller warrants and represents that the Privacy Policies and all Data Sharing Agreements comply in all material respects with all Applicable Privacy Laws.  The execution, delivery and performance of this Agreement will comply in all material respects with all Applicable Privacy Laws, Privacy Policies and Data Sharing Agreements.  Seller has not received a written complaint regarding Seller’s collection, use or disclosure of Personal Data.  Seller takes reasonable measures to ensure that Personal Data is protected against unauthorized access, use, modification, or other misuse.  No breach or violation of any security policy of Seller with respect to Personal Data has occurred or is threatened, and there has been no unauthorized or illegal use of or access to any of Personal Data.  For purposes of this Agreement, “Personal Data” means any personally identifiable information collected by Seller or by any third party on behalf of Seller in connection with the Business.

Section 4.07.                          Contracts.

(a)                                 The Assigned Contracts are used, held for use or intended to be used in the operation or conduct of the Business.  Section 4.07 of the Seller Disclosure Schedule sets forth all Assigned Contracts that (i) limit the Seller’s exclusive right to develop, manufacture, distribute, market or sell its products or (ii) with respect to Assigned Contracts between Seller and a supplier or customer identified on Section 4.18(a) of the Seller Disclosure Schedule or Section 4.19(a) of the Seller Disclosure Schedule, contain non-competition obligations.

(b)                                 Each Assigned Contract is valid, binding and enforceable by Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Applicable Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  Seller is not (with or without the lapse of time or the giving of notice, or both) in material breach or material default in any respect thereunder and, to the knowledge of Seller, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or material default in any respect thereunder.  As of the date hereof, Seller has not received any written notice of the intention of any party to terminate any Assigned Contract.

Section 4.08.                          Personal Property.  Section 4.08 of the Seller Disclosure Schedule sets forth, with respect to each item of Personal Property, the purchase price thereof, the year of purchase and the accumulated book depreciation.  All leased personal property used in the Business is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

Section 4.09.                          Receivables.  Section 4.09 of the Seller Disclosure Schedule sets forth a true and complete listing of all accounts and notes receivable related to the Business (the “Receivables”) as of Closing and an aging schedule reflecting the aggregate amount of all Receivables outstanding (i) but not yet due, (ii) past due by more than 1 day but less than or equal to 30 days, (iii) past due by more than 31 days but less than or equal to 60 days, (iv) past due by more than 61 days but less than or equal to 90 days and (v) past due by more than 90 days.  The Receivables (i) represent actual indebtedness incurred by the applicable account debtors and (ii) have arisen from bona fide transactions in the ordinary course of the Business.  To the knowledge of Seller and unless specifically notated in Section 4.09 of the Seller Disclosure Schedule, all the Receivables are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on Section 4.09 of the Seller Disclosure Schedule.  In the last 120 days there have not been any write offs as uncollectible of any receivables, except for write offs in the ordinary course of the Business and consistent with past practice.

Section 4.10.                          Permits.  Section 4.10 of the Seller Disclosure Schedule lists all of the certificates, licenses, permits, authorizations and approvals (“Permits”) that are necessary to operate the Business as currently conducted.  All such Permits are validly held by Seller, in full force and effect, and Seller has complied in all material respects with the terms and conditions thereof.  During the past three (3) years, Seller has not received notice of any investigation, suit, action, claim or proceeding by or before any Governmental Entity (a “Proceeding”) relating to any such Permits.

Section 4.11.                          Sufficiency of Acquired Assets.  Except as set forth on Section 4.11 of the Seller Disclosure Schedule, following the consummation of the transactions described herein the

Acquired Assets will comprise all the assets employed in connection with the Business and are sufficient to operate the Business after the Closing Date in substantially the same manner as presently conducted.  The Business has never been conducted by or through any Person other than Seller.

Section 4.12.                          Taxes.

(a)                                 For purposes of this Agreement:

(i)                                     “Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. Applicable Law.

(ii)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(iii)                               “Tax” means (i) any federal, state, local and non-U.S. tax, governmental fee or other like assessment or charge of any kind whatsoever (including any tax imposed under Subtitle A of the Code and any net income, alternative or add on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, payroll, employment, unemployment, social security, healthcare, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax), together with any interest, penalty, fine, addition to tax or additional amount due, imposed by any Governmental Entity (domestic or foreign) responsible for the imposition of any such tax (a “Taxing Authority”), (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of a party to this Agreement being a member of an affiliated, consolidated, combined or unitary group with any other corporation and (iii) any liability of any Person with respect to the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation of such Person to indemnify or succeed to the Tax liability of any other Person or under any Tax sharing allocation agreement; provided that for purposes of this Section 4.12, the Taxes referred to in clauses (i) and (ii) shall be limited to those amounts for which the Purchaser could become liable as a successor or transferee of the Business or the Acquired Assets or which could become a lien on or charge against the Acquired Assets, and the representations set forth in this Section 4.12 shall not apply to such other Taxes of Seller as are unrelated to the Business and the Acquired Assets.

(iv)                              “Tax Return” means any return, report, form or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendments thereof) including any information return, claim for refund, amended return or declaration of estimated Tax.

(b)                                 Seller has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by the Code or by applicable state, local or foreign Tax Applicable Laws, and all such Tax Returns are true, complete and correct in all material respects.  All Taxes whether or not shown to be due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof.  No Tax Liens exist with respect to the Acquired Assets.

(c)                                  Seller is not a “foreign Person” within the meaning of Section 1445 of the Code.

(d)                                 Seller has complied in all material respects with all Applicable Laws relating to the collection, payment and withholding of Taxes in connection with sales and in connection with amounts allocated, paid or owing to any employee, independent contractor, creditor, equity owner or other third party and have duly and timely collected or withheld and paid over to the appropriate Taxing Authority all amounts required to be so collected or withheld and paid under all Applicable Laws.  All Forms W-2 and 1099 required with respect to any payment or withholding by Seller and its Affiliates have been properly completed and timely filed.  All service providers to Seller have been properly classified as employees or independent contractors for Tax purposes.  Seller has timely and properly collected and remitted to the appropriate Taxing Authority all sales and use Taxes required to have been collected by Seller.

(e)                                  All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of Seller have either been fully paid or there exist adequate reserves determined in accordance with GAAP for payment thereof.  There is no dispute or claim concerning any liability for Taxes of Seller claimed or raised by any Taxing Authority in writing or a dispute or claim to which Seller or any of the directors and officers of Seller has knowledge based upon personal contact with any agent of such authority.  There are no audits or investigations of Seller in progress.  No written claim has been made by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns to the effect that Seller is or may be subject to taxation by that jurisdiction.

(f)                                   Seller has not (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, or (ii) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect the assessment or collection of Taxes, which Taxes have not since been paid.

(g)                                  None of the Acquired Assets is an interest (other than indebtedness within the meaning of Code Section 163) in an entity taxable as a corporation, partnership, trust, or real estate mortgage investment conduit for Tax purposes.  None of the Assumed Liabilities relate or consist of liabilities for prepaid income.

(h)                                 Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to the Seller, that would be binding on Purchaser for any Tax period beginning after the Closing.  Seller is not a party to any Tax allocation or sharing agreement.  Seller has not been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(i)                                     Seller is not a party to and has not been a party to any “listed transaction”, as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2).

Section 4.13.                          Proceedings.  There are no pending Proceedings against Seller or claims with respect to which Seller has been contacted in writing by counsel for the plaintiff or claimant, arising out of the conduct of the Business or against or affecting any Acquired Asset.  To the knowledge of Seller, Seller is not a party or subject to or in default under any Judgment applicable to the conduct of the Business or any Acquired Asset or Assumed Liability.  There is not any Proceeding or claim by Seller pending, or that Seller presently intends to initiate, against any other Person arising out of the conduct of the Business.  To the knowledge of Seller, during the past three (3) years, Seller has not received notice of any suit, action, claim or proceeding by or before any Governmental Entity relating to the Business or any Acquired Asset or Assumed Liability.

Section 4.14.                          Benefit Arrangements.

(a)                                 Section 4.14(a) of the Seller Disclosure Schedule contains a true, correct and complete list of each Benefit Arrangement.  With respect to each Benefit Arrangement, Seller has delivered to Purchaser true, correct and complete copies (where applicable) of the most recent (i) plan document (or a written summary of the material terms of any oral Benefit Arrangement) and any related trust agreements and any amendments thereto, insurance contracts or policies and service provider agreements, (ii) summary plan description (including any summaries of material modification), (iii) annual report and Forms 5500 (including all schedules thereto), (iv) determination, opinion, notification or advisory letter received from the Internal Revenue Service by the Benefit Arrangement or its prototype sponsor, and (v) all material communications with any Governmental Entity relating to any Benefit Arrangement.  There are no pending, or to the knowledge of Seller, threatened claims (other than routine claims for benefits) or Proceedings against or relating to any Benefit Arrangement by or on behalf of any current or former Postano Employees.  Seller has performed in all material respects all obligations (including the provision of notices and reports) required to be performed by Seller under each Benefit Arrangement.  All contributions and premium payments required to be made under any Benefit Arrangement in respect of current or former Postano Employees have been timely made.  No Benefit Arrangement has terms requiring assumption by Purchaser.  Each Benefit Arrangement has in all material respects been established, maintained, operated and administered in accordance with Applicable Law.

(b)                                 Neither Seller nor any of its ERISA Affiliates has or has ever had any liability with respect to any Benefit Arrangement that is subject to Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan”, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, or a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA.  None of the Acquired Assets are subject to a Lien under ERISA or Section 430 of the Code.

(c)                                  Except as set forth on Section 4.14(c) of the Seller Disclosure Schedule, neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby will, either alone or in conjunction with any other event, (i) result in any obligation or liability to any current or former employee, director, officer, contractor or consultant of Seller or any of its Affiliates, (ii) be a trigger event under any Benefit Arrangement that will result in any payment (whether of severance pay or otherwise) becoming due, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due.

(d)                                 Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will, either alone or in connection with any other event, give rise to any “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, or any other amount that would not be deductible under Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

Section 4.15.                          Absence of Changes or Events.  Since the Interim Balance Sheet Date, there has not been any event, change or occurrence that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Business, taken as a whole.  Since the Interim Balance Sheet Date, Seller has caused the Business to be conducted in the ordinary course and in substantially the same manner as previously conducted by Seller and has made reasonable efforts consistent with past practices to preserve the relationships of the Business with customers, suppliers and others with whom the Business deals and has not taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 6.01.

Section 4.16.                          Compliance with Applicable Laws.

(a)                                 Seller is, and has at all times been, in compliance with all Applicable Laws, except where failure to be in compliance would not have a Material Adverse Effect.  Seller has not received any written notice during the past three (3) years from any Governmental Entity that alleges that Seller is not in compliance in any respect with any Applicable Law.  To the knowledge of Seller, Seller has not been under investigation with respect to the violation of any Applicable Laws and there are no facts or circumstances which could form the basis for any such violation.

(b)                                 Neither Seller nor, to the knowledge of Seller, any securityholder, director, officer or employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business or regulatory benefits for Seller, (ii) to pay for favorable treatment for business secured by Seller, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, or (iv) in material violation of any Law.

Section 4.17.                          Employee and Labor Matters.

(a)                                 None of the Postano Employees are covered by a collective bargaining agreement or represented by a labor union or labor organization.  There is not any, and during the past three (3) years there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Seller, threatened.  To the knowledge of Seller, no union organizational campaign is in progress with respect to the employees of Seller.  Seller is not, and has never, engaged in any unfair labor practice.  There are not any unfair labor practice charges or complaints against Seller in existence, or, to the knowledge of Seller, threatened, before the National Labor Relations Board.  There are not in existence or, to the knowledge of Seller, threatened, any charges in connection with the conduct of the Business against the Seller or any current or former Postano Employees before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices.  Seller has not received written notice during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment Applicable Laws to conduct an investigation of the Seller and, to the knowledge of Seller, no such investigation is in progress.

(b)                                 Section 4.17(b)(i) of the Seller Disclosure Schedule sets forth (x) the names, titles and hire dates of, current annual compensation, and annual bonuses and any bonuses paid or payable for services rendered during 2015 for, the paid time off accrual amounts of, and commission and bonus accrual of, each Postano Employee and whether the employee is currently on an active or inactive status (including, leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family, maternity, parental or other leave, sick leave), and (y) the name of each individual who currently provides, or who has within the prior twelve (12)-month period provided, services to Seller as an independent contractor with respect to the Business.  Section 4.17(b)(ii) of the Seller Disclosure Schedule sets forth, as of the day before the date of this Agreement, Seller’s obligations or commitments relating to any Service Provider for services performed, benefits accrued or claims accrued or incurred prior to the Closing (including under any Benefit Arrangement, unused paid time off and any bonus payable as a result of the transactions contemplated hereby).  Seller has delivered to Purchaser a true, correct and complete copy of each employment, consulting or independent contractor agreement, confidentiality/assignment of inventions agreement and/or non-competition agreement entered into with an employee or individual service provider of the Business and all current written employee manuals and handbooks, written employment policy statements, material employment practices, and internal regulations applicable to the Postano Employees.

(c)                                  Except as set forth in Section 4.17(c) of the Seller Disclosure schedule, the employment of each Postano Employee is terminable by Seller at will, and Seller has no obligation to provide any particular form or period of notice prior to terminating the employment of such employees.  To the knowledge of Seller, no Postano Employee has any plans to terminate employment with Seller.  All employees engaged in the Business are employed by Seller.  With respect to current and former employees and other individual service providers of the Business (each a “Service Provider” which for the avoidance of doubt, includes current and former Postano Employees): (i) Seller is and has been for the last three (3) years in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any Applicable Laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements; (ii) each Service Provider classified by Seller as an independent contractor satisfies and has satisfied the requirements of any Applicable Law to be so classified, and Seller has in all material respects with all Applicable Laws fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 (and the foreign equivalent thereof) when required to do so; (iii) Seller is not delinquent to, or has failed to pay when due, any Service Provider for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation, or on-call payments or equal pay to which they would be entitled under Applicable Law, if any, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed or damages or interest paid to such individuals; and (iv) Seller has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice).

(d)                                 To the knowledge of Seller, no Postano Employee is a party to or bound by any Contract, or subject to any Judgment that is reasonably likely to interfere with the use of such Person’s best efforts to promote the interests of the Business or is reasonably likely to conflict with the Business or the transactions contemplated hereby.  To the knowledge of Seller, no activity of any Postano Employee as or while an Postano Employee has caused a violation of any employment contract, confidentiality agreement patent disclosure agreement or other Contract to which such employee was a party.

Section 4.18.                          Suppliers.

(a)                                 Section 4.18(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the ten (10) largest suppliers of the Business, as measured by the dollar amount of purchases therefrom or thereby, during the calendar year ended December 31, 2015, showing the approximate total purchases by the Business from each such supplier, during such period.  Except as set forth in Section 4.18(a) of the Seller Disclosure Schedule, the Business has not purchased, from any single supplier, goods or services for which the aggregate purchase price exceeds five percent (5%) of the total amount of goods and services purchased by the Business during the most recent full fiscal year.

(b)                                 Between January 1, 2015 and the date hereof, there has not been (i) any material adverse change in the business relationship of the Business with any supplier named in Section 4.18(a) of the Seller Disclosure Schedule or (ii) any material adverse change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier.

Section 4.19.                          Customers.

(a)                                 Section 4.19(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the twenty (20) largest customers of the Business, as measured by recognized revenue therefrom or thereby, during the calendar year ended December 31, 2015, showing the approximate total sales by the Business to each such customer during such period.

(b)                                 Between January 1, 2015 and the date hereof, no customer listed in Section 4.19(a) of the Seller Disclosure Schedule has terminated its relationship with Seller or materially reduced or changed the pricing, payment terms or other material terms of its business with Seller and, to the knowledge of Seller, no customer or supplier listed in Section 4.19(a) of the Seller Disclosure Schedule intends to terminate or materially reduce or change the pricing or other material terms of its business with Seller.

Section 4.20.                          Related Persons.  No Service Provider, any member of his or her family or any of their respective Affiliates (each a “Related Person”) (i) owes any amount to Seller nor does Seller owe any amount to, nor has Seller committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship (other than customary employment relationships) with Seller (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by Seller in connection with the Business (other than rights arising out of employment arrangements), (iv) to the knowledge of Seller, has any claim or cause of action against any Seller related to the Business or (v) is obligated to make any payment to Seller or any Related Person in connection with the transactions contemplated by this Agreement.

Section 4.21.                          Brokers or Finders.  Other than D.A. Davidson & Co. (the “Seller Financial Advisor”), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.  Seller acknowledges that any amounts payable to the Seller Financial Advisor are Excluded Liabilities and all such amounts due in connection with the transactions contemplated herein shall be paid by the Seller to the Seller Financial Advisor at the Closing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date, as follows:

Section 5.01.                          Organization, Standing and Power.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted.

Section 5.02.                          Authority; Execution and Delivery; and Enforceability.  Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action.  Purchaser has duly executed and delivered this Agreement and this Agreement will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 5.03.                          No Conflicts.  The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party does not, and the consummation of the Sale and the other transactions contemplated hereby and thereby, and compliance by Purchaser with the terms hereof and thereof will not, (a) require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, or (b) conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws of Purchaser; (ii) any Contract to which Purchaser is bound or (iii) any Judgment or Law applicable to Purchaser or the properties or assets of Purchaser.

Section 5.04.                          Brokers or Finders.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI
COVENANTS

Section 6.01.                          Covenants of Seller Relating to Conduct of Business.

(a)                                 Except for matters set forth in Schedule 6.01(a) of the Seller Disclosure Schedule or otherwise expressly permitted by the terms of this Agreement, from the date of this Agreement to the Closing, Seller shall conduct the Business in the usual, regular or ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use commercially reasonable efforts to keep intact the Business, keep available the services of the current Postano Employees and preserve the relationships of the Business with customers, suppliers, licensors, licensees, distributors and others with whom the Seller deals in connection with the Business.  Prior to the Closing, Seller shall not take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Acquired Assets set forth in Article VII not being satisfied.  In addition (and without limiting the generality of the foregoing), except as otherwise expressly permitted or required by the terms of this Agreement, Seller shall not do any of the following in connection with the Business without the prior written consent of Purchaser:

(i)                                     grant to any Postano Employee any increase in compensation or benefits, except in the ordinary course of business and consistent with past practice or as may be required under existing agreements and except for any increases for which Seller shall be solely obligated;

(ii)                                  permit, allow or suffer any Acquired Asset to become subjected to any Lien;

(iii)                               sell, transfer or lease any of the Acquired Assets, except in the ordinary course of business;

(iv)                              sell, lease, license or otherwise dispose of any of the Acquired Assets, except inventory sold in the ordinary course of business and consistent with past practice;

(v)                                 change or modify its credit, collection or payment policies, procedures or practices with respect to the Business, including by accelerating collections of receivables (whether or not past due), failing to pay payables or other liabilities related to the Business when due, or delaying payment of any trade payable for a period longer than the commercial payment terms applicable to such payable;

(vi)                              enter into, amend or modify any Contract except in the ordinary course of business; or

(vii)                           authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

Section 6.02.                          Other Bids.

(a)                                 The Seller shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ Affiliates to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 6.02(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Business or Acquired Assets to, afford access to the business, properties, assets, books or records of the Business to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Seller or any of its Subsidiaries or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the Delaware General Corporation Law, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Seller Acquisition Agreement”). Subject to Section 6.02(b), neither the Seller Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Purchaser, the Seller Board Recommendation, or recommend a Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Seller’s Common Stock within fifteen (15) Business Days after the commencement of such offer, or make any public statement inconsistent with the Seller Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Seller Adverse Recommendation Change”). The Seller shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Affiliates to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information pertaining to the Business or the Acquired Assets that was furnished by or on behalf of the Seller and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b)                                 Notwithstanding Section 6.02(a), prior to the Earliest Closing Date (as defined below), the Board of Directors of Seller (the “Seller Board”), directly or indirectly may, subject to Section 6.02(c)(i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Seller Board believes in good faith, after consultation with outside legal counsel and the Seller Financial Advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Seller, the Business and/or the Acquired Assets pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to Seller), (iii) following receipt of and on account of a Superior Proposal, make a Seller Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Seller to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Seller Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Seller Board to be in breach of its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Seller Board from disclosing to the Seller’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Seller determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of Applicable Law.

(c)                                  The Seller Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 6.02(b) unless the Seller shall have delivered to Purchaser a prior written notice advising Purchaser that it intends to take such action. The Seller shall notify Purchaser promptly (but in no event later than twenty-four (24) hours) after Seller (or any of its or its Subsidiaries’ Affiliates) receive a Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Business or the Acquired Assets or for access to the business, properties, assets, books or records of the Seller or any of its Subsidiaries by any third party. In such notice, the Seller shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Seller shall keep Purchaser fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Seller shall provide Purchaser with at least forty-eight (48) hours prior notice of any meeting of the Seller Board (or such lesser notice as is provided to the members of the Seller Board) at which the Seller Board is reasonably expected to consider any Takeover Proposal. The Seller shall promptly provide Purchaser with a list of any non-public information concerning the Business or Acquired Assets, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Purchaser, copies of such information.

(d)                                 Except as set forth in this Section 6.02(d), the Seller Board shall not make any Seller Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Seller Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the Earliest Closing Date, the Seller Board may make a Seller Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Seller Acquisition Agreement, if: (i) the Seller promptly notifies Purchaser, in writing, at least five (5) Business Days (the “Notice Period”) before making a Seller Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Seller Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Seller has received a Takeover Proposal that the Seller Board intends to declare a Superior Proposal and that the Seller Board intends to make a Seller Adverse Recommendation Change and/or the Seller intends to enter into a Seller Acquisition Agreement; (ii) the Seller attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Seller shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Affiliates to, during the Notice Period, negotiate with Purchaser in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a

Superior Proposal, if Purchaser, in its sole discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Seller notifies Purchaser of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Seller Board determines in good faith, after consulting with outside legal counsel and the Seller Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Purchaser during the Notice Period in the terms and conditions of this Agreement.

Section 6.03.                          Access to Information. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 8.01, for purposes of completing the Acquisition, Seller shall afford to Purchaser and its accountants, counsel and other representatives (“Representatives”) reasonable access, upon reasonable prior notice, during normal business hours, to all the properties, books, contracts, commitments, Tax Returns and records of the Business necessary to effectuate the Acquisition. During such period Seller shall furnish promptly to Purchaser any information concerning the Business as Purchaser may reasonably request; provided that Seller shall not be obligated under this Section 6.03 with respect to information that Seller determines in good faith is the confidential information of Seller that relates to other business lines of Seller or that is attorney-client privileged and should not, therefore, be disclosed, provided further that with respect to information that is determined to be confidential or attorney-client privileged as set forth above, Seller shall use commercially reasonable efforts to develop an alternative means by which to provide Purchaser with such information in a manner that does not jeopardize the applicable confidentiality or privilege. No information provided to or obtained by Purchaser pursuant to this Section 6.03 shall limit or otherwise affect the remedies available hereunder to Purchaser (including Purchaser’s right to seek indemnification pursuant to Article IX), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

Section 6.04.                          Confidentiality.

(a)                                 Each of Purchaser and Seller acknowledges that the information that has been and is being provided to each of them in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a Non-Disclosure Agreement between Purchaser and Seller, dated June 5, 2015 (the “Confidentiality Agreement”); provided, however, that for the avoidance of doubt, following the Closing, Purchaser and its Affiliates, agents and representatives shall have no obligations under the Confidentiality Agreement with respect to any information that is included in the Acquired Assets.

(b)                                 If the Closing occurs, Seller shall keep confidential, and cause its Affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to the Business except as required by Applicable Law or administrative process and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 6.04.

Section 6.05.                          Commercially Reasonable Efforts. On the terms and subject to the conditions of this Agreement, each party shall use commercially reasonable efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing. In addition to and not in lieu of the foregoing, (a) Seller shall use commercially reasonable efforts prior to the Closing in order to obtain the Required Consents and (b) to the extent the any Required Consent has not been obtained prior to the Closing, Seller shall use commercially reasonable efforts to obtain such consent promptly following the Closing.

Section 6.06.                          Employee Matters.

(a)                                 Purchaser (the “Employer”) shall make at-will employment offers, effective as of the Employment Commencement Date, to such employees of the Business as it determines in its sole discretion and who (i) are not on authorized leave of absence, sick leave, short or long term disability leave, military leave or layoff with recall rights (“Active Employees”); or (ii) are on authorized leave of absence, sick leave, short or long term disability leave, military leave or layoff with recall rights and who return to active employment immediately following such absence and within six months of the Closing Date or such later date as required under Applicable Law (“Inactive Employees” and, collectively with the Active Employees, the “Offer Employees”) on terms and conditions acceptable to Employer, in its sole discretion. For the purposes hereof, the “Employment Commencement Date” shall mean (i) as to Active Employees, the Closing Date, and (ii) as to Inactive Employees, the date on which the Inactive Employee commences active employment with Employer. Those Offer Employees who accept Employer’s offer of employment are collectively referred to herein as the “Transferred Employees.” Nothing herein shall confer upon any Transferred Employee any right to be employed by Purchaser or any of its Affiliates for any specified period of time following the Employment Commencement Date or in any way limit the right of Purchaser or any of its Affiliates to terminate the employment of any Transferred Employee at any time following the Employment Commencement Date for any reason (or no reason).

(b)                                 On or promptly following the Closing, Seller shall cause to be paid to each Offer Employee, all paid time off actually accrued by Seller or required to be accrued by Seller pursuant to GAAP, as of the Closing Date.

(c)                                  No Person (other than the parties to this Agreement), including any current or former employee of Seller or Employer, shall be a beneficiary with respect to this Section 6.06 or shall be entitled to assert any claim based on any provisions of this Section 6.06 against any party to this Agreement or their Affiliates. Nothing in this Section 6.06 shall be deemed an amendment of any employee benefit plan of Purchaser or its Affiliates.

(d)                                 To the extent any payments made with respect to, or which arise as a result of, this Agreement, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, the Seller shall: (i) no later than three (3) Business Days prior to the Closing Date, disclose its calculations with respect to the excess parachute payments to Purchaser, along with the assumptions used to make the calculations and the data necessary for Purchaser to confirm the accuracy of the calculations, (ii) to the extent not already obtained, promptly seek the consent of the recipient of any such payment that would otherwise be due and owing that such payment shall not be due and owing, paid or retained, absent 280G Stockholder Approval (as defined below) and (iii) promptly (and in any case prior to the Closing Date) cause all such payments to be adequately disclosed to, and obtain the vote (whether of approval or disapproval) and use commercially reasonably efforts to have all such payments approved by a vote of, the stockholders meeting the requirements of the Code and the applicable treasury regulations (“280G Stockholder Approval”), in a manner reasonably satisfactory to Purchaser. Purchaser shall have the right to review and approve any disclosure required by clause (iii) before such disclosure is made. The Seller shall not pay any amount that could be characterized as an “excess parachute payment” to the extent that it is unable to obtain the stockholder approval described in clause (iii).

Section 6.07.                          Expenses: Transfer Taxes.

(a)                                 Whether or not the Closing takes place, and except as set forth in Article IX, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

(b)                                 All Transfer Taxes applicable to the conveyance and transfer from Seller to Purchaser of the Acquired Assets and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be shared and paid equally by Seller and Purchaser. Each party shall use commercially reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions. The term “Transfer Taxes” means any transfer, documentary, sales, use, registration, stamp, value added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Ancillary Agreements, the Acquisition and the other transactions contemplated hereby and thereby.

Section 6.08.                          Collection of Receivables. From and after the Closing, Purchaser shall have the right and authority to collect for its own account all Receivables that are included in the Acquired Assets and to endorse with the name of Seller, as applicable, any checks or drafts received with respect to any such Receivables. Seller shall promptly (and, in any event, within ten (10) Business Days) deliver to Purchaser any cash or other property received directly or indirectly by it with respect to such Receivables, including any amounts payable as interest.

Section 6.09.                          Publicity. Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, as applicable, disclosure is otherwise required by Applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities, provided that, to the extent required by Applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such Applicable Law to consult with the other party with respect to the timing and content thereof; and provided, further, that Seller shall not cause the Seller Disclosure Schedule or any other Schedule to this agreement to be disclosed publicly unless Purchaser shall have reasonably determined in consultation with counsel that such disclosure is required by Applicable Law, and in such case Seller shall use commercially reasonably efforts to obtain confidential treatment of such portion of the disclosed Schedules or Seller Disclosure Schedule as shall be reasonably requested by Purchaser. Notwithstanding anything to the contrary, any reference to Purchaser by Seller in connection with this Agreement, the Acquisition or the Seller Stockholder Approval shall be subject to Purchaser’s prior review and written approval (not to be unreasonably withheld).

Section 6.10.                          Agreement Not to Compete and Not to Solicit.

(a)                                 Seller understands that Purchaser shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by Applicable Law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 6.10.

(b)                                 For a period of two (2) years after the Closing Date (the “Restricted Period”, Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly (i) solicit or recruit for employment, or employ any Transferred Employee or any other employee of Purchaser, (ii) cause, induce or encourage any current or prospective client, customer, supplier, or licensor of the Business (including any existing or former customer of the Business and any Person that becomes a client, customer supplier or licensor of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship, or (iii) solicit or encourage any Transferred Employee or any other employee of Purchaser to leave the employ of the Employer, except (A) in the case of this clause (iii) for general solicitations of employment (including solicitations through employee search firms or similar agents) not specifically directed towards Transferred Employees and (B) in the case of clause (i) and this clause (iii), solicitations of such employees whose employment was terminated by Employer more than twelve (12) months prior to such solicitation.

(c)                                  Seller agrees that, except as provided below, during the Restricted Period, Seller shall not, directly or indirectly, engage in activities or businesses, or establish any new businesses that are in competition with the operation of the Business as presently conducted (a “Competing Business”), including, but not limited to, soliciting any customer or prospective customer of the Business if it could reasonably be expected to have an adverse effect on the Business or Purchaser, or assisting any other person to do the same.

(d)                                 If any provision contained in this Section 6.10 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 6.10, but this Section 6.10 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 6.10 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. Seller agrees that Purchaser shall be entitled to injunctive relief requiring specific performance by Seller of this Section 6.10, and Seller consents to the entry thereof.

Section 6.11.                          Bulk Transfer Laws. Each party hereto hereby waives compliance by the other party with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

Section 6.12.                          Names Following Closing. Promptly following the Closing, Seller shall cease using “Postano” or any name that, in the reasonable judgment of Purchaser, is similar to any such names, and Seller shall not thereafter use those names or other names acquired by Purchaser hereunder or names confusingly similar thereto. Seller shall update its Website so that for 12 months following the Closing or until such time as the Seller files a certificate of dissolution with the Secretary of State of the State of Delaware, whichever is earlier, the link as of December 18, 2015 directing users to http://www.postano.com/ (the “Postano Link”), will redirect users to a website selected by Sprinklr from time to time. Seller shall not modify the placement or formatting of the Postano Link during the foregoing period to make it less pronounced that it was on December 18, 2015.

Section 6.13.                          Further Assurances. From time to time, until one year following the Closing, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, at such other party’s cost and expense and as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

Section 6.14.                          Preservation of Records; Notice of Claims. In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Purchaser shall afford the Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to the Records relating to periods prior to the Closing to the extent not included in the Acquired Assets.

(a)                                 In order to facilitate the resolution of any claims made by or against or incurred by Purchaser after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing or until such time as Seller files a certificate of dissolution with the Secretary of State of Delaware, Seller shall afford the Purchaser reasonable access (including the right to make, at Purchaser’s expense, photocopies), during normal business hours, to the books and records related to the Business.

(b)                                 Neither Purchaser nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.14 where such access would violate any Applicable Law.

(c)                                  In the event Seller or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

Section 6.15.                          Seller Stockholder Approval.

(a)                                 On or promptly following date hereof (but in any event within twenty four hours), Seller shall have obtained irrevocable written consents approving the Acquisition from the holders of at least a majority of the shares of Seller’s capital stock entitled to vote thereon (the “Stockholder Written Consent”). The Stockholder Written Consent shall, by its terms, provide that the Closing shall occur no earlier than the date (the “Earliest Closing Date”) that is twenty (20) calendar days after the transmission by Seller of a definitive written information statement related to the Acquisition and the Stockholder Written Consent pursuant to Rule 14c-2 under the Exchange Act (the “Information Statement”).

(b)                                 As soon as reasonably practicable following the date of this Agreement, the Seller shall file a preliminary Information Statement with the Securities and Exchange Commission (the “Commission”). Seller shall as soon as reasonably practicable (i) notify Purchaser of the receipt of any comments from the Commission with respect to the preliminary Information Statement, or any other filing made or proposed to made in connection with this Agreement or the Acquisition and (ii) provide Purchaser with copies of all written correspondence between Seller and its Affiliates, on the one hand, and the Commission, on the other hand, with respect to the Information Statement. Except to the extent that the Seller Board shall have effected a Seller Adverse Recommendation Change as permitted by Section 6.02 hereof, Seller shall file a definitive Information Statement with the Commission as soon as reasonably practicable following (1) the day that is ten (10) days after the filing of the preliminary Information Statement or (2) the resolution of any comments from the Commission with respect to the preliminary Information Statement, whichever is later.

Section 6.16.                          Supplement to Seller Disclosure Schedule. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Seller Disclosure Schedule with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied; provided, however, that if Purchaser has the right to, but does not elect to, terminate this Agreement within seven (7) calendar days of its receipt of such Schedule Supplement (or the expiration of any applicable cure period under Section 8.01(a)(iii), whichever is later), then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter (for the avoidance of doubt, Purchaser’s right to seek indemnification with respect to such matter shall not be limited or impaired by this Section 6.16).

Section 6.17.                          Notice of Dissolution. In the event Seller intends to cause a certificate of dissolution to be filed with the Secretary of State of the State of Delaware within twelve (12) months of the Closing, Seller shall provide Purchaser with at least three (3) Business Day’s prior written notice before such filing is made.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.01.                          Conditions to Each Party’s Obligation. The obligation of Purchaser to purchase the Acquired Assets and assume the Assumed Liabilities and the obligation of Seller to sell the Acquired Assets to Purchaser is subject to the satisfaction or waiver at or prior to Closing of the following conditions:

(a)                                 Absence of Restraints. There shall not be in effect any Applicable Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition.

(b)                                 Seller Stockholder Consent. Seller’s stockholders shall have approved the terms of the Acquisition and this Agreement in accordance with all Applicable Laws, Seller shall have filed the definitive Information Statement and all applicable waiting periods shall have expired.

Section 7.02.                          Conditions to Obligation of Purchaser. The obligation of Purchaser to purchase and pay for the Acquired Assets and assume the Assumed Liabilities is additionally subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties. The representations and warranties of Seller made in this Agreement shall be true and correct as of the Closing, without regard to any materiality or material adverse effect qualifiers, as if made as of the Closing (other than those representations and warranties made as of a specific date, which will be true and correct as of such date), except where the failure of such representations and warranties to be true and correct taken together would not have a material adverse effect on the Business.

(b)                                 Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

(c)                                  Absence of Proceedings. There shall not be pending or threatened any Proceeding (i) challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements, (ii) seeking to prohibit or limit the ownership or operation by Purchaser or any of its Subsidiaries of any material portion of the Business, or to compel Purchaser, or any of its Subsidiaries to dispose of or hold separate any material portion of the Business, the Seller or any of their respective Subsidiaries, in each case as a result of the Acquisition or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on ability of Purchaser to acquire or hold, or exercise full rights of ownership of, the Acquired Assets or (iv) seeking to prohibit Purchaser or any of its Subsidiaries from effectively controlling in any material respect the Business.

(d)                                 Consents/Approvals. Purchaser shall have received or waived the receipt of the Required Consents to assign the contracts set forth on Schedule 7.02(d) to Purchaser.

(e)                                  Employee Matters.

(i)                                     Justin Garrity, Ryan Parr and Dan Blaisdall shall have (A) signed an offer letter in the form provided by Employer and (B) executed Employer’s customary Non-Solicitation and Confidentiality Agreement.

(ii)                                  Seller shall have provided Sprinklr with evidence reasonably acceptable to Sprinklr that Seller has authorized a special payroll to cause the amounts contemplated by Section 6.06(b) to be paid to the Offer Employees.

(f)                                   Seller Financial Advisor Acknowledgment. Purchaser shall have received from the Seller Financial Advisor a letter containing an unconditional acknowledgement that (i) any amount to which the Seller Financial Advisor becomes entitled to in connection with (x) the consummation of the transactions contemplated by this Agreement or (y) any indemnity obligation of the Seller, is an Excluded Liability, (ii) that under no circumstances (including the failure of Seller to pay the Seller Financial Advisor), will the Seller Financial Advisor seek such amount (or any portion thereof) from the Purchaser or its Affiliates and (iii) that such letter is a material inducement to Purchaser to consummate the transactions contemplated by this Agreement and absent such letter Purchaser would not be willing to consummate the transactions contemplated by this Agreement.

(g)                                  Landlord Consent and Estoppel Certificate. Purchaser shall have received from each of Allied Works Architecture, Inc. and Morrison Street Partners LLC, (i) consent to the assignment to Purchaser of the Sublease for 1532 SW Morrison Street, Suite 200, Portland, Oregon, dated March 11, 2011, as amended (the “Sublease”) as well as the license of space to Seller contemplated pursuant to the Desk License Agreement and (ii) a landlord estoppel certificate in form reasonably satisfactory to Purchaser stating that there are no amounts past due and.

(h)                                 Furniture Lease. Purchaser shall have received from Astoria Capital Management (“Astoria”), a lease agreement allowing Purchaser to lease from Astoria the office furniture referenced in Section 4.11 of the of the Seller Disclosure Schedule for $1,000 per month until Purchaser terminates such lease (but in no event longer than thirty-six (36) months), on terms (other than rent and term) substantially similar to those by which Seller currently leases such furniture from Astoria.

(i)                                     Deliveries. Seller shall have delivered to Purchaser the documents and agreements contemplated by Section 3.02(a).

Section 7.03.                          Conditions to Obligation of Seller. The obligation of Seller to sell, assign, convey, and deliver the Acquired Assets is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties. The representations and warranties of Purchaser made in this Agreement qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(b)                                 Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(c)                                  Deliveries. Purchaser shall have delivered to Seller the documents and agreements contemplated by Section 3.02(b).

Section 7.04.                          Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.05.

ARTICLE VIII
TERMINATION

Section 8.01.                          Termination.

(a)                                 Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)                                     by mutual written consent of Seller and Purchaser;

(ii)                                  by Seller, upon written notice to Purchaser, if (1) there has been a material breach by Purchaser of any of its representations, warranties or covenants under this Agreement such that any of the conditions set forth in Section 7.01 or Section 7.03 shall have become incapable of fulfillment and (2) Seller provides Purchaser with written notice thereof; provided, however, Seller may not terminate this Agreement under this Section 8.01(a)(ii) if such breach is of a type curable by Purchaser and such breach has been cured in all material respects within ten (10) Business Days of the date Purchaser receives written notice of such breach from Seller;

(iii)                               by Purchaser, upon written notice to Seller, if (1) there has been a material breach by Seller of any of its representations, warranties or covenants under this Agreement such that any of the conditions set forth in Section 7.01 or Section 7.02 shall have become incapable of fulfillment and (2) Purchaser provides Seller with written notice thereof; provided, however, Purchaser may not terminate this Agreement under this Section 8.01(a)(iii)) if such breach is of a type curable by Seller and such breach has been cured in all material respects within ten (10) Business Days of the date Seller receives written notice of such breach from Purchaser;

(iv)                              by Seller, if prior to the Earliest Closing Date, the Seller Board authorizes the Seller, in full compliance with the terms of this Agreement, including Section 6.02(b) hereof, to enter into a Seller Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Seller shall have paid any amounts due pursuant to Section 8.03 hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Seller substantially concurrently enters into such Seller Acquisition Agreement; or

(v)                                 by Purchaser, if (A) a Seller Adverse Recommendation Change shall have occurred, (B) Seller shall have entered into, or publicly announced its intention to enter into, a Seller Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (C) the Seller shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 6.02, (D) the Seller Board fails to reaffirm (publicly, if so requested by Purchaser) the Seller Board Recommendation within fifteen (15) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Seller or the Person making such Takeover Proposal, (E) a tender offer or exchange offer relating to Seller’s Common Stock shall have been commenced by a Person unaffiliated with Purchaser and the Seller shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within fifteen (15) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Seller Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (F) the Seller or the Seller Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 8.01(a)(v); or

(vi)                              by Seller or Purchaser, if the Closing does not occur on or prior to May 31, 2016;

provided, however, that the right to terminate this Agreement pursuant to Section 8.01(a)(ii) through 8.01(a)(vi) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Acquisition to be consummated on or before such date.

(b)                                 In the event of termination by Seller or Purchaser pursuant to this Section 8.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i)                                     Purchaser shall return all documents and other material received from Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

(ii)                                  all confidential information received by Purchaser with respect to the businesses of Seller shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.

Section 8.02.                          Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.01, this Agreement and the Term Sheet related hereto shall become null and void and of no further force and effect, except for the provisions of this Agreement contained in (i) Section 6.04 relating to the obligation of the parties hereto to keep confidential certain information and data obtained by them from the other party, (ii) Section 6.07 relating to certain expenses, (iii) Section 6.09 relating to publicity, (v) Section 8.01, (vi) this Section 8.02 and (vii) Section 8.03. Nothing in this Section 8.02 shall be deemed to release any party from any liability for any willful breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

Section 8.03.                          Fees and Expenses Following Termination.

(a)                                 If this Agreement is terminated by Seller pursuant to Section 8.01(a)(iv) then the Seller shall pay to Purchaser (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b)                                 If this Agreement is terminated by Purchaser pursuant to Section 8.01(a)(v) then the Seller shall pay to Purchaser (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.

(c)                                  The Seller acknowledges and hereby agrees that the provisions of this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, Purchaser would not have entered into this Agreement. If the Seller shall fail to pay in a timely manner the amounts due pursuant to this Section 8.03, and, in order to obtain such payment, Purchaser makes a claim against the Seller that results in a judgment against the Seller, the Seller shall pay to Purchaser the reasonable costs and expenses of Purchaser (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.03 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Seller be obligated to pay the Termination Fee on more than one occasion.

ARTICLE IX
INDEMNIFICATION

Section 9.01.                          Exclusive Remedy. Each of Purchaser and Seller has voluntarily agreed to define its rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement, and each of Purchaser and Seller expressly disclaims that it is owed any duties not expressly set forth in this Agreement. From and after the Closing, the rights of parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited as set forth in this Article IX, and, except with respect to specific performance pursuant to Section 10.10, such indemnification rights shall be the sole and exclusive remedy of the parties hereto subsequent to the Closing Date with respect to any matter in any way relating to, arising out of or in connection with this Agreement or the transactions contemplated hereby, including any representation, warranty, covenant or agreement contained herein. Except with respect to specific performance pursuant to Section 10.10, Purchaser and Seller hereby waive and release, on behalf of all of the Indemnified Parties, any and all tort claims and causes of action that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any tort claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 9.02.                          Indemnification by Seller. From and after the Closing, Seller shall indemnify Purchaser and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (each, a “Purchaser Indemnified Party”) against, and hold them harmless from, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including reasonably foreseeable incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a Third Party Claim, but excluding any punitive, incidental, consequential, exemplary, or special damages (except to the extent payable in connection with any Third Party Claim) (individually, a “Loss” and, collectively, “Losses”), as incurred (payable promptly upon written request), to the extent arising out of or resulting from:

(a)                                 any breach of any representation or warranty of Seller contained in this Agreement or in any certificate delivered in connection herewith;

(b)                                 any breach of any covenant of Seller contained in this Agreement;

(c)                                  any claim asserted by a third party that, if successful, would constitute a breach of a representation or warranty of Seller contained in this Agreement or in any certificate delivered in connection herewith; and

(d)                                 any Excluded Liability.

Section 9.03.                          Limitations.

(a)                                 Basket Amount; Cap. Except as otherwise provided in Section 9.03(b):

(i)                                     The aggregate liability of Seller for indemnification under Section 9.02(a) and 9.02(c) shall not exceed the Purchase Price; except, the aggregate liability of Seller for indemnification under Section 9.02(a) and 9.02(c) for Losses other than those related to breaches of Fundamental Representations shall not exceed $240,000.

(ii)                                  The indemnification obligations of Seller pursuant to Section 9.02(a) and 9.02(c) shall not apply to, and Seller shall have no liability for (1) any individual item where the Loss relating to such claim for indemnification (or series of claims arising from the same or substantially similar facts and circumstances) is less than $5,000 (the “De Minimis Amount”), and (2) unless and until the aggregate amount of all indemnifiable Losses suffered or incurred by such Indemnified Party and its Affiliates (disregarding the De Minimis Amount) exceeds $30,000 (the “Deductible”), in which event the Seller’s indemnity obligation shall thereafter apply only to the amount of indemnifiable Losses under this Agreement in excess of the Deductible (subject to the continued application of the De Minimis Amount); provided however, that this Section 9.03(a)(ii) shall not apply to any Losses related to breaches of Fundamental Representations.

(b)                                 Notwithstanding any provision herein to the contrary, the Deductible and the aggregate indemnity limitations contained in this Section 9.03 shall not apply to:

(i)                                     any Losses arising out of fraudulent conduct, willful breach or intentional misrepresentation, or

(ii)                                  any equitable remedy, including a preliminary or permanent injunction or specific performance.

(c)                                  The amount of any Losses incurred by a Purchaser Indemnified Party that are subject to indemnification under this Article IX shall be calculated net of the amount of any insurance proceeds and any other amounts from third parties actually received by such Purchaser Indemnified Party in connection with such Losses, net of any expenses incurred in connection with such recovery, including increased premiums, reasonable legal costs and other reasonable costs and expenses (it being understood and agreed that no Purchaser Indemnified Party shall be obligated to seek any recoveries from any third parties in respect of any Losses subject to indemnification hereunder, including recoveries under insurance policies). In the event a Purchaser Indemnified Party receives any such amounts after an indemnification payment is made that relates thereto, the Purchaser Indemnified Party shall promptly repay to Seller such amount of the indemnification payment as would not have been paid had such amounts reduced the original indemnification payment (and any such repayment shall be a credit against any applicable indemnification threshold or limitation set forth in Section 9.03(a)) at such time or times as and to the extent that any such amounts are actually received.

(d)                                 For purposes of calculating Losses, other than Losses related to breaches of Fundamental Representations, any materiality or material adverse effect qualifications in the representations and warranties contained in this Agreement or in any certificate delivered in connection herewith shall be disregarded; provided, however, that such qualifiers included in Section 4.04 shall not be disregarded.

(e)                                  Notwithstanding anything to the contrary herein, a Purchaser Indemnified party may not assert multiple claims under Section 9.02 in order to recover duplicative Losses in respect of a single set of facts or circumstances under more than one representation, warranty, covenant or obligation in this Agreement, regardless of whether such facts or circumstances would give rise to a breach of more than one representation, warranty, covenant or obligation in this Agreement.

Section 9.04.                          Purchaser Indemnification. From and after the Closing, Purchaser shall indemnify Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (each, a “Seller Indemnified Party”) against, and hold them harmless from, any and all Losses, as incurred, to the extent arising out of or resulting from:

(a)                                 any breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate delivered in connection herewith;

(b)                                 any breach of any covenant of Purchaser contained in this Agreement; and

(c)                                  any Losses arising out of or relating to any Assumed Liability.

Section 9.05.                          Survival; Termination of Indemnification. The representations and warranties of each party contained herein shall survive the Closing and shall remain in full force and effect until the later of (i) the six (6) month anniversary of the Closing and (ii) the date that Seller files a certificate of dissolution with the Secretary of State of the State of Delaware, but in any event no longer than twelve (12) months following the Closing (the “Survival Period”). None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. The obligations to indemnify and hold harmless any party, pursuant to Section 9.02(a), 9.02(c) or 9.04(a) shall terminate after expiration of the Survival Period; provided, however, that for purposes of claims brought by Purchaser regarding fraud, willful misconduct or intentional misrepresentation, the representations and warranties of the Seller shall survive in perpetuity; provided, further, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the Survival Period, previously made a claim by delivering a notice of such claim pursuant to Section 9.06 to the party to be providing the indemnification.

Section 9.06.                          Procedures.

(a)                                 Third Party Claims.

(i)                                     In the event that a Person entitled to indemnification hereunder (an “Indemnitee”) receives notice of the assertion of any claim or the commencement of any claim or similar proceeding by a third party in respect of which indemnity may be sought under the provisions of this Article IX (a “Third Party Claim”), the Indemnitee shall promptly notify the party that would be required by this Article IX to indemnify the Indemnitee in respect of such Third Party Claim (the “Indemnitor”) in writing of such Third Party Claim (such notice, a “Notice of Claim”). If the Indemnitee fails to timely notify the Indemnitor of the Notice of

Claim and the Indemnitor’s ability to protect its interest is materially impaired, the Indemnitor will not be obligated to indemnify the Indemnitee to the extent of such material impairment. The Notice of Claim shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee.

(ii)                                  The Indemnitor will have fifteen (15) Business Days from the date on which the Indemnitor received the Notice of Claim (the “Indemnitor Defense Review Period”) to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel reasonably acceptable to the Indemnitee and at the sole cost and expense of the Indemnitor (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance herewith, (A) the Indemnitee may retain separate co-counsel at its own expense; (B) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee which shall not be unreasonably withheld; (C) the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation under this Agreement; (D) the Indemnitor shall conduct the Third Party Defense actively and diligently and provide copies of all correspondence and related documentation in connection with the Third Party Defense to the Indemnitee; and (E) the Indemnitee will provide reasonable cooperation in the Third Party Defense. Notwithstanding the foregoing, if counsel for the Indemnitee reasonably determines that there is a conflict between the positions of the Indemnitor and the Indemnitee in conducting the defense of such Action, then counsel for the Indemnitee shall be entitled, if the Indemnitee so elects, to conduct the defense to the extent reasonably determined by such counsel to protect the interests of the Indemnitee and the Indemnitor shall be liable for the reasonable legal fees and expenses of the Indemnitee; provided, that the Indemnitor shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnitees in connection with any Third Party Claim.

(iii)                               During the Indemnitor Defense Review Period and if the Indemnitor does not assume the Third Party Defense prior to the end of the Indemnitor Defense Review Period, the Indemnitee shall have the right to assume the Third Party Defense with counsel of its choice and the Indemnitor shall be liable for the reasonable legal fees and expenses of the Indemnitee (provided, that the Indemnitor shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnitees in connection with any Third Party Claim); provided, however, that the Indemnitor shall have the right, at its expense, to participate in such Third Party Defense but the Indemnitee shall control the investigation, defense and settlement thereof. The Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor which shall not be unreasonably withheld.

(iv)                              Notwithstanding the foregoing, the Indemnitor will not be entitled to assume the Third Party Defense if (a) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief, (b) the Third Party Claim relates to or arises in connection with any criminal action, indictment or allegation, (c) a legal conflict exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim in accordance with Section 9.06(a)(ii); (d) the Third Party Claim involves a customer or supplier listed on Section 4.18(a) or 4.19(a) of the Seller Disclosure Schedule, (e) the maximum reasonably foreseeable damages or amount that may be claimed exceeds the limitations set forth in Section 9.02 or (f) the Third Party Claim would give rise to Losses which are more than the amount indemnifiable by the Indemnitor pursuant to this Article IX.

(b)                                 Other Claims. In the event any Indemnitee should have a claim against any Indemnitor under Section 9.02 or 9.04 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnitee, the Indemnitee shall deliver notice of such claim with reasonable promptness to the Indemnitor. If the Indemnitor does not notify the Indemnitee within fifteen (15) calendar days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee under Section 9.02 or 9.04, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor under Section 9.02 or 9.04 and the Indemnitor shall pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnitor has timely disputed its liability with respect to such claim, as provided above, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

(c)                                  For all federal, state, local and foreign income tax purposes, all indemnification, purchase price adjustments and other payments made pursuant to this Agreement will be treated as an adjustment to the Purchase Price, unless otherwise required by Applicable Law.

Section 9.07.                          No Prejudice. The representations, warranties, covenants and obligations of Purchaser and Seller, and the rights and remedies that may be exercised by the Indemnitees based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by an Indemnitee with respect to, or any knowledge acquired (or capable of being acquired) by an Indemnitee at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation, and no indemnified party shall be required to show that it relied on any (and each indemnified party shall be deemed to have relied on each) such representation, warranty, covenant or obligation of the Purchaser in order to be entitled to indemnification pursuant to this Article IX.

ARTICLE X
GENERAL PROVISIONS

Section 10.01.                   Assignment. This Agreement and the rights and obligations hereunder shall not be assignable by Purchaser and Seller without the prior written consent of the other parties hereto.

Section 10.02.                   No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 10.03.                   Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when received, as follows:

(i)                                     if to Seller,

Tigerlogic Corporation

1532 SW Morrison St., Suite 200

Portland, Oregon 97205

Attn: Roger Rowe

with a copy (which shall not constitute notice) to:

Garvey Schubert Barer

1191 Second Avenue, Suite 1800

Seattle, Washington 98101

Attn: Peter B. Cancelmo, Esq.

(ii)                                  if to Purchaser,

Sprinklr, Inc.
29 West 35th Street
New York, New York 10001
Attn: Chris Lynch, CFO

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Attn: Raymond P. Thek, Esq.

Section 10.04.                   Interpretation; Exhibits and Schedules: Certain Definitions. The headings contained in this Agreement, in any Exhibit, disclosure schedule or any other Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules (including the disclosure schedules) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in the disclosure schedules or any other Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement or the disclosure schedules unless otherwise indicated.

(a)                                 For all purposes hereof:

(i)                                     “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Seller than those contained in the Confidentiality Agreement.

(ii)                                  “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(iii)                               “Applicable Laws” means all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets as currently owned and used.

(iv)                              “Benefit Arrangement” means each (i) employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) employment agreement, offer letter or similar arrangement and (iii) bonus, commission, fee sharing, deferred compensation, incentive compensation, performance compensation, stock purchase, stock bonus, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock, savings, profit sharing, severance, retention, stay-bonus, change in control, termination pay, health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, paid-time off, holiday pay, fringe benefit, reimbursement, life insurance, disability or other insurance, supplementary unemployment, pension retirement, supplementary retirement, welfare or other plan, program, policy or arrangement, whether written or unwritten, which any current or former employee, consultant or director of the Business participated or participates in or was or is covered under, or was or is otherwise a party, and with respect to which Seller or any of its ERISA Affiliates is or ever was a sponsor or participating employer, or had or has an obligation to make contributions, or was or is otherwise a party.

(v)                                 “Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

(vi)                              “Contract” means any oral or written contract, lease, license, indenture, agreement, commitment, course of conduct and/or any other legally binding arrangement, whether oral or written, related to the Business, to which Seller is a party.

(vii)                           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(viii)                        “ERISA Affiliate” means, with respect to Seller, any other Person that, together with Seller, would be treated as a single employer under Section 414 of the Code

(ix)                              “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x)                                 “Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization; Standing; and Power); Section 4.02

(Authority; Execution and Delivery; Enforceability); Section 4.03 (No Conflicts); Section 4.05 (Assets); Section 4.06 (Intellectual Property); Section 4.12 (Taxes); Section 5.01 (Organization; Standing; and Power); Section 5.02 (Authority; Execution and Delivery; Enforceability) and Section 5.03 (No Conflicts).

(xi)                              “GAAP” means generally accepted accounting principles in the United States, applied consistently with Seller’s prior practices.

(xii)                           “including” means including, without limitation.

(xiii)                        “knowledge of Seller” means the knowledge, after reasonable inquiry, of Roger Rowe and Justin Garrity.  The phrase “reasonable inquiry,” as used in this definition, shall include communication with other members of the management of the Business who report to any of the Persons identified in this definition in connection with the day-to-day operation of the Business in the ordinary course consistent with past reporting practices.

(xiv)                       “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

(xv)                          “Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on the business, assets, liabilities, capitalization, condition (financial or other) or results of operations of the Business, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account when determining whether there has been or is reasonably expected to be, a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, (b) natural disasters, weather conditions, force majeure events, acts or threats of terrorism or war, armed hostilities or terrorist activities, threat or escalation of armed hostilities or terrorist activities, national or international political or social conditions, or any governmental or other response or reaction to any of the foregoing, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) decline or volatility in the financial, banking, or securities markets, (d) changes in United States generally accepted accounting principles, (e) the public announcement or pendency of this Agreement or any of the transactions contemplated thereby, and (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

(xvi)                       “Permitted Liens” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (d) other imperfections of title or Liens, if any, that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(xvii)                    “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

(xviii)                 “Postano Employee” means the full-time and part-time employees employed by Seller or its Affiliates who are, or were (as applicable) engaged in the Business, it being understood that any employee of Seller whose employment responsibilities relate substantially to the overall operations of Seller shall not be deemed Postano Employees for any purposes hereunder.

(xix)                       “Seller Board Recommendation” means resolutions duly adopted by the Seller Board, not subsequently rescinded or modified in any way, (i) determining that this Agreement and Acquisition, are fair to, and in the best interests of, the Seller’s stockholders, (ii) approving and declaring advisable this Agreement and the Acquisition in accordance with the Delaware General Corporation Law, (iii) directing that this Agreement and the terms of the acquisition be submitted to Seller’s stockholders for adoption, and (iv) recommending that Seller’s stockholders adopt this Agreement and approve the Acquisition.

(xx)                          “Seller Stockholder Approval” shall mean the approval of this Agreement and the terms of the Acquisition by the Seller’s stockholders in accordance with Applicable Law, which such approval shall have become effective in accordance with the terms of the Stockholder Written Consent and the Seller Board Recommendation.

(xxi)                       “Subsidiary” means, when used with respect to any party, any corporation or other entity, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(xxii)                    “Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition of the Business, the Acquired Assets or a majority of the outstanding Seller Common Stock pursuant to any asset sale and purchase, tender offer, exchange offer, merger, consolidation or other business combination, that the Seller Board determines in good faith (after consultation with outside legal counsel and the Seller Financial Advisor) is more favorable from a financial point of view to the holders of Seller’s Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Seller, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Seller Board and (e) any revisions to the terms of this Agreement and the Acquisition proposed by the Purchaser during the Notice Period set forth in Section 6.02(d).

(xxiii)                 “Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Purchaser and its Subsidiaries) relating to any (a) direct or indirect acquisition of the Business or the Acquired

Assets, (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Seller, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Seller, (d) merger, consolidation, other business combination or similar transaction involving the Seller or any of its Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Seller, taken as a whole (except to the extent that such transaction does not involve the Business or the Acquired Assets) or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Seller or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Seller.

(xxiv)                “Termination Fee” means $480,000.00.

(xxv)                   “Website” means http://www.tigerlogic.com/

Section 10.05.                   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.  The parties’ signatures may be evidenced by PDF or facsimile transmissions, and each party may rely on a PDF or facsimile signature on behalf of the other party as proof of the other party’s execution of this Agreement.

Section 10.06.                   Entire Agreement.  This Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the disclosure schedules and the other Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.  Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or the Confidentiality Agreement.

Section 10.07.                   Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

Section 10.08.                   Consent to Jurisdiction.  Each of Purchaser and Seller irrevocably submits to the jurisdiction of the courts of the State of New York in New York City for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby.  Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in the courts of the State of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.09.                   Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Section 10.10.                   Specific Performance and Other Remedies.

(a)                                 The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

(b)                                 Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

Section 10.11.                   Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

[Signature page follows]

IN WITNESS WHEREOF, the parties below have duly executed this Agreement as of the date first written above.

SELLER:

TIGERLOGIC CORPORATION

By:	/s/ Roger Rowe
Name:Roger Rowe
Title: Acting Chief Executive Officer and Chief Financial Officer

PURCHASER:

SPRINKLR, INC.

By:	/s/ Chris Lynch
Name:Chris Lynch
Title: Chief Financial Officer

Signature Page to Asset Purchase Agreement